                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only

                                               (as permitted by Rule
                                               14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

          $16,971
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

          Schedule 13E-3
--------------------------------------------------------------------------------
     (3) Filing Party:

          Norwood Promotional Products, Inc.
--------------------------------------------------------------------------------
     (4) Date Filed:

          April 29, 1998
--------------------------------------------------------------------------------

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                              106 E. SIXTH STREET
                                   SUITE 300
                              AUSTIN, TEXAS 78701


                                 JULY 22, 1998


Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Meeting") of Norwood Promotional Products, Inc. (the "Company") to be held on Wednesday, August 19, 1998 at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas.



     At the Meeting, you will be asked to consider and vote upon proposals to
(1) adopt an amendment to the articles of incorporation of the Company (the "Par Value Conversion") that would change the shares of the common stock of the Company (the "Common Stock") from shares without par value into shares with a par value of $0.01 per share (2) if the Par Value Conversion is adopted, adopt an amendment to the articles of incorporation of the Company (the "Serial Preferred Amendment") that would authorize the Board of Directors of the Company (the "Board") to establish and issue one or more series of serial preferred stock, and (3) approve the merger (the "Merger") of a wholly-owned subsidiary ("Newco") of FPK, LLC ("LLC") with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger dated as of March 15, 1998, as amended (the "Merger Agreement"), by and between the Company and LLC, and the other terms of the Merger Agreement. The adoption of the Par Value Conversion is a condition to the consummation of the Merger under the Merger Agreement. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A.


     Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company or any of its subsidiaries as treasury stock, shares held by the Buyout Group (as defined below) and shares held by dissenting shareholders who have validly exercised and perfected their rights under Texas law) will be converted into the right to receive $20.70 in cash (the "Merger Consideration").


     Frank P. Krasovec is the Chairman, President and Chief Executive Officer of the Company and is a member of the Buyout Group. Mr. Krasovec beneficially owns all the interests in LLC. All of the capital stock of Newco, when formed, will be beneficially owned by LLC. John H. Josephson, a director of the Company, is also a member of the Buyout Group. As of July 20, 1998 (the "Record Date"), Mr. Krasovec and the other shareholders of the Company who will continue to own shares of common stock in the Surviving Corporation (the "Buyout Group") beneficially owned 660,917 and 474,088 shares of Common Stock, respectively (representing approximately 13.0% and 9.3%, respectively, of the outstanding Common Stock).



     Pursuant to the Texas Business Corporation Act, the affirmative vote of holders of at least two-thirds of the shares of Common Stock outstanding as of the Record Date is required to adopt the Par Value Conversion and the Serial Preferred Amendment (collectively, the "Charter Amendments") and to approve the Merger Agreement. It is anticipated that the members of the Buyout Group and their spouses will vote the 983,865 shares of Common Stock held of record by them, representing approximately 19.3% of the outstanding Common Stock, in favor of the adoption of the Charter Amendments and the approval of the Merger Agreement. In addition, it is anticipated that the members of the Board who are not members of the Buyout Group will vote the 25,010 shares of Common Stock held of record by them in favor of the Charter Amendments and the Merger Agreement.


     At the Effective Time, in order to fund a portion of the costs of the Merger, the Surviving Corporation will issue (i) shares of its common stock to purchasers (which purchasers may include members of the Buyout

Group) (the "Additional Common Shareholders") for an aggregate of approximately $4 million, and (ii) units of its preferred stock and common stock to purchasers for an aggregate of $20 million (collectively, with the Additional Common Shareholders, the "New Shareholders"). Newco will be formed by LLC in order to enable members of the Buyout Group and the New Shareholders to acquire, through the Merger, all of the outstanding Common Stock not already owned by the members of the Buyout Group. At the Effective Time, the members of the Buyout Group will continue to beneficially own an aggregate of 1,135,005 shares of Common Stock that they held immediately prior to the Effective Time. If the Merger is consummated, (i) the members of the Buyout Group, along with the New Shareholders, will hold all of the outstanding capital stock of the Surviving Corporation, and (ii) except as described in the Proxy Statement, the holders of options, warrants and convertible debt instruments entitling them to purchase or acquire shares of Common Stock, including members of the Buyout Group, who do not exercise or convert such options, warrants or convertible debt instruments prior to the Effective Time will continue to hold such securities entitling them to purchase or acquire common stock of the Surviving Corporation. The Company expects all directors who are not members of the Buyout Group to exercise their warrants to purchase shares of Common Stock prior to the Effective Time.


     Due to the inherent conflicts of interest related to the Merger, the Board appointed a Special Committee of the Board (the "Special Committee") comprised of two of the directors of the Company, Robert L. Seibert and John H. Wilson III, who are neither officers of the Company nor members of the Buyout Group, to review, evaluate and negotiate the terms of the proposed Merger and to make a recommendation to the Board concerning the fairness of the proposed Merger. The Special Committee retained J.C. Bradford & Co., L.L.C. ("J.C. Bradford") to act as its financial advisor. J.C. Bradford has delivered its written opinion to the Special Committee to the effect that, as of the date hereof, the Merger Consideration of $20.70 in cash per share of Common Stock to be received in the Merger by the Company's shareholders other than members of the Buyout Group (the "Public Shareholders") is fair to the Public Shareholders from a financial point of view. A copy of J.C. Bradford's written opinion is attached as Appendix B to the accompanying Proxy Statement.


     For the reasons set forth in the attached Proxy Statement, upon the recommendation of the Special Committee, the Board (with two interested directors abstaining) has unanimously determined that the proposed Merger is in the best interests of the Company and the Public Shareholders, approved the terms of Merger Agreement and recommended that the Merger Agreement be approved and adopted by the shareholders of the Company. Under the terms of the Merger Agreement, it is a condition to the consummation of the Merger that the Par Value Conversion be adopted. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF BOTH CHARTER AMENDMENTS AND "FOR" APPROVAL OF THE MERGER AGREEMENT.



     Attached is a Notice of Special Meeting of Shareholders and a Proxy Statement containing a description of the Charter Amendments and a discussion of the background of, reasons for and terms of the Merger. You are urged to read this material carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE CHARTER AMENDMENTS AND THE MERGER AGREEMENT. If you attend the Meeting, your proxy may be revoked if you elect to vote in person. Your prompt cooperation will be greatly appreciated.


                                            Very truly yours,


                                            /S/ JAMES P. GUNNING

                                                   James P. Gunning, Jr.,
                                                         Secretary

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                              106 E. SIXTH STREET
                                   SUITE 300
                              AUSTIN, TEXAS 78701

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 19, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Norwood Promotional Products, Inc. (the "Company") will be held on Wednesday, August 19, 1998 at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas, for the following purposes:



          (1) To consider and vote upon a proposal to adopt an amendment to the Company's articles of incorporation (the "Par Value Conversion") to change the shares of the Company's common stock (the "Common Stock") from shares without par value to shares with a par value of $0.01 per share;



          (2) If the Par Value Conversion is adopted, to consider and vote upon a proposal to adopt an amendment to the Company's articles of incorporation (the "Serial Preferred Amendment") to authorize the Board of Directors of the Company (the "Board of Directors") to establish and issue up to 1,000,000 shares in one or more series of serial preferred stock. The Serial Preferred Amendment is submitted to the shareholders conditioned upon and subject to the adoption by the shareholders of the Par Value Conversion. If the Par Value Conversion is not adopted, the Serial Preferred Amendment will not become effective;



          (3) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1998, as amended (the "Merger Agreement"), between the Company and FPK, LLC ("LLC"), and the merger of a wholly-owned subsidiary of LLC with and into the Company (the "Merger") as contemplated by the Merger Agreement; and



          (4) To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.



     Please read carefully the accompanying Proxy Statement. A copy of the proposed amendment to the articles of incorporation implementing the Par Value Conversion is attached as Appendix C-1 thereto, a copy of the proposed Serial Preferred Amendment is attached as Appendix C-2 thereto and a copy of the Merger Agreement is attached as Appendix A thereto. The Proxy Statement and Appendices thereto form a part of this Notice.



     Only shareholders of record on the books of the Company at the close of business on July 20, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting and any postponements or adjournments thereof. A list of the shareholders entitled to vote at the Meeting will be kept on file at the offices of the Company located at 106 E. Sixth Street, Suite 300, Austin, Texas 78701 for a period of at least 10 days prior to the Meeting and will also be available at the Meeting subject to inspection by any shareholder as required by law.


     In connection with the Merger, holders of Common Stock who comply with certain requirements and procedures set forth in Articles 5.12 and 5.13 of the Texas Business Corporation Act may be entitled to assert certain dissenters' rights. A copy of Articles 5.12 and 5.13 of the Texas Business Corporation Act is attached as Appendix D to the accompanying Proxy Statement.

     You are cordially invited to attend the Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES. Proxies should be mailed promptly, but not later than August 12, 1998. If you attend the Meeting, you may revoke your proxy and vote in person.


     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. UPON APPROVAL OF THE MERGER, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES TO EXCHANGE YOUR EXISTING CERTIFICATES EVIDENCING COMMON STOCK OF THE COMPANY FOR THE MERGER CONSIDERATION.

                                            By Order of the Board of Directors


                                            /S/ JAMES P. GUNNING

                                                   James P. Gunning, Jr.,
                                                         Secretary

Austin, Texas

July 22, 1998

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                              106 E. SIXTH STREET
                                   SUITE 300
                              AUSTIN, TEXAS 78701

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 19, 1998



     The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or "Board") of Norwood Promotional Products, Inc. (the "Company") for use at a Special Meeting of Shareholders to be held on Wednesday, August 19, 1998, at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas, and any postponements or adjournments thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Special Meeting of Shareholders and this Proxy Statement (as defined below). This Proxy Statement and the related form of proxy are first being mailed on or about July 24, 1998 to all shareholders of record as of July 20, 1998 (the "Record Date"). Shares of the Company's common stock, no par value (the "Common Stock"), represented by proxies, will be voted as hereinafter described or as otherwise specified in the proxy by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time, prior to the voting of the proxy, by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.



     At the Meeting, holders of the Common Stock as of the Record Date will consider and vote upon proposals to (1) adopt an amendment to the articles of incorporation of the Company (the "Par Value Conversion") that would change the shares of the Common Stock from shares without par value into shares with a par value of $0.01 per share, (2) if the Par Value Conversion is adopted, adopt an amendment to the articles of incorporation of the Company (the "Serial Preferred Amendment") that would authorize the Board of Directors to establish and issue up to 1,000,000 shares in one or more series of serial preferred stock ("Serial Preferred Stock"), and (3) approve and adopt the merger (the "Merger") of a wholly-owned subsidiary of FPK, LLC ("LLC") with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") pursuant to an Agreement and Plan of Merger dated as of March 15, 1998, as amended (the "Merger Agreement"), by and between the Company and LLC, and approve the other terms of the Merger Agreement. The Merger Agreement provides, subject to the approval of two-thirds of the shareholders of the Company at the Meeting and subject to the satisfaction or waiver of certain other conditions, that: (a) a newly-formed, wholly-owned, corporate subsidiary of LLC ("Newco") will be merged with and into the Company, with the Company continuing as the Surviving Corporation; (b) each share of Common Stock that is outstanding at the Effective Time (as hereinafter defined) of the Merger, excluding shares of Common Stock held by the Company or any of its subsidiaries as treasury stock, shares held by members of the Buyout Group (as hereinafter defined), and shares held by dissenting shareholders who have validly exercised and perfected their rights under Texas law (the "Dissenting Shareholders"), will be converted into the right to receive $20.70 per share in cash, without interest, subject to any applicable back-up withholding of taxes (the "Merger Consideration"); and (c) except as provided herein, each existing option, warrant and convertible debt instrument (each a "Company Stock Derivative") relating to shares of Common Stock that is not exercised or converted prior to the Effective Time shall continue to be outstanding on the same terms and conditions as existed immediately prior to the Effective Time (except that the term of all Company Stock Derivatives (other than convertible debt and employee incentive stock options) will be extended for three years after the date of their current expiration), except that upon exercise or conversion of each Company Stock Derivative, the holder will receive common stock of the Surviving Corporation rather than the Common Stock. If the Charter Amendment is adopted by the shareholders, it will be filed and will become effective whether or not the Merger is consummated.


     Frank P. Krasovec ("Krasovec") is the Chairman, President and Chief Executive Officer of the Company and is a member of the Buyout Group. Krasovec beneficially owns all the interests in LLC. All of the capital stock of Newco, when formed, will be beneficially owned by LLC. John
H. Josephson ("Josephson"), a director of the Company, is also a member of the Buyout Group. As of the Record Date, Krasovec and the other shareholders of the Company who will continue to own shares of common stock in the Surviving Corporation (the "Buyout Group") beneficially owned 660,917 and 474,088 shares of Common Stock, respectively (representing approximately 13.0% and 9.3%, respectively, of the outstanding Common Stock).



     At the Effective Time, in order to fund a portion of the costs of the Merger, the Surviving Corporation will issue (i) shares of its common stock to purchasers (which purchasers may include members of the Buyout Group) (the "Additional Common Shareholders") for an aggregate of approximately $4 million, and (ii) units of its preferred stock and common stock to purchasers (the "Preferred Shareholders") for an aggregate of $20 million (collectively, with the Additional Common Shareholders, the "New Shareholders"). Newco will be formed by LLC in order to enable members of the Buyout Group and the New Shareholders to acquire, through the Merger, all of the outstanding Common Stock not already owned by the members of the Buyout Group (the "Public Stock"). At the Effective Time, the members of the Buyout Group will continue to beneficially own an aggregate of 1,135,005 shares of Common Stock that they held immediately prior to the Effective Time.



     Pursuant to the Texas Business Corporation Act (the "TBCA"), the affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to adopt the Charter Amendments and approve the Merger Agreement. It is anticipated that the members of the Buyout Group and their spouses will vote the 983,865 shares of Common Stock held of record by them, representing approximately 19.3% of the outstanding Common Stock, in favor of the adoption of the Charter Amendments and the approval of the Merger Agreement. In addition, it is anticipated that the members of the Board who are not members of the Buyout Group will vote the 25,010 shares of Common Stock held of record by them in favor of the adoption of the Charter Amendments and the approval of the Merger Agreement. The Company expects all directors who are not members of the Buyout Group to exercise their warrants to purchase shares of Common Stock prior to the Effective Time.



     The Board of Directors appointed a Special Committee of the Board (the "Special Committee") to review, evaluate and negotiate the terms of the Merger Agreement and to make a recommendation to the Board of Directors concerning the fairness of the Merger. The Special Committee is comprised of two of the directors, Robert L. Seibert and John H. Wilson III, who are neither officers of the Company nor members of the Buyout Group (but who will receive cash in exchange for their shares of Common Stock, including shares of Common Stock issued to them upon exercise of their Company Stock Derivatives prior to the Effective Time, upon consummation of the Merger). Based upon the unanimous recommendation of the Special Committee, the Board of Directors (with Krasovec and Josephson abstaining due to inherent conflicts of interest) unanimously determined that the Merger is in the best interests of the Company and holders of the Public Stock (the "Public Shareholders"), approved the terms of the Merger Agreement and recommended that the Merger Agreement be approved by the shareholders of the Company. The Board of Directors also approved the Charter Amendments, with the approval of the Serial Preferred Amendment conditioned upon and subject to the adoption by the shareholders of the Par Value Conversion. Under the terms of the Merger Agreement, it is a condition to the consummation of the Merger that the Par Value Conversion be adopted.



     All shares of Common Stock represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE ADOPTION OF BOTH CHARTER AMENDMENTS AND FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A shareholder may revoke his or her proxy at any time before it is voted at the meeting by (i) executing and delivering to the Secretary of the Company a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of the Company stating that the proxy is revoked or (iii) attending the Meeting and voting in person.


     In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials. The Company has retained ChaseMellon Shareholder Services, L.L.C., a proxy solicitation firm, to aid in the solicitation of proxies and in the planning and organization of the Meeting for a fee of $7,500 plus expenses.



     If the Merger is not consummated, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1998 must be received by the Company, addressed to the Secretary of the Company, by no later than August 19, 1998 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal has to comply with the requirements of Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ------------------

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before, and all matters incident to the conduct of, the Meeting or any adjournments or postponements thereof.


               The date of this Proxy Statement is July 22, 1998.

                             AVAILABLE INFORMATION


     The Company, LLC, Krasovec, Josephson, James P. Gunning, Jr. ("Gunning") and John Finnell ("Finnell") have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Rule 13E-3 Transaction Statement on
Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.


     The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


     Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet site on the World Wide Web at "http://www.sec.gov," which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.


     Except as otherwise indicated herein, all information appearing in this Proxy Statement concerning the Company has been supplied by the Company, and all information appearing in this Proxy Statement concerning LLC, Newco and the members of the Buyout Group has been supplied by LLC or the members of the Buyout Group or is based upon publicly available documents on file with the SEC and other public records.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Available Information.......................................   iv
Table of Contents...........................................    v
Summary.....................................................    1
Selected Financial Data.....................................    6
The Parties.................................................    8
  The Company...............................................    8
  LLC.......................................................    8
  Newco.....................................................    8
The Meeting.................................................    8
  Time, Date and Place......................................    8
  Voting Rights.............................................    8
  Required Vote.............................................    9
Proposal One -- Par Value Conversion........................    9
Proposal Two -- Serial Preferred Amendment to the Articles
  of Incorporation..........................................   10
Proposal Three -- The Merger and Related Matters............   12
  Special Factors...........................................   12
     Background of the Merger...............................   12
     Purpose of and Reasons for the Merger; Certain Effects
      of the Merger.........................................   15
     Determination of Fairness of the Merger by the Special
      Committee and the Board of Directors..................   16
     Opinion of Special Committee's Financial Advisor.......   19
     Position of Krasovec, Gunning, Josephson and Finnell as
      to Fairness...........................................   22
     Material Prepared by Krasovec's Advisor................   23
     Certain Projections....................................   26
     Conflicts of Interest..................................   27
     Future Plans of the Company............................   27
     Rights of Dissenting Shareholders......................   28
     Estimated Fees and Expenses; Sources of Funds..........   30
     Expenses...............................................   33
  The Merger Agreement......................................   33
     The Merger.............................................   33
     Effective Time.........................................   33
     Articles of Incorporation and Bylaws of the Surviving
      Corporation...........................................   33
     Directors and Officers of the Surviving Corporation....   33
     Conversion of Securities in the Merger; Treatment of
      Derivatives...........................................   34
     Payment for and Surrender of Company Common Shares.....   34
     Closing of Stock Transfer Records......................   36
     Representations and Warranties.........................   36
     Acquisition Proposals..................................   36
     Interim Operations of the Company......................   37
     Certain Filings and Other Actions......................   38
     Access to Information..................................   38
     Insurance; Indemnity...................................   39
     Employee Benefits......................................   39
     Financing..............................................   40
     Conditions.............................................   40
     Termination............................................   41
     Amendment..............................................   43
     Material U.S. Federal Income Tax Consequences of the
      Merger................................................   43
     Accounting Treatment of the Merger.....................   44
     Regulatory Approvals...................................   44
     Litigation.............................................   45
Market Information..........................................   45
Security Ownership of Certain Beneficial Owners and
  Management................................................   46

                                                              PAGE
                                                              ----
Purchases of Common Stock by and Other Transactions with
  Certain Persons...........................................   48
Transaction of Other Business...............................   48
Independent Auditors........................................   48
Appendices:
  Appendix A -- Agreement and Plan of Merger, as amended....  A-1
  Appendix B -- Opinion of J.C. Bradford & Co., L.L.C.......  B-1
  Appendix C-1 -- Proposed Amendment Implementing the Par
     Value Conversion.......................................  C-1
  Appendix C-2 -- Proposed Serial Preferred Amendment.......  C-2
  Appendix D -- Articles 5.12 and 5.13 of the Texas Business
     Corporation Act........................................  D-1
  Appendix E -- Form of Proxy Card..........................  E-1
  Appendix F -- Annual Report on Form 10-K for the fiscal
     year ended August 30, 1997, as amended.................  F-1
  Appendix G -- Quarterly Report on Form 10-Q for the nine
     months ended May 30, 1998..............................  G-1

                                    SUMMARY


     The following summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including in the Appendices attached hereto (the "Proxy Statement"). Unless defined herein, capitalized terms used in this Proxy Statement have the meanings ascribed to them in the Merger Agreement.


     Certain information contained in this Proxy Statement contains forward looking statements, including without limitation, statements as to the Company's financial condition, results of operations and liquidity and capital resources and statements as to management's beliefs, expectations or options. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward looking statements. Certain of these risks, uncertainties and other factors, as and when applicable, are discussed in the Company's filings with the Commission.

     Shareholders are urged to read carefully the Proxy Statement in its entirety.


Time, Date and Place..........   The Meeting will be held on Wednesday, August
                                 19, 1998 at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300
                                 One American Center, 600 Congress Avenue,
                                 Austin, Texas.



Purposes of the Meeting.......   To consider and vote upon (i) the adoption of
                                 the Par Value Conversion (attached as Appendix
                                 C-1 hereto), (ii) if the Par Value Conversion is adopted, the adoption of the Serial
                                 Preferred Amendment (attached as Appendix C-2 hereto), (iii) the approval of the Merger
                                 Agreement (attached as Appendix A hereto), and
                                 (iv) such other matters as may properly come before the Meeting or any postponements or adjournments thereof.



Voting Rights.................   The close of business on July 20, 1998 has been
                                 fixed as the Record Date for determining holders of Common Stock entitled to notice of and to vote at the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Meeting. As of the Record Date, 5,085,640 shares of Common Stock were outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business of the Meeting.



                                 Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person. UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY, ALL SHARES OF COMMON STOCK REPRESENTED BY VALID PROXIES WILL BE VOTED FOR ADOPTION OF BOTH THE CHARTER AMENDMENTS AND FOR APPROVAL OF THE MERGER AGREEMENT.



Required Vote.................   The affirmative vote of holders of at least
                                 two-thirds of all of the outstanding shares of Common Stock is required to adopt the Charter
                                 Amendments and to approve the Merger Agreement, which vote will constitute a majority of outstanding shares of Common Stock held by unaffiliated shareholders. It is anticipated that the members of the Buyout Group and their spouses will vote the 983,865 shares of Common
                                 Stock held of record by them (representing approximately 19.3% of the outstanding Common
                                 Stock) in favor of the matters to be voted upon. In addition, it is anticipated that the members of the Board who are not members of the Buyout Group will vote the 25,010 shares of Common Stock held of record by them in favor of the Charter
                                 Amendments and the Merger Agreement.



Effective Time of the
Merger........................   The Merger is expected to become effective as
                                 of the date and time (the "Effective Time") of the filing of appropriate Articles of Merger with the Secretary of State of the State of Texas, which is anticipated to occur approximately one business day after the approval of the Merger Agreement by the Company's shareholders and the satisfaction or waiver of the other conditions to the Merger stated in the Merger Agreement.



Recommendation of the Board of
  Directors...................   Based upon, among other things, the
                                 recommendation of the Special Committee and the opinion of J.C. Bradford & Co., L.L.C. ("J.C.
                                 Bradford") referred to below, the Board of Directors (with Krasovec and Josephson abstaining due to inherent conflicts of interest) has determined that the Merger is in the best interests of the Company and the Public Shareholders and unanimously recommends that the shareholders vote FOR approval of the Merger Agreement. The Board of Directors also has approved both the Charter Amendments and recommends that the shareholders vote FOR adoption of both the Charter Amendments.


Opinion of Special Committee's
  Financial Advisor...........   The Special Committee retained J.C. Bradford to
                                 act as its financial advisor in connection with the Merger. J.C. Bradford has delivered its written opinion to the Special Committee, dated the date hereof, to the effect that, as of such date and subject to the qualifications and assumptions set forth therein, the Merger
                                 Consideration of $20.70 in cash per share of Common Stock to be received by the Public
                                 Shareholders in the Merger is fair to such shareholders from a financial point of view. A copy of J.C. Bradford's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. PUBLIC
                                 SHAREHOLDERS SHOULD READ SUCH OPINION CAREFULLY
                                 IN ITS ENTIRETY.

Conflicts of Interest.........   In considering the recommendation of the Board
                                 with respect to the Merger, Public Shareholders should be aware that, upon consummation of the Merger, (i) the members of the Buyout Group
                                 (including Krasovec and Gunning, the executive officers of the Company, and Josephson, a director of the Company), along with the New
                                 Shareholders, will be the sole shareholders of the Surviving Corporation; (ii) Josephson, in addition to being a member of the Buyout Group, is affiliated with Allen & Company Incorporated
                                 ("Allen"), which has acted as a financial advisor to Krasovec in connection with the Merger and which will continue to own warrants to purchase shares of the Surviving
                                 Corporation's common stock after the Effective
                                 Time; (iii) as holders of Company Stock
                                 Derivatives, all of the members of the Buyout
                                 Group will continue to hold such Company Stock
                                 Derivatives on the same terms and conditions as existed immediately prior to the Effective

                                 Time of the Merger (except as set forth
                                 herein), as will all other holders of such Company Stock Derivatives; and (iv) each director of the Company (other than Krasovec and Josephson) will receive $20.70 per share upon payment of the Merger Consideration for the shares of Common Stock that they own and the shares of Common Stock they will receive upon the anticipated exercise of their Company Stock Derivatives. Accordingly, the members of the Buyout Group and the above-mentioned directors of the Company have a direct economic interest in the Merger. In light of these inherent conflicts of interest, the Board of Directors of the Company appointed the Special Committee comprised of two of the directors who are not officers of the Company or members of the Buyout Group to review, evaluate and negotiate the terms of the Merger Agreement and to make a recommendation to the Board concerning the fairness of the Merger.

Certain Effects of the
Merger........................   Following the Merger, the Buyout Group and the
                                 New Shareholders will own 100% of the
                                 outstanding capital stock of the Surviving
                                 Corporation. Except as set forth herein, all Company Stock Derivatives outstanding immediately prior to the Effective Time shall remain outstanding and shall be exercisable or convertible into the common stock of the Surviving Corporation. The members of the Buyout Group and the New Shareholders will be the sole beneficiaries of any future earnings and growth of the Surviving Corporation (until shares of the Surviving Corporation, if any, are issued to others pursuant to the exercise or conversion of Company Stock Derivatives or otherwise), and the Public Shareholders will no longer benefit from any increases in the value of the Company or any payment of dividends on the shares of Common Stock and will no longer bear the risk of any decreases in value of the Company. As a result of the Merger, (i) the Surviving Corporation will be privately held,
                                 (ii) there will be no public market for the Common Stock and (iii) the Common Stock will cease to be quoted on The Nasdaq Stock Market's
                                 National Market ("Nasdaq"). Except as described herein, all employee benefit and compensation plans of the Surviving Corporation will be substantially the same as the Company's present benefit plans for a period of at least one year, but the Surviving Corporation may determine to amend present benefit plans or to initiate additional employee benefit plans in the future.

Future Plans for the
Company.......................   It is expected that, immediately following the
                                 Merger, the business and operations of the Company will be continued by the Company, as the Surviving Corporation in the Merger, substantially as they are currently being conducted. However, the members of the Buyout
                                 Group and the management of the Surviving
                                 Corporation will continue to evaluate the Company's business and operations after the consummation of the Merger and make such changes as are deemed appropriate.

Merger Agreement..............   The Company and LLC have entered into the
                                 Merger Agreement, providing for the merger of Newco with and into the Company, with the Company being the Surviving Corporation. A copy of the Merger Agreement is attached hereto as Appendix A. Under the terms of the Merger Agreement, each share of the Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held by members of the Buyout
                                 Group, held by the Company or any of its subsidiaries as treasury stock and held by Dissenting Shareholders) will be converted into the right to receive $20.70 in cash, without interest. At the Effective Time, the members of the Buyout Group will continue to hold their respective shares of the Common Stock and, upon consummation of the Merger, the shares of the Common Stock held by the members of the Buyout
                                 Group will become outstanding common stock of the Surviving Corporation. Thus, as a result of the Merger, the Surviving Corporation will become wholly-owned by the members of the Buyout Group and the New Shareholders
                                 (excluding any rights of any holder of Company
                                 Stock Derivatives to exercise such derivatives for common stock of the Surviving Corporation).
                                 The Company has agreed not to participate or engage in any discussions with anyone other than LLC and the Buyout Group regarding any Acquisition Proposal (as defined herein) involving the Company, except with respect to unsolicited written proposals or offers if the Board reasonably believes that there is a substantial risk that a failure to consider such unsolicited written proposal or offer would violate its fiduciary duties.

Dissenters' Rights............   If the Merger is consummated, Dissenting
                                 Shareholders will be entitled to demand payment of the fair value of their shares of Common
                                 Stock in accordance with the procedures set forth in Articles 5.12 and 5.13 of the TBCA.
                                 Shareholders wishing to exercise dissenters' rights must (i) not vote in favor of approval of the Merger Agreement (which would include submitting a signed proxy without voting instructions); (ii) deliver to the Company, prior to the Meeting, written notice of their objection to the Merger stating that they will exercise their right to dissent under the TBCA if the Merger is effected; and (iii) strictly comply with the other requirements of the TBCA.
                                 Failure to follow the procedures required by Articles 5.12 and 5.13 of the TBCA may result in the loss of dissenters' rights (in which event a shareholder will be entitled to receive the Merger Consideration with respect to such shareholder's shares of Common Stock in accordance with the Merger Agreement).

Material U.S. Federal Income
Tax Consequences of the
  Merger......................   The receipt of cash for Public Stock pursuant
                                 to the Merger will be a taxable transaction to the Public Shareholders for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may be a taxable transaction for foreign, state and local income tax purposes as well. Public
                                 Shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under state, local or foreign laws.

Accounting Treatment of the
Merger........................   The Merger will be accounted for as a
                                 "recapitalization," as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Estimated Fees and Expenses,
Sources of Funds..............   The total financing for the Merger Agreement
                                 and related costs and expenses will be
                                 approximately $182.4 million, of which
                                 approximately $88 million will be required to pay the Merger Consideration to the Public
                                 Shareholders and approximately $94.4 million will have been incurred to refinance certain of the Company's current indebtedness, fund the Surviving Corporation's working capital needs after the Merger and to pay all expenses of the Company, LLC, Newco and the members of the Buyout Group in connection with the Merger
                                 Agreement and the transactions contemplated thereby. Such funds will be furnished from (i) equity financing of approximately $44.4 million
                                 (the "Equity Financing"), consisting of (A) approximately $24.4 million to be provided by the Buyout Group and the Additional Common
                                 Shareholders and (B) $20 million from the issuance by the Surviving Corporation to the Preferred Shareholders of units of its pay-in-kind preferred stock and common stock, which will be provided pursuant to a commitment letter from Ares Leveraged Investment Fund,
                                 L.P., an affiliate of Ares Management, L.P.
                                 ("Ares"), (ii) a $50 million senior secured credit facility to be provided to the Surviving
                                 Corporation pursuant to a commitment letter from Merrill Lynch Capital Corporation
                                 ("Merrill Lynch"), NationsBank, N.A.
                                 ("NationsBank") and NationsBanc Montgomery
                                 Securities, LLC ("NMS"), consisting of (A) a
                                 $25 million senior secured term loan which will be fully drawn at the Effective Time and (B) a $25 million senior secured revolving credit facility, of which no more than $10 million will be drawn at the Effective Time (together, the "Credit Facilities"), and (iii) up to $100 million from the issuance by the Surviving
                                 Corporation of unsecured senior subordinated notes due 2008, which notes will be sold or placed pursuant to a highly confident letter by Merrill Lynch, Pierce, Fenner & Smith
                                 Incorporated and its affiliates and will be issued at the Effective Time (the "Senior
                                 Subordinated Notes").

                            SELECTED FINANCIAL DATA


     The following selected financial data for the five years ended August 30, 1997 are derived from the audited consolidated financial statements of the Company. The financial data for the nine month periods ended May 31, 1997 and May 30, 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended May 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending August 29, 1998.



                                                           FISCAL YEAR ENDED(A)                            NINE MONTHS ENDED
                                    ------------------------------------------------------------------   ----------------------
                                    AUGUST 28,   SEPTEMBER 3,   SEPTEMBER 2,   AUGUST 31,   AUGUST 30,    MAY 31,      MAY 30,
                                       1993          1994           1995        1996(C)        1997       1997(I)       1998
                                    ----------   ------------   ------------   ----------   ----------   ---------    ---------
                                               AUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA                  UNAUDITED, IN
                                                                                                         THOUSANDS, EXCEPT PER
                                                                                                               SHARE DATA
STATEMENT OF INCOME DATA(b):
Sales.............................   $49,300       $62,385        $103,860      $144,048     $175,835    $126,902     $140,300
Cost of Sales.....................    33,860        43,207          70,963       100,245      125,732      89,358      101,656
                                     -------       -------        --------      --------     --------    --------     --------
  Gross Profit....................    15,440        19,178          32,897        43,803       50,103      37,544       38,644
Operating expenses:
  Sales and marketing.............     5,678         6,886          11,290        16,441       18,119      13,360       13,161
  General and administrative......     4,266         5,065           9,037        12,171       13,125       9,319       10,211
  Amortization expense............       724           889           2,119         3,538        3,885       2,940        3,054
  Restructuring and unusual
    charges.......................        --            --              --         1,640        1,816          --           --
                                     -------       -------        --------      --------     --------    --------     --------
Total operating expenses..........    10,668        12,840          22,446        33,790       36,945      25,619       26,426
                                     -------       -------        --------      --------     --------    --------     --------
Operating income..................     4,772         6,338          10,451        10,013       13,158      11,925       12,218
Interest expense..................     1,982         1,030           3,619         3,246        3,002       2,135        2,936
                                     -------       -------        --------      --------     --------    --------     --------
Income before income taxes........     2,790         5,308           6,832         6,767       10,156       9,790        9,282
Provision for income taxes........     1,032         1,979           2,800         2,705        4,091       3,941        3,740
                                     -------       -------        --------      --------     --------    --------     --------
Income from continuing operations
  before extraordinary loss.......     1,758         3,329           4,032         4,062        6,065       5,849        5,542
Net income........................   $ 1,183(d)    $ 3,329        $  4,032      $  4,155(f)  $  1,004(f) $  4,381(k)  $  5,542
                                     =======       =======        ========      ========     ========    ========     ========
Net income available to common
  shareholders....................   $ 1,116(e)    $ 3,329        $  4,032      $  4,155     $  1,004    $  4,381     $  5,542
Earnings per common share(j):
  Basic...........................   $  0.65       $  0.94        $   1.14      $   0.85     $   0.19    $   0.80     $   1.09
  Diluted.........................   $  0.62       $  0.93        $   1.11      $   0.82     $   0.18    $   0.78     $   1.06
Weighted average number of common
  shares outstanding(j):
  Basic...........................     1,718         3,539           3,539         4,898        5,388       5,504        5,075
  Diluted.........................     1,803         3,576           3,636         5,090        5,500       5,623        5,222
BALANCE SHEET DATA:
(AT END OF PERIOD)
  Working capital.................   $12,246       $18,668        $ 31,083      $ 35,248     $ 37,876    $ 37,921     $ 44,118
  Total assets....................    25,941        55,702          94,859       121,376      135,194     136,056      134,709
  Total debt:
    Bank credit facility..........     6,146        27,100          50,500        33,725       46,990      45,270       45,470
    Other debt and capital
      leases......................     1,828         5,097          12,410        13,953       14,432      15,677       13,436
Total shareholders' equity........    13,546        16,871          21,034        57,380       51,276      54,470       56,989
OTHER DATA:
  EBITDA(g).......................   $ 6,597       $ 8,526        $ 14,476      $ 16,686     $ 21,313    $ 17,537     $ 18,152
  Cash flows from operating
    activities....................     1,101         1,708           2,948         6,866        8,844       4,915        3,442
  Depreciation expense............     1,101         1,299           1,906         3,135        4,270       2,672(i)     2,880
  Amortization expense............       724           889           2,119         3,538        3,885       2,940        3,054
  Capital expenditures............     1,199         1,426           2,073         4,919        4,863       3,490        3,413
  Dividends(h)....................       132            --              --            --           --          --           --


---------------

(a) The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to August 31. All references to fiscal 1993, 1994, 1995, 1996 and 1997 are to the fiscal years ended August 28, 1993, September 3, 1994, September 2, 1995, August 31, 1996 and August 30, 1997, respectively.

(b) The Company's results of operations for the periods presented were significantly affected by acquisitions in fiscal 1994, 1995, 1996 and 1997 and by the public offerings of Common Stock in June 1993 and December 1995. These factors affect the comparability of sales and results of operations from period to period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to such information included in the Company's reports on Form 10-K and Form 10-Q.

(c) The fiscal 1996 amounts have been restated to reflect the activity for the five months of ownership of the Alpha Products retail division as discontinued operations.

(d) After deducting a one-time charge to earnings of $575,000, net of taxes, related to the write-off of unamortized debt costs and the termination of a product financing arrangement in connection with the Company's initial public offering of Common Stock in June 1993, which resulted in a reduction in basic and diluted earnings per share of $0.33 and $0.32, respectively.

(e) Reflects the deduction of dividends on outstanding Junior Preferred Stock which was redeemed in fiscal 1993.

(f) After deducting gain (loss) on discontinued operations, net of tax, of $93,000 and ($1.96) million in fiscal 1996 and fiscal 1997, respectively, and estimated loss of $2.86 million on disposal of discontinued operations, net of tax, in fiscal 1997. Additionally, an extraordinary loss from debt extinguishment of $241,000, net of tax, was recognized in fiscal 1997.

(g) EBITDA is defined as income from continuing operations before extraordinary loss, income taxes, interest expense, depreciation and amortization. The Company believes that the presentation of EBITDA facilitates an investor's understanding of the effects on the Company's operations of amortization of goodwill and other intangibles and increased interest expense under indebtedness incurred in connection with various acquisitions which substantially impacted net income, net income per common share and cash flows. EBITDA should not be considered by an investor as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is not presented in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and may be different than a similarly titled measure presented by another entity.

(h) The Company paid dividends to holders of its preferred stock between fiscal 1990 and fiscal 1993. None of the preferred stock is currently outstanding.

(i)  Restated for discontinued operations reported in the fourth quarter 1997.


(j)  The fiscal 1993, 1994, 1995, 1996, 1997 and Nine Months Ended May 31, 1997
     amounts have been restated to conform with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share.



(k) After deducting loss on discontinued operations, net of tax, of $1.5 million for the Nine Months Ended May 31, 1997.

                                  THE PARTIES

THE COMPANY


     The Company is a Texas corporation. Its principal executive offices are located at 106 E. Sixth Street, Suite 300, Austin, Texas 78701, and its telephone number is (512) 476-7100. For a further discussion of the Company, its business and its current financial condition, see the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 1997, as amended, and the Company's Quarterly Report on Form 10-Q for the nine months ended May 30, 1998, copies of which are attached hereto as Appendix F and Appendix G, respectively.


LLC

     LLC is a Delaware limited liability company. Its principal offices are located at 106 E. Sixth Street, Suite 300, Austin, Texas 78701, and its telephone number is (512) 476-7100. Krasovec is the sole member and manager of LLC. LLC conducts no business activities and its only asset will be the capital stock of Newco when Newco is formed, and such capital stock will be canceled at the Effective Time.

NEWCO

     Newco will be a Texas corporation, wholly owned by LLC and organized solely for the purpose of effecting the Merger. Newco will have no material assets. Newco will not engage in any activities except in connection with the Merger and will cease to exist upon the consummation of the Merger. Newco's principal offices will be located at 106 E. Sixth Street, Suite 300, Austin, Texas 78701, and its telephone number will be (512) 476-7100.

                                  THE MEETING

TIME, DATE AND PLACE


     The Meeting will be held on Wednesday, August 19, 1998 at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas.


VOTING RIGHTS


     Only holders of shares of Common Stock of record at the close of business on the Record Date will be entitled to notice of and vote at the Meeting. At the close of business on the Record Date, the Company had 5,085,640 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter that may properly come before the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum at the Meeting. Abstentions and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Meeting but not voted on a particular matter) will be counted as present at the Meeting for purposes of determining the presence or absence of a quorum, but since they are not votes "for" a particular matter, they will have the same effect as votes "against" a particular matter. Any proxy given by a shareholder may be revoked by the shareholder at any time, prior to the voting of the proxy, by delivering a written notice of such revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.


     If a shareholder gives specific voting instructions by checking the boxes on the proxy, the shares of Common Stock will be voted in accordance with such instructions. UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY, ALL SHARES OF COMMON STOCK REPRESENTED BY VALID PROXIES WILL BE VOTED FOR EACH PROPOSAL SET FORTH IN SUCH PROXY AND WILL BE VOTED AT THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS, IF ANY, AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters referred to herein. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their best judgment and discretionary authority to do so is included in the proxy.


     In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, telecopier, personal interview or otherwise. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their reasonable out-of-pocket expenses incurred by them in forwarding soliciting materials. The Company has retained ChaseMellon Shareholder Services, L.L.C., a proxy solicitation firm, to aid in the solicitation of proxies and in the planning and organization of the Meeting for a fee of $7,500 plus expenses.


REQUIRED VOTE


     Pursuant to the TBCA, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to adopt each of the Charter Amendments and to approve the Merger Agreement, which vote will constitute a majority of outstanding shares of Common Stock held by unaffiliated shareholders. In addition, because the Serial Preferred Amendment is submitted to the shareholders conditioned upon and subject to the adoption of the Par Value Conversion, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock adopting the Par Value Conversion is required to adopt the Serial Preferred Amendment. It is anticipated that the members of the Buyout Group and their spouses will vote the 983,865 shares of Common Stock held of record by them (representing approximately 19.3% of the outstanding Common Stock) in favor of the matters to be voted upon. It is also anticipated that the members of the Board who are not members of the Buyout Group will vote the 25,010 shares of Common Stock held of record by them in favor of the Charter Amendments and the Merger Agreement.


                                  PROPOSAL ONE


                              PAR VALUE CONVERSION



     The Board of Directors has adopted a resolution setting forth a proposed amendment to Article Four of the Company's articles of incorporation implementing the Par Value Conversion, and directed that the proposed amendment be submitted to a vote of the shareholders at the Meeting. The Par Value Conversion would change the shares of Common Stock from shares without par value into shares with a par value of $0.01 per share. The primary reason for the Par Value Conversion is to increase the Company's surplus, as defined in the TBCA, by fixing the par value of the Common Stock, thereby enhancing the ability of the Company under the TBCA to purchase its own shares and make distributions to shareholders, including in connection with the Merger. Under the terms of the Merger Agreement, the adoption of the Par Value Conversion is a condition to the consummation of the Merger. The adoption of the Par Value Conversion is also a condition to the adoption of the Serial Preferred Amendment. The proposed amendment to the Company's articles of incorporation implementing the Par Value Conversion is set forth in Appendix C-1 to this Proxy Statement and should be read in its entirety by the shareholders.



     The affirmative vote of the holders of at least two-thirds of the outstanding Common Stock present in person or by proxy is required for adoption of the Par Value Conversion. The adoption of the Serial Preferred Amendment and the approval of the Merger Agreement are not conditions to the adoption of the Par Value Conversion. If the Par Value Conversion is adopted by the shareholders and the Serial Preferred Amendment is not adopted, the articles of incorporation of the Company will be amended to implement the Par Value Conversion, whether or not the Merger Agreement is approved or the Merger is consummated.



     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE PAR VALUE CONVERSION (PROPOSAL ONE).



     If the Par Value Conversion is adopted and becomes effective, the Common Stock will be automatically converted from shares without par value into shares with a par value of $.01 per share. As a result, pursuant to the TBCA, the "stated capital" of the Company will be reduced by $22,975,646, from $23,032,245 to $56,599 (the product of $0.01 multiplied by the number of shares of Common Stock issued), and the "surplus" of the Company will be increased in an equal amount. Under the TBCA, a Texas corporation may not make any distribution to its shareholders, including a dividend, a redemption or other acquisition of shares or a payment in liquidation of its assets, if the corporation would be insolvent as a result of such distribution or if such distribution exceeds such corporation's surplus. Therefore, the increase in the Company's surplus resulting from the Par Value Conversion would enhance the ability of the Company to use the funds it raises to finance the Merger for the payment of the Merger Consideration for the Public Stock pursuant to the Merger. If the Par Value Conversion is not approved by the shareholders, the Company may not be able to consummate the Merger, even if the Merger Agreement is approved and the Company receives adequate financing to fund the Merger, if the Company's surplus is inadequate.



                                  PROPOSAL TWO



          SERIAL PREFERRED AMENDMENT TO THE ARTICLES OF INCORPORATION



     The Board of Directors has adopted a resolution setting forth a proposed amendment to Article Four of the Company's articles of incorporation (the "Serial Preferred Amendment") that would authorize the Board of Directors to establish and issue one or more series of serial preferred Stock, and directed that the Serial Preferred Amendment be submitted to a vote of the shareholders at the Meeting if the Par Value Conversion is adopted by the shareholders at the Meeting. The Serial Preferred Amendment would authorize the Board of Directors to establish and issue up to 1,000,000 shares of Serial Preferred Stock. The proposed Serial Preferred Amendment is set forth in Appendix C-2 to this Proxy Statement and should be read in its entirety by the shareholders.



     The affirmative vote of the holders of at least two-thirds of the outstanding Common Stock present in person or by proxy is required for adoption of the proposed Serial Preferred Amendment. If both Charter Amendments are adopted by the shareholders, the Company will file articles of amendment implementing both Charter Amendments with the Secretary of State of the State of Texas. The Charter Amendments will both become effective upon the issuance by the Secretary of State of the State of Texas of a certificate of amendment. The approval of the Merger Agreement is not a condition to the adoption of the Serial Preferred Amendment. If the Charter Amendments are adopted by the shareholders, the Charter Amendments will become effective whether or not the Merger Agreement is approved or the Merger is consummated.



     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADOPTION OF THE SERIAL PREFERRED AMENDMENT (PROPOSAL TWO).



     The Serial Preferred Amendment would expressly vest in the Board the authority to establish and issue up to 1,000,000 shares of Serial Preferred Stock in one or more series to be designated by the Board. Such provisions are often referred to as "blank check" provisions because they give the Board of Directors the flexibility, at any time or from time to time, without further shareholder approval, to create one or more series of Serial Preferred Stock and to determine the designations, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights,
(iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the Company and (viii) other relative rights, preferences and limitations of such series.



     The Board of Directors believes that amending the Company's articles of incorporation to authorize the Board to issue up to 1,000,000 shares of Serial Preferred Stock provides the Company with the flexibility to address its potential future financing needs, including in connection with the Merger, by creating one or more series of Serial Preferred Stock customized to meet the needs of any particular transaction and to market conditions. The Company also could issue Serial Preferred Stock for other corporate purposes, such as to implement joint ventures or to make acquisitions.


     LLC has agreed in principle with Ares to cause the Surviving Corporation to issue to the Preferred Shareholders, at the Effective Time, a new series of 20,000 shares of Serial Preferred Stock with a liquidation preference of $1,000 per share, in connection with the financing of the Merger. The new series of Serial Preferred Stock, to be designated "Senior Redeemable Exchangeable Preferred Stock" (the "Preferred Stock"), will be issued in units, each consisting of one share of Preferred Stock and an undetermined number of shares of common stock of the Surviving Corporation representing approximately 15% of its common stock in the aggregate, on a fully diluted basis. Total proceeds from the issuance of such units is expected to be $20 million, which will be used by the Surviving Corporation to pay a portion of the expenses incurred in connection with the Merger, including the payment of Merger Consideration for the Public Stock. The Preferred Stock will have no voting rights, other than as required by law, and will be senior in liquidation and payment of dividends to all other classes of capital stock of the Surviving Corporation outstanding at the Effective Time or issued thereafter. The Preferred Stock will accrue dividends at a rate equal to the greater of (i) 12.25% and (ii) the yield to maturity on the Senior Subordinated Notes plus 250 basis points. For the first five years after issuance, dividends on the Preferred Stock will be payable, at the Surviving Corporation's option, in additional shares of Preferred Stock or cash. Thereafter, dividends on the Preferred Stock will be payable in cash only.


     The Preferred Stock will be redeemable, in whole or in part, at the option of the Surviving Corporation at any time after the fifth anniversary of the issuance thereof, at various premiums to the liquidation preference thereof and may be redeemed prior to the fifth anniversary of issuance in certain instances. The Surviving Corporation will also have the option at any time to exchange the Preferred Stock for subordinated notes with substantially the same terms as the Preferred Stock. If the Merger Agreement is approved by the shareholders, but the Serial Preferred Amendment is not adopted, in order to consummate the Merger, the Company may have to find an alternative to the Preferred Stock to finance that portion of the Merger. There is no assurance that any such alternative source of financing could be obtained. Therefore, if the Serial Preferred Amendment is not authorized, the Merger may not be consummated, even if the Merger Agreement is approved by the shareholders.



     If the Merger is not consummated, the Preferred Stock will not be issued. Although the Company is not currently considering any other issuance of Serial Preferred Stock for any other financing or transactional purposes and has no present intention to issue any other series of Serial Preferred Stock, the Board and management of the Company believe that, in the future, the Board should have the flexibility to issue Serial Preferred Stock consistent with its ability to issue debt or additional shares of Common Stock, whether or not the Merger is consummated.


     If the Merger is not consummated, and if any future series of Serial Preferred Stock issued by the Board provides for dividends, such dividends may be cumulative and may have a preference as to the payment over the Common Stock. In addition, if any series of Serial Preferred Stock authorized by the Board so provides, in the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each such series of the then outstanding Serial Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Serial Preferred Stock, the liquidation preference of Serial Preferred Stock and other matters, the issuance of Serial Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Serial Preferred Stock or any other securities of the Company.


     The Company's authorized capital stock currently consists of 24,000,700 shares, consisting of 4,000,000 shares of cumulative convertible preferred stock, no par value ("Senior Preferred Stock"), 700 shares of cumulative preferred stock, no par value ("Junior Preferred Stock"), and 20,000,000 shares of Common Stock. As of the Record Date, 5,085,640 shares of Common Stock were outstanding and no shares of Senior Preferred Stock or Junior Preferred Stock were outstanding. The Serial Preferred Amendment would eliminate the Senior Preferred Stock and the Junior Preferred Stock. The Serial Preferred Amendment is not designed to deter or to prevent a change in control; however, if the Merger is not consummated, under certain circumstances, the Company could use the Serial Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. In addition, the issuance of additional Common Stock or Serial Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid.

                                 PROPOSAL THREE


                         THE MERGER AND RELATED MATTERS

SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Since June 1993, the Company has experienced significant growth. This growth has resulted from internal growth and from selective acquisitions of other businesses. As the Company expanded, its management became more decentralized and it relied primarily on the operating companies to implement systems designed to integrate the operations of acquired businesses.

     During fiscal years 1996 and 1997, the Company encountered difficulties in integrating the operations of certain acquired businesses. In the fourth quarter of fiscal 1996, the Company recorded restructuring and non-recurring charges of approximately $1.6 million ($984,000 net of tax) based on its decision to consolidate certain facilities, terminate certain employees and write-off capitalized acquisition costs. In the fourth quarter of fiscal 1997, the Company decided to discontinue the operations of its Alpha Products retail division, acquired in fiscal 1996, and relocate the promotional products division of Alpha Products to other Company facilities. The Company announced that it anticipated the loss from discontinued operations of the Alpha Products retail division would be approximately $8.0 million ($4.8 million net of tax). The Company also undertook a substantial restructuring in August 1997 that included significant changes in management personnel and the realignment of operating companies into two principal operating groups. As a result of these changes, the Company recorded restructuring and non-recurring charges of approximately $1.8 million ($1.1 million net of tax).

     Management of the Company believes that the operating results reported by the Company as a result of difficulties encountered in implementing its acquisition strategy and the resulting restructuring and consolidation charges, which results did not meet expectations of securities analysts, combined with the Company's small market capitalization and the limited trading activity in the Company's Common Stock, have depressed the market price of the Common Stock.

     In light of these conditions, Krasovec met with Merrill Lynch in November 1997 and again in December 1997 to discuss the possibility of a buyout of the Public Shareholders. Krasovec selected Merrill Lynch because of its long-standing relationship with the Company beginning with its initial investment in the Company in 1989 and continuing today in its role as the arranger and administrative agent of the Company's current senior credit facility.

     On January 8, 1998, representatives of Merrill Lynch made a presentation to Krasovec regarding the feasibility of a leveraged buyout and recapitalization of the Company. The presentation included an analysis of the sources and uses of funds necessary to recapitalize the Company and certain timing and due diligence issues.

     On January 9, 1998, a special meeting of the Board of Directors was held during which Krasovec informed the Board of Directors that he was evaluating whether to make a proposal involving the acquisition of the outstanding Common Stock of the Company through a merger or other leveraged buyout transaction. Krasovec informed the Board that any such proposal might involve other members of management of the Company or other persons.

     With Krasovec excused from the meeting, the Board of Directors appointed Messrs. Robert L. Seibert and John H. Wilson III, two of the directors of the Company who are neither officers of the Company nor members of the Buyout Group, to serve on the Special Committee created to receive, review, evaluate and negotiate any proposed transaction and to make recommendations in respect thereof to the Board. The Board authorized the Special Committee to engage its own financial and legal advisors for the transaction at the Company's expense.

     Between January 9, 1998 and March 6, 1998, several telephone meetings occurred between the members of the Special Committee. Between January 9, 1998 and February 12, 1998, the Special Committee contacted a number of investment banking firms regarding acting as the financial adviser to the Special Committee. On January 20, 1998, the Special Committee engaged Fulbright & Jaworski, L.L.P. as its special legal counsel.

     As of January 12, 1998, Krasovec formally engaged Merrill Lynch and Allen as his financial advisors to assist him in analyzing, structuring, negotiating and effecting a proposed transaction with the Company. On January 19, 1998, Krasovec and other members of management made a presentation to representatives of NationsBank and Merrill Lynch on the Company's business and operations. On January 29, 1998, Krasovec formally engaged Blank Rome Comisky & McCauley LLP as his counsel.

     On February 5, 1998, the Special Committee received a written proposal letter from Krasovec suggesting a cash price of $19.50 for each share of outstanding Common Stock of the Company. In the proposal letter, Krasovec stated that he expected the acquisition would be effected by means of a merger of the Company with a company to be formed by Krasovec and that he would solicit other investors, including other members of senior management of the Company, to invest in such newly formed company. The proposal letter also stated that Krasovec was arranging with Merrill Lynch and NationsBank to provide the funds necessary to finance the acquisition and that the financing sources would deliver commitment letters and a "highly confident" letter in the aggregate amount of the required financing at the time of the execution of a binding, definitive merger agreement.

     On February 12, 1998, the Special Committee engaged J.C. Bradford as special financial advisor to the Special Committee and the Board. Subject to written confirmation in a formal engagement letter, the Special Committee authorized J.C. Bradford to commence an examination of the Company and explore appropriate valuation methodologies for the purpose of rendering an opinion regarding whether the consideration to be paid in any transaction would be fair to the Public Shareholders from a financial point of view. J.C. Bradford thereafter undertook a review of the Company's business, operations and prospects with a view toward advising the Special Committee as to the fairness, from a financial point of view, of the consideration to be proposed by Krasovec. The scope and nature of that examination is discussed in "-- Opinion of Special Committee's Financial Advisor." J.C. Bradford provided the Special Committee with a written preliminary report with respect to its preliminary examination of the Company and the various valuation methodologies that would be used in determining the fairness, from a financial point of view, of the price to be paid to the Public Shareholders. Such preliminary report was prepared on the same basis as J.C. Bradford's final report to the Special Committee and was superceded by the final report. After considering the preliminary report provided by J.C. Bradford, which indicated that $19.50 per share was generally below the ranges of implied values for the Company's common stock and based on their own knowledge and experience in commercial transactions, the members of the Special Committee concluded that the proposed price of $19.50 per share should be increased.

     On February 27, 1998, John H. Wilson III, a member of the Special Committee, contacted Krasovec to inform him that the cash price of $19.50 per share was inadequate. On March 2, 1998, Krasovec met with Mr. Wilson to inform him that he would increase the consideration to $20.70 per share, provided the other terms of a merger agreement, including the respective representations and warranties, covenants and conditions of the parties, could be agreed upon. On March 4, 1998, an initial draft of the Merger Agreement was delivered to the members of the Special Committee and to counsel to the Special Committee and counsel to the Company.

     On March 7, 1998, a special meeting of the Board of Directors was held to discuss the terms of the revised proposal submitted by Krasovec. J.C. Bradford reviewed for the Board of Directors its financial analyses and indicated that, based upon the various considerations and assumptions described below under "-- Opinion of Special Committee's Financial Advisor," J.C. Bradford was prepared to orally advise the Board of Directors that the $20.70 per share in cash to be received by the Public Shareholders in connection with the proposed Merger was fair from a financial point of view to the Public Shareholders. See "-- Opinion of Special Committee's Financial Advisor."

     During the next several days, Krasovec, members of the Special Committee and counsel to Krasovec, the Special Committee and the Company (Hughes & Luce, L.L.P.) engaged in numerous telephone conversations to discuss and negotiate the terms of the Merger Agreement, including the respective representations and warranties, covenants and conditions of the parties, as well as terms relating to termination fees and expenses and the termination of the Merger Agreement.

     On March 11, 1998, a substantially complete form of the Merger Agreement was delivered to the directors of the Company. On March 13, 1998, substantially complete forms of the commitment and "highly confident" letter regarding the financing of the Merger were delivered to the directors of the Company. On March 13, 1998, Krasovec formed FPK, LLC by filing a certificate of formation with the Secretary of State of the State of Delaware.

     On March 15, 1998, a special meeting of the Board of Directors was held by telephone conference. A presentation was made by counsel to the Special Committee as to the revisions to the Merger Agreement. J.C. Bradford then delivered its oral opinion that, as of March 15, 1998, the $20.70 per share cash consideration to be received by the Public Shareholders in the Merger was fair to such shareholders from a financial point of view. The Special Committee then recommended to the Board the approval of the Merger Agreement and the transactions contemplated thereby. The Board of Directors (with Krasovec and Josephson abstaining due to inherent conflicts of interest) unanimously adopted a resolution approving the Merger Agreement and recommending that the shareholders of the Company approve the Merger Agreement. See "-- Conflicts of Interest."

     Later on March 15, 1998, the parties executed and delivered the Merger Agreement. On the morning of March 16, 1998, the execution of the Merger Agreement was publicly announced through a press release issued by the Company.


     Following the execution of the Merger Agreement, Krasovec solicited certain members of the Company's management (namely, Gunning, Finnell, Michael Linderman, James Preston, Paul W. Lawson, Russell A. Devereau, George Bell Strob, Brian P. Miller, J. Max Waits and David Kagel) to become members of the Buyout Group. Such members of the Company's management, along with Krasovec, jointly filed a Schedule 13D with the Commission on March 25, 1998, as amended on April 7, 1997, stating their intention to become members of the Buyout Group. It is anticipated that the members of the Buyout Group, along with the New Shareholders, will enter into a shareholders' agreement that will provide certain rights and responsibilities among the shareholders of the Surviving Corporation. The terms of the shareholders' agreement have not yet been determined.



     On June 24, 1998, representatives of The Seidler Company, LLC, a Delaware limited liability company ("Seidler"), approached Krasovec concerning a possible transaction between the Company and Seidler. On June 25, 1998, the Company received a letter from Seidler expressing an interest in acquiring the Company in a transaction in which the shareholders of the Company would receive $25.25 in cash for each share of the Company's Common Stock. In this letter, Seidler made its proposal contingent upon the receipt and satisfactory review of certain due diligence information to be provided by the Company, the execution of a definitive agreement mutually satisfactory to the parties and the receipt of all required regulatory approvals. The proposal letter also stated that Seidler's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), had issued a "highly confident" letter in support of the financing for this proposal. A copy of this proposal letter was forwarded to the Special Committee and the other members of the Board of Directors.



     On June 27, 1998, the Special Committee, its legal and financial advisors and legal counsel for the Company met with a representative of Seidler and its legal and financial advisors to discuss the proposal. At this meeting, representatives of Seidler and DLJ presented information regarding Seidler, including acquisitions completed by Seidler in the promotional products industry during the last five years, and the structure of the financing to be arranged to consummate the proposed transaction. After meeting separately with its legal and financial advisors, the Special Committee determined that it was in the best interests of the Company and its shareholders to conduct negotiations with Seidler. The Special Committee then resolved to recommend to the Board of Directors that such negotiations be undertaken and that confidential information regarding the Company be furnished to Seidler.

     On June 28, 1998, a joint meeting of the Special Committee and the Board of Directors was held by telephone conference in order to discuss the terms and conditions of the proposal made by Seidler. The Board of Directors (with Krasovec and Josephson not participating) determined that it was in the best interests of the Company and its shareholders to conduct negotiations with Seidler regarding a possible acquisition of the Company by Seidler. The Board of Directors then authorized the Special Committee (i) to negotiate and enter into a confidentiality agreement with Seidler under which Seidler and its representatives would be furnished the same or comparable confidential financial and other information regarding the Company as was made available to the Buyout Group, (ii) to receive, review and evaluate any proposals made by Seidler and
(iii) to negotiate the terms of definitive acquisition documents appropriate for the proposed transaction.



     On June 29, 1998, representatives of the Special Committee and Seidler negotiated the terms of the confidentiality agreement. This agreement was executed and the Company began providing information requested by Seidler that same day. Over the next several days, the Company promptly responded to all requests for information made by either Seidler or DLJ.



     On July 2, 1998, Seidler delivered to the Special Committee and the Board of Directors a letter reducing its proposed price from $25.25 per share to $24.30 per share. As with the original proposal letter, this revised proposal was subject to continued due diligence on the part of Seidler.



     Beginning on July 6, 1998, legal counsel to the Special Committee and legal counsel to the Company began negotiations with legal counsel for Seidler regarding draft acquisition documents provided by Seidler. Negotiations continued during the next several days while the Company continued to provide confidential financial and other information to Seidler.



     At the request of the Special Committee, Krasovec agreed to meet with representatives of Seidler to facilitate Seidler's due diligence and the negotiations between the Company and Seidler. Between June 29, 1998 and July 8, 1998, representatives of Seidler met and had telephone conversations with Krasovec. In these discussions, representatives of Seidler explored with Krasovec possible alternative transactions involving Seidler and the Company, including a possible minority investment by Seidler in the Surviving Corporation or a joint venture between subsidiaries or divisions of the Company and Seidler. No understandings or agreements were reached regarding any alternative transaction, and none are pending.



     On July 9, 1998, legal counsel to Seidler informed legal counsel to the Special Committee by telephone that Seidler intended to withdraw its proposal to acquire the Company. This decision was confirmed in a letter from Seidler to Krasovec, Josephson and John H. Wilson, III dated July 13, 1998. Seidler indicated that its interest in acquiring the Company at a price of $24.30 per share had been based on the assumption that the Company would achieve minimum EBITDA for fiscal year 1998 of $25 million. Based on its due diligence, Seidler stated that it projected that the Company's EBITDA for fiscal 1998 would be only approximately $23.5 million.



     The Special Committee and the Board of Directors have determined that the Merger continues to be in the best interests of the Company and the Public Shareholders and that no further action need be taken with respect to the withdrawn proposal by Seidler. J.C. Bradford has issued its written opinion to the Special Committee to the effect that the Merger Consideration is fair to the Public Shareholders from a financial point of view.


PURPOSE OF AND REASONS FOR THE MERGER; CERTAIN EFFECTS OF THE MERGER


     The principal purposes for the Merger are: (a) for the members of the Buyout Group, along with the New Shareholders, to acquire all of the equity interest in the Company represented by the Public Stock; (b) to give the Public Shareholders the opportunity to dispose of their shares of Common Stock at a fair value; and (c) because the Company has been unable to realize many of the benefits of being a public company, since the market price of the Common Stock, in the view of management, has been artificially depressed due to the Company's operating results, small market capitalization and the lack of an active trading market for the Common Stock. Other than as set forth herein, the members of the Buyout Group have no reason for proposing the Merger at this particular time (as opposed to any other time) and are not aware of any material development affecting the future value of the Common Stock that is not described in this Proxy Statement. See "-- Future Plans of the Company."


     The Merger has been structured so as to enable the Buyout Group, along with the New Shareholders, to acquire all of the equity interest in the Company while maximizing shareholder value for the Public Shareholders. The Merger will terminate all equity interests in the Company of the Company's current shareholders, other than the members of the Buyout Group. Accordingly, the Public Shareholders will share in neither future earnings and growth of the Company nor the risks associated with achieving such earnings and growth following the Merger. The Merger will enable the Public Shareholders to receive a cash payment of $20.70 per share of Common Stock pursuant to a transaction which has been determined by the Special Committee and the Board of Directors of the Company and by Krasovec, as discussed under "-- Determination of Fairness of the Merger by the Special Committee and the Board of Directors" and "-- Position of Krasovec, Gunning, Josephson and Finnell as to Fairness," to be fair to such Public Shareholders, or to seek dissenters' rights as described under "-- Rights of Dissenting Shareholders." The Merger Consideration was the result of arm's-length negotiations between representatives of Krasovec and the members of the Special Committee and their respective advisors following the receipt of the proposal by Krasovec. Following the Merger, the members of the Buyout Group and the New Shareholders, along with holders of other Company Stock Derivatives upon their exercise or conversion, will be the sole beneficiaries of any future earnings and growth of the Company and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future.


     The assumption by the Company of the status of a private company will allow the Company to eliminate the time devoted by its management and certain other employees to matters that relate exclusively to the Company being a public company. Additionally, the Company will be able to reduce certain other costs that relate to being a public company, estimated by the Company to be approximately $600,000 per year, including the following: the cost of preparing, printing and mailing certain corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Common Stock will cease to be quoted on Nasdaq.

     In connection with the Merger and the discussions relating thereto, the members of the Buyout Group have advised the Company that, relating to the structure of the Merger, they did not consider any alternative that would have allowed the Public Shareholders to maintain an equity interest in the Company because no such alternative would have accomplished the purposes of the Merger set forth in this section. The members of the Buyout Group considered, but ultimately rejected, a redemption, including an issuer self tender of the Public Stock, because a merger would permit the Company's shareholders to vote on the transaction and permit sufficient time to raise the necessary financing.

     The Company believes that the Merger will be treated for federal income tax purposes as a redemption by the Company of the Public Stock and, therefore, will not give rise to gain, loss or other income to the Company, to LLC or to Newco. The Merger will be a taxable transaction to the holders of the Common Stock who receive Merger Consideration or cash pursuant to the exercise of dissenters' rights for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. See "The Merger Agreement -- Certain U.S. Federal Income Tax Consequences of the Merger."

     Other than the Company's Second Amended and Restated Employee Stock Purchase Plan, which is expected to be terminated at the Effective Time, all employee benefit and compensation plans of the Surviving Corporation will be substantially the same as the Company's present benefit plans for a period of at least one year. The Surviving Corporation may determine to amend present benefit plans or to initiate additional employee benefit plans in the future to compensate and motivate key employees. See "The Merger Agreement -- Employee Benefits."

DETERMINATION OF FAIRNESS OF THE MERGER BY THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     On March 15, 1998, the Board of Directors (with Krasovec and Josephson abstaining due to inherent conflicts of interest), after receiving the recommendation of the Special Committee, unanimously determined that the Merger is in the best interests of the Company and the Public Shareholders, approved the Merger Agreement and recommended to the Public Shareholders that they approve the Merger Agreement. See "-- Conflicts of Interests."

     In making its determination with respect to the fairness, from a financial point of view, of the Merger, including the Merger Consideration, and in determining to recommend approval of the Merger Agreement to the Board of Directors, the Special Committee considered a number of factors. In making its determination with respect to the fairness of the Merger from a financial point of view, including the Merger Consideration, and in approving the Merger Agreement, the Board of Directors (except for the interested directors) considered the same factors. The material factors so considered by the Special Committee and the Board of Directors were those set forth below. In analyzing the proposed Merger, the Special Committee met on numerous separate occasions, consulted with its financial and legal advisors and had numerous other discussions with Krasovec and his representatives and between the members of the Special Committee. The Special Committee did not perform any financial analysis other than that performed by J.C. Bradford.

          (i) The Special Committee and the Board considered the historical market prices and recent trading activity of the Common Stock and the fact that the Merger Consideration would enable the Public Shareholders to realize a premium over the prices at which the Common Stock has traded in the last year (including the ten business day average of reported closing prices for the Common Stock ending with the day prior to the date of the Company's press release reporting the Merger (the "Public Announcement Date") which was $17.375); and the Merger Consideration represents a 19% premium over the ten business day average price and a 30% premium over the average of the closing prices during the 120 business days prior to the Public Announcement Date. Although such prices may not adequately reflect the value of the Common Stock in the view of management, the historical market prices of the Common Stock for the past year were deemed relevant because they indicate the arm's-length trading prices of the Common Stock for that period as determined in the open market. In the judgment of the Special Committee and the Board, the fact that the Merger Consideration represents a premium over such prices is a significant factor in the determination of fairness.

          (ii) The Special Committee and the Board considered the oral opinion of J.C. Bradford to the effect that, as of March 15, 1998, the Merger Consideration of $20.70 in cash per share of Common Stock to be received by the Public Shareholders in the Merger was fair to such shareholders from a financial point of view and also considered the analyses underlying such opinion. See "-- Opinion of Special Committee's Financial Advisor." A copy of the written J.C. Bradford opinion, dated the date hereof, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement and should be carefully read in its entirety.

          (iii) The Special Committee and the Board considered information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the risks involved in achieving such prospects, and the current state of the promotional products industry, including the Special Committee's views regarding the economic and market conditions affecting the Company and such industry. The Special Committee and Board believe that the promotional products industry will face increased competition in the future, notably from Internet-based advertising, and that this trend could adversely affect the future growth prospects of the industry and the Company. Therefore, the Special Committee determined that there was significant risk involved in the Company achieving future growth that would support a price per share higher than the Merger Consideration.

          (iv) The Special Committee and the Board also evaluated the Merger Consideration in light of the following factors: price, the ability of LLC to consummate the proposed transaction, the percentage of Common Stock owned by the members of the Buyout Group, the proposed structure of the transaction and anticipated closing date, and the fiduciary obligations of the Special Committee and the Board to the Public Shareholders. Based upon information provided by LLC, the Special Committee and the Board believed that LLC could obtain the financing required to complete the Merger. In addition, because of the percentage of Common Stock owned by members of the Buyout Group, the Special Committee and the Board considered it likely that the Merger would be approved by the shareholders of the Company.

     These factors, when combined with the structure of the transaction as a merger, led the Special Committee and the Board to conclude that the Merger could be completed more quickly than any alternative transaction, with less disruption of the Company's business operations.

          (v) The Special Committee considered the risks to the Company and the Public Shareholders of entering into the Merger Agreement with LLC, including (a) LLC being a newly-formed company without any significant assets prior to consummation of the Merger, (b) LLC's ability to consummate the Merger being dependent upon its ability to close on the financing and
     (c) the provisions of the Merger Agreement requiring the Company in certain circumstances to reimburse LLC for its reasonable and customary out-of-pocket expenses in the event that the Merger is not consummated.

          (vi) The Special Committee also considered the fact that consummation of the Merger would preclude the Public Shareholders from having the opportunity to participate in the future growth prospects of the Surviving Corporation. Accordingly, in reaching its conclusion to approve the Merger Agreement, the Special Committee considered the Revised Projections (as defined below) and determined, based in part on these projections and on J.C. Bradford's analysis of these projections, that the future prospects of the Company are adequately reflected in the Merger Consideration. The Special Committee believed that it was appropriate to consider management's projections in its analysis because management is in the best position to analyze the financial prospects of the Company. In addition, the Special Committee recognized that the members of the Buyout Group will have the opportunity to benefit from any increases in the value of the Surviving Corporation following the Merger. See "-- Conflicts of Interest,"
     "-- Future Plans of the Company," "-- Certain Projections" and "-- Purpose of and Reasons for the Merger; Certain Effects of the Merger."

          (vii) The Special Committee also considered the fact that the Merger would afford the Public Shareholders an opportunity to dispose of their Common Stock at fair value without the possible diminution of value resulting from the lack of an active trading market and without payment of brokerage fees.

     The Special Committee considered whether the Company should actively seek other potential buyers for the Company, but did not solicit other offers and did not request J.C. Bradford to seek other bids or explore other alternatives to the Merger. Based on statements by LLC, the Special Committee believed that LLC would withdraw the proposal set forth in the Merger Agreement if the Company were to solicit competing offers. Moreover, the Special Committee concluded that there were very few, if any, other companies in the promotional products industry that would be plausible acquirers of the Company and that there could be no assurance that soliciting other offers would lead to an alternative transaction more favorable to the Public Shareholders than the Merger. The Special Committee and the Board of Directors also considered that the Merger Agreement did not preclude unsolicited offers. The Special Committee and the Board of Directors believed that the public awareness of ability to consider unsolicited proposals disclosed in the Current Report on Form 8-K filed promptly after the execution of the Merger Agreement would act as a "market check" and confirm to the Special Committee and the Board of Directors that no other potential superior offers were available or, alternatively, would generate one or more superior offers.

     In view of the various factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by J.C. Bradford and taking into account the existing trading ranges for the Common Stock, the Special Committee determined that the Merger, including the Merger Consideration, was fair from a financial point of view, to the Public Shareholders. The Special Committee and the other members of the Board of Directors believe that the Merger was considered in a manner that was procedurally fair to the Public Shareholders and that the directors properly discharged their responsibilities and duties.

     Krasovec and Josephson are the only members of the Board of Directors who are members of the Buyout Group. Accordingly, Krasovec and Josephson did not participate on the Special Committee and abstained from voting on the Merger due to inherent conflicts of interest. See "-- Conflicts of Interest."

     The Company believes that the manner in which the Merger is to be implemented is procedurally fair to the Public Shareholders based on the following factors: (i) the Special Committee was formed to promote and protect the interests of the Public Shareholders; (ii) the Special Committee was comprised solely of members of the Board of Directors who are neither members of the Buyout Group nor officers of the Company (but who will receive cash in exchange for their Common Stock, including shares of Common Stock to be issued upon the anticipated exercise of their warrants, upon consummation of the Merger); (iii) the Special Committee retained an independent financial advisor, J.C. Bradford, and independent legal counsel, Fulbright & Jaworski L.L.P.; and
(iv) the negotiations between Krasovec and the Special Committee and their respective counsel of the terms of the Merger Agreement were conducted on an arm's-length basis.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     J.C. Bradford was retained by the Special Committee to assist the Special Committee and the Board of Directors in evaluating the proposed Merger and to render its opinion as to the fairness from a financial point of view of the consideration to be received by the Public Shareholders in the Merger. J.C. Bradford is a nationally recognized investment banking firm that engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.C. Bradford was selected as the Special Committee's financial advisor based upon such expertise.

     On March 15, 1998, J.C. Bradford delivered its oral opinion to the Special Committee to the effect that, as of such date, the Merger Consideration was fair to the Public Shareholders from a financial point of view. J.C. Bradford subsequently confirmed its oral opinion by delivery of its written opinion dated as of the date of this Proxy Statement. J.C. Bradford's opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be received by the Public Shareholders in the Merger and does not constitute a recommendation to any shareholder as to whether such shareholder should vote in favor of the Merger. J.C. Bradford conducted valuation analyses of the Common Stock and evaluated the Merger Consideration, but was not asked to and did not recommend a specific per share price to be issued pursuant to the Merger. J.C. Bradford's opinion does not address the likely tax consequences of the Merger to any Public Shareholder. In addition, J.C. Bradford was not asked to consider and its opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. J.C. Bradford did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates and has not been provided with any such evaluation or appraisal. The full text of J.C. Bradford's written opinion, which sets forth the assumptions made, procedures followed, matters considered, and limits of its review undertaken in connection with the opinion, is included as Appendix B and is incorporated by reference herein. The Public Shareholders are urged to and should read such opinion in its entirety.

     In conducting its analysis and delivering its opinions, J.C. Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances, including the following items J.C. Bradford considers material to its opinion: (i) the Merger Agreement; (ii) the historical and current financial position and results of operations of the Company; (iii) the Revised Projections for the fiscal years beginning September 1, 1997 and ending August 31, 2003, prepared for the Company by its senior management; (iv) certain financial and securities data of certain other companies, the securities of which are publicly traded and that J.C. Bradford believed to be generally comparable to the Company; (v) prices and premiums paid in certain other acquisitions and transactions that J.C. Bradford believed to be relevant; and
(vi) historical and current price and trading activity for the Common Stock. J.C. Bradford also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. With the permission of the Special Committee, J.C. Bradford assumed that financing for the Merger had been irrevocably obtained on the terms set forth in commitment letters and highly confident letters from financing sources previously reviewed by

J.C. Bradford, and that the Merger Agreement had been executed and delivered by the parties thereto on terms substantially similar to those contained in the most recent draft thereof supplied to and reviewed by J.C. Bradford as of the date of its opinion. In addition, J.C. Bradford took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the promotional products industry generally.


     J.C. Bradford's opinion is necessarily based upon general economic, market, financial and other conditions as they existed on the date thereof and the information made available to J.C. Bradford through such date. For purposes of the opinion, J.C. Bradford relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility for independent verification of such information. J.C. Bradford has assumed, and the management of the Company has represented, that the information provided by the Company, including the Revised Projections had a reasonable basis and reflected the best currently available estimates and judgments of the Company's management as to the recent and likely future performance of the Company. J.C. Bradford did not make any adjustments to the Revised Projections. See "-- Certain Projections." J.C. Bradford also relied upon the representations of the Company's management that they were not aware of any information or fact that would make the information provided to J.C. Bradford incomplete or misleading, J.C. Bradford was not authorized by the Special Committee or the Company to solicit, and did not solicit, other entities for purposes of a possible business combination. No limitations were imposed by the Special Committee or the Company on the scope of J.C. Bradford's investigation or the procedures to be followed in rendering its opinion. The opinion was based upon the information available to J.C. Bradford and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing the opinion and J.C. Bradford has no duty or obligation to update or amend its opinion or otherwise advise the Special Committee, the Board of Directors or any other party or person of the occurrence of any such events.


     In preparing its report to the Special Committee, J.C. Bradford performed a variety of financial and comparative analyses and considered a variety of factors, including (i) comparable company analysis; (ii) discounted cash flow analysis; (iii) leveraged buyout analysis; (iv) premium analysis; and (v) stock trading analysis. The summary of J.C. Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying J.C. Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, J.C. Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, J.C. Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. With respect to the comparable company analysis summarized below, no company utilized as a comparison is identical to the Company and such analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The analyses performed by J.C. Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The following is a summary of the report presented by J.C. Bradford to the Special Committee on March 7, 1998:

          (a) Comparable Company Analysis. Using publicly available information, J.C. Bradford reviewed certain financial and operating data for several publicly traded companies engaged in businesses with characteristics similar to the Company's (the "Comparable Company Group"). The Comparable Company Group includes CCS Industries, Inc., Equity Marketing, Inc., Lillian Vernon Corp., Racing Champions Corp. and Swiss Army Brands, Inc. J.C. Bradford advised the Special Committee that there were no publicly traded companies directly comparable to the Company and the analysis had to be considered in light of that qualification. J.C. Bradford calculated the current market price of each company as a multiple of estimated 1998 earnings ("1998 P/E"), which ranged from 11.3x to 25.6x with an adjusted average multiple of 13.1x; current market price as a multiple of estimated 1999 earnings ("1999 P/E"), which ranged from 9.3x to 22.2x with an adjusted average multiple of 11.2x; current market price as a multiple of book value ("Book Value Multiple"), which ranged from 1.2x to 2.6x with an adjusted average multiple of 1.7x; total firm value (defined as equity market value plus net debt) as a multiple of last twelve months ("LTM") revenues ("Revenue Multiple"), which ranged from 0.6x to 2.1x with an adjusted average multiple of 0.9x; and total firm value as a multiple of LTM earnings and earnings before interest, taxes, depreciation and amortization ("EBITDA") (the "EBITDA Multiple"), which ranged from 5.7x to 9.0x with an adjusted average multiple of 7.4x. J.C. Bradford compared the Comparable Company Group multiples to the corresponding multiples in the Merger, including 12.6x 1998 P/E, 10.3x 1999 P/E, 2.1x Book Value Multiple, 0.9x Revenue Multiple and 7.2x EBITDA Multiple.

          (b) Discounted Cash Flow Analysis. Using discounted cash flow analysis, based on information obtained from the senior management of the Company, J.C. Bradford discounted to present value the future cash flows that the Company is projected to generate through 2003, under various circumstances, assuming the Company performed in accordance with the Revised Projections. J.C. Bradford calculated terminal values for the Company (i.e., the values at the 2003 fiscal year end) by applying multiples of EBITDA and earnings in the year 2003. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the Company's cost of capital. J.C. Bradford's analysis of operating cash flows yielded an implied value per share ranging from $19.27 to $23.17. J.C. Bradford's analysis utilizing the free cash flow method resulted in per share values ranging from $19.94 to $22.37. J.C. Bradford also calculated various implied future stock prices of the Company based on its projected net earnings for fiscal years 1999 to 2003 and discounted those prices to present values using different discount rates chosen to reflect different assumptions regarding the Company's cost of capital. Based on the above described analysis, the implied value per share ranged from $18.16 to $20.95 as compared to the closing stock price of the Common Stock on March 3, 1998 of $17.38 and the offer price of $20.70.

          (c) Leveraged Buyout Analysis. J.C. Bradford utilized the Revised Projections provided by senior management of the Company to analyze the value of the Company as a stand-alone entity in a leveraged transaction. Based on the structure of the proposed recapitalization and the proposed offer of $20.70 per share of Common Stock in the Merger, J.C. Bradford calculated the five-year internal rates of return ("IRRs") to the convertible preferred equity holders and the equity investors, and analyzed the total indebtedness to be incurred as a result of the transaction. J.C. Bradford calculated terminal values for the Company (i.e., the values at the 2003 fiscal-year end) by applying multiples of EBITDA in the year 2003. J.C. Bradford noted that, based on the foregoing, the convertible preferred equity holders are projected to achieve an IRR of between 22.9% and 25.0% over the five-year period, and that the equity investors are projected to achieve an IRR of between 31.1% and 36.9% over the five-year period. J.C. Bradford also noted that upon completion of the transaction, the Company's total indebtedness to LTM EBITDA ratio will be approximately 4.8x. Based upon its experience in leveraged transactions, J.C. Bradford noted that these return levels are generally consistent with those required in such transactions.

          (d) Premium Analysis. J.C. Bradford prepared an analysis of the premiums paid in 386 completed cash acquisitions of public companies since January 1995 in which 100% of the target's shares were controlled by the acquirer following the acquisition. J.C. Bradford considered, among other factors, the type of consideration used in the acquisition and the premiums paid based on the closing price of the target's shares at one day, one week and four weeks prior to the announcement. For all cash acquisitions where 100% of the target's shares were controlled by the acquirer following the acquisition, J.C. Bradford calculated median premiums of 24.0%, 27.5% and 33.6% at one day, one week, and four weeks prior to the announcement, respectively. These premiums, based upon the announcement date of March 16, 1998, imply per share equity values for the Company of $21.55, $22.15 and $22.38, respectively. These premiums, when applied to the 30-day average stock price as of March 7, 1998, imply per share equity values for the Company of $19.98, $20.55 and $21.54, respectively.

          (e) Stock Trading Analysis. J.C. Bradford reviewed and analyzed the historical trading volume and prices at which the Common Stock has traded since the Company's initial public offering. J.C. Bradford noted that trading activity was limited and that the trading market was relatively illiquid. J.C. Bradford also noted that the highest traded price was $24.00, which occurred in April 1996, and the lowest traded price was $9.25, which occurred in May 1994.


     Pursuant to the terms of an engagement letter dated February 12, 1998, the Company agreed to pay J.C. Bradford for acting as financial advisor to the Special Committee in connection with the Merger a fee as follows: (i) $50,000 upon execution of the engagement letter, (ii) $75,000 at the time J.C. Bradford notified the Special Committee that it was prepared to render its opinion concerning the Merger, and (iii) $100,000 upon delivery of the opinion by J.C. Bradford. The fees paid to J.C. Bradford were not contingent upon the consummation of the Merger and were to be paid regardless of the substance of the opinion of J.C. Bradford. In addition, the Company has agreed to reimburse J.C. Bradford for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify J.C. Bradford and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, J.C. Bradford has traded, and may in the future trade, securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


     J.C. Bradford was engaged by the Special Committee to render its opinion as to the fairness from a financial point of view of the consideration to be received by the Public Shareholders in the Merger in connection with the Special Committee's discharge of its fiduciary obligations. The engagement letter between J.C. Bradford and the Special Committee provides, and J.C. Bradford has advised the members of the Board of Directors and the Special Committee, that J.C. Bradford does not believe that any person (including any shareholder of the Company) other than the Board of Directors and the Special Committee has the legal right to rely upon J.C. Bradford's opinion for any claim arising under state law and that, should any such claim be brought against J.C. Bradford, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Company's Board of Directors and the Special Committee under applicable state law.


POSITION OF KRASOVEC, GUNNING, JOSEPHSON AND FINNELL AS TO FAIRNESS



     Krasovec, Gunning, Josephson and Finnell have concluded that the Merger and the Merger Consideration are fair to the Public Shareholders and recommend that the Public Shareholders vote in favor of the Merger based upon the following factors: (i) the conclusions and recommendations of the Special Committee and the Company's Board of Directors; (ii) the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arm's-length good faith negotiations between the Special Committee and its advisor and Krasovec and his advisors; (iii) the Financial Analyses, (as defined below) prepared by Merrill Lynch and (iv) the other factors referred to above as having been taken into account by the Special Committee and the Board of Directors. See "-- Determination of Fairness of the Merger by the Special Committee and the Board of Directors," "-- Opinion of the Special Committee's Financial Advisor" and "-- Material Prepared by Krasovec's Advisor." Krasovec, Gunning, Josephson and Finnell also took into account the factors referred to above as having been taken into account by the Special Committee and the Company's Board of Directors.



     In view of the variety of factors considered in connection with their evaluation of the Merger and the Merger Consideration, Krasovec, Gunning, Josephson and Finnell did not find it practicable to assign relative weights to the factors considered in reaching their decision and, therefore, Krasovec, Gunning, Josephson and Finnell did not quantify or otherwise attach relative weights to the specific factors considered by the Special Committee, the Company's Board of Directors and themselves.


     Krasovec engaged Merrill Lynch and Allen to provide advice regarding, and to assist in negotiating, the Merger Agreement. Krasovec also engaged Merrill Lynch to assist in obtaining the financing necessary to consummate the transactions contemplated by the Merger Agreement. Neither Merrill Lynch nor Allen were engaged to, nor did either of them render, any opinion as to the fairness of the Merger Consideration. If the Merger is consummated, Allen will be paid a fee of $700,000 for providing advice and assistance with respect to negotiating the Merger Agreement and Merrill Lynch will be paid fees in the aggregate of $5,025,000 for (i) providing advice and assistance with respect to negotiating the Merger Agreement, (ii) acting as co-arranger in connection with the $50 million senior secured credit facility to be provided to the Surviving Corporation pursuant to that certain commitment letter, dated March 15, 1998 from Merrill Lynch, NationsBank and NMS, (iii) acting as an initial purchaser in connection with the issuance by the Surviving Corporation of up to $100 million principal amount of Senior Subordinated Notes pursuant to that certain highly confident letter, dated March 15, 1998, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, (iv) issuing the highly confident letter relating to the Senior Subordinated Notes and (v) acting in connection with the placement of units of Preferred Stock and common stock of the Surviving Corporation (for which Ares will also obtain a fee). Regardless of whether the Merger is consummated, Merrill Lynch and Allen will be reimbursed for all out-of-pocket expenses. All amounts owed to Merrill Lynch and Allen will be paid by the Surviving Corporation pursuant to its agreement to pay all expenses of the transaction. See "-- Expenses" and "The Merger
Agreement -- Termination."

MATERIAL PREPARED BY KRASOVEC'S ADVISOR

     Merrill Lynch was retained by Krasovec to act as his financial advisor. On November 19, 1997 and again on December 5, 1997, Merrill Lynch met with Krasovec and provided him with certain financial analyses (respectively, the "November Financial Analyses" and the "December Financial Analyses" and together, the "Financial Analyses"). The Financial Analyses were preliminary and were never updated after December 5, 1997. The Financial Analyses are described below and the full text of the Financial Analyses are filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the Merger and will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of shares of Common Stock or by any representative of such a holder designated as such in writing. The description below is qualified by reference to the text of such Financial Analyses. Merrill Lynch was not requested to, and did not, render any opinion as to the fairness of the consideration to be received by the Public Shareholders, or any other party, in the Merger nor did Krasovec or the Buyout Group obtain any opinion as to the fairness of the Merger to the Public Stockholders.

     Merrill Lynch prepared the Financial Analyses based on its review of (i) the Company's publicly available business and historical financial information,
(ii) the historical market prices and trading volume of the Company's Common Stock, (iii) certain initial financial forecasts prepared and furnished by the Company's management, (iv) publicly available business and historical financial information of companies it deemed comparable to the Company, (v) the historical market prices of the common stock of the companies referred to in clause (iv), and (vi) business trends in the business segments in which the Company operates. Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Company, nor was Merrill Lynch furnished with any such evaluation or appraisal.

     The following is a summary of the material financial analyses used by Merrill Lynch in preparing the December Financial Analyses (all of the analyses are as of December 5, 1997), which, except as described below, are not materially different than the financial analyses used by Merrill Lynch in preparing the November Financial Analyses:

(a)  Recent Stock Price and Earnings Performance

     Merrill Lynch reviewed the historical trading prices and volumes at which the Common Stock had traded since June 1993 (when the Company effected an initial public offering) as well as during the twelve month period beginning December 1996 and compiled the percentage of Common Stock traded within and below various price ranges. Such review included Merrill Lynch's analysis of the historical trading prices of the Common Stock as compared to the Standard & Poor's 400 Index and a composite index comprised of four other publicly traded corporations in businesses comparable to the Company's business: Cyrk Inc., Equity Marketing, HA-LO Industries and Swiss Army Brands. Representatives of Merrill Lynch advised Krasovec that there were no publicly traded companies directly comparable to the Company and that the analysis had to be considered in light of that qualification. The analysis of such historical share trading prices indicated that the Common Stock underperformed both the Standard & Poor's 400 Index and the comparable composite index during each period. Since June 1993, the Standard & Poor's 400 Index had increased 118.5%, the comparable composite index had increased 384.5%, and the Common Stock had increased 29.3%. Since December 1996, the Standard & Poor's 400 Index had increased 27%, the comparable composite index had increased 0.3%, and the Common Stock had decreased 5.6%. This analysis also revealed that the twelve month high for the Common Stock was $21.50 and the twelve month low was $12.00, with the Common Stock trading at $14.88 on December 2, 1997.

(b)  Discounted Cash Flow Analysis

     Because there are few publicly traded companies comparable to the Company and because acquisitions of comparable companies have been made primarily by the Company and have been small acquisitions with little publicly disclosed financial information, Merrill Lynch noted that the best method to value the Company was by its discounted cash flows. Merrill Lynch performed a discounted cash flow analysis based on projected cash flows per share.

     In performing the November Financial Analyses Merrill Lynch used a forecast of the Company's income statement (including EBITDA) as well as selected cash flow items (the "Initial Projections") for the years 1998 through 2004 that was prepared by the Company, without making any adjustments to such forecasts. Merrill Lynch then calculated ranges for the terminal value of the Company applying to the EBITDA estimate for fiscal year 2004 terminal value multiples ranging from 6.0x to 8.0x (which multiples were selected by Merrill Lynch on the basis of its experience and judgment). Merrill Lynch then discounted the stream of free cash flows (as estimated by Merrill Lynch) for fiscal years 1998 through 2004 as well as the terminal value of the Company using discount rates ranging from 11% to 13%, representing Merrill Lynch's estimate of the weighted average cost of capital of the Company. Based on these calculations, Merrill Lynch calculated a value per share of Common Stock ranging from $29.23 to $43.74.

     In performing the December Financial Analyses, Merrill Lynch used the Initial Projections, without making any adjustments to such forecasts. Merrill Lynch than calculated ranges for the terminal value of the Company applying to the EBITDA estimate for fiscal year 2004 terminal value multiples ranging from 6.0x to 8.0x (which multiples were selected by Merrill Lynch on the basis of its experience and judgment). Merrill Lynch then discounted the stream of free cash flows (as estimated by Merrill Lynch, such estimate being revised from the estimate used in the November Financial Analyses) for fiscal years 1998 through 2004 as well as the terminal value of the Company using discount rates ranging from 11% to 13%, representing Merrill Lynch's estimate of the weighted average cost of capital to the Company. Based on these calculations, Merrill Lynch calculated a value per share of Common Stock ranging from $32.44 to $47.13. Merrill Lynch included this calculation in an appendix to the December Financial Analyses.


     After meetings with the Company's management and after conducting its due diligence investigation of the Company, Merrill Lynch formulated a set of adjustments to the Initial Projections (as adjusted, the "Adjusted Projections"). In comparison with the Initial Projections, the Adjusted Projections reflected (i) revenue and operating profit increasing at a more conservative rate since Merrill Lynch believed that such rate was more consistent with the Company's historical rates of revenue growth and operating profit growth; (ii) capital expenditures increasing since Merrill Lynch believed that it was appropriate to project an increase in capital expenditures consistent with the projected increase in sales; and (iii) depreciation increasing since Merrill Lynch believed that it was appropriate to project an increase in depreciation consistent with the increase in projected capital expenditures. Performing an analysis substantially identical to the one described in the immediately preceding paragraph on the Adjusted Projections yielded a value per share of Common Stock ranging from $18.00 to $28.00. Merrill Lynch included this result in the December Financial Analyses.

(c) Comparable Public Company Multiples Analysis

     Merrill Lynch reviewed certain publicly available financial, operating and stock market information for Cyrk Inc., Equity Marketing Inc., HA-LO Industries, Swiss Army Brands, and Bemrose Corporation (a European company), which are publicly traded companies that Merrill Lynch deemed to be similar in certain respects to the Company. Although these companies were deemed comparable based on certain characteristics of their business, each was different from the Company in other key respects. Nevertheless, Merrill Lynch used these companies in its analysis because few publicly traded comparable companies exist. Merrill Lynch calculated, among other things, (i) market value of equity as a multiple of estimated 1997 and 1998 earnings per share and (ii) market capitalization as a multiple of the last twelve months sales, EBITDA, and EBIT. For the relevant periods the comparable companies had a (i) median market value of equity to earnings per share of 18.6x and 19.1x for estimated 1997 and 1988 earnings, respectively and (ii) market capitalization as a multiple of the last twelve month sales, EBITDA and EBIT of .87x, 8.4x and of 11.5x, respectively. The Company's multiples were lower than the median public company comparable multiple in each of the calculations with (i) market value of equity as a multiple of estimated 1997 and 1998 earnings of 12.9x and 10.9x, respectively and (ii) market capitalization as a multiple of the last twelve months sales, EBITDA and EBIT of .76x, 5.8x and 9.0x, respectively. Based on these comparable public company multiples, Merrill Lynch calculated a reference value for the Common Stock ranging from $14.50 to $25.00.

(d) Comparable Company Acquisition Multiples Analysis

     Merrill Lynch also examined ten transactions involving the acquisition of comparable manufacturing companies since 1994 and five transactions involving the acquisition of comparable distributors since 1995. The Company was the acquiror in each of the ten transactions involving manufacturing companies. For nine of the ten transactions Merrill Lynch determined the multiple of transaction value to sales, with the analysis revealing a range of 0.44x to 1.52x with the median multiple being 0.95x. For the five acquisitions of comparable distributors, HA-LO was the acquiror in three of the transactions and Cyrk Inc. was the acquiror in two of the transactions. Merrill Lynch determined for each of these five transactions the multiple of transaction value to sales, with the analysis revealing a range of 0.10x to 1.46x and the median multiple being 0.40x. These comparable company acquisition multiples indicate a reference value for the Common Stock ranging from $19.00 to $27.00.

     Selecting portions of the material set forth above, without considering the material as a whole, could create an incomplete view of the processes underlying the analysis of Merrill Lynch. Moreover, as indicated above, the material was preliminary when presented on December 5, 1997 and has not been updated since that time. Additionally, no company or transaction used in the material for comparison is identical to the Company or the Merger. The material was prepared solely for the purposes described above and did not and does not purport to be an appraisal or necessarily to reflect the prices at which businesses or securities actually may be sold. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Merrill Lynch, their inclusion in this Proxy Statement should not be regarded as an indication that Merrill Lynch believes that future results or actual values will not be materially different from these forecasts or assumptions.

     Merrill Lynch provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company for its own account and for the account of customers.

     Merrill Lynch is acting as financial advisor in connection with the Merger based upon Merrill Lynch's qualifications, expertise and reputation, including the fact that Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. Pursuant to an engagement letter between Krasovec and Merrill Lynch, dated as of January 12, 1998, Krasovec has agreed to pay Merrill Lynch a fee of $1,500,000 payable in cash upon the closing of the Merger. Krasovec has also agreed to pay, upon request, Merrill Lynch's reasonable out-of-pocket expenses incurred in connection with its activities under the engagement letter and to indemnify it against certain liabilities, including under the federal securities laws.

CERTAIN PROJECTIONS


     The Company does not as a matter of course make public forecasts or projections as to future revenues or results of operations. As discussed above in "-- Determination of Fairness of the Merger by the Special Committee and the Board of Directors," "-- Opinion of Special Committee's Financial Advisor," and "-- Material Prepared by Krasovec's Advisor," management presented estimates of the Company's future financial performance to representatives of Merrill Lynch and to representatives of J.C. Bradford and to certain independent directors in connection with their analysis of the proposed Merger. Management initially prepared the Initial Projections in November 1997, which it provided to representatives of Merrill Lynch in that month. As described above, Merrill Lynch formulated a set of adjustments to the Initial Projections (as adjusted, the "Adjusted Projections"). Management concluded, based upon historical performance and the Company's operating results subsequent to the preparation of the Initial Projections, that the Initial Projections were too optimistic and, accordingly, management revised its estimates in January 1998. Management provided the revised projections ("Revised Projections") to representatives of J.C. Bradford, certain independent directors and its Financing Sources in February 1998. The Initial Projections, the Adjusted Projections and Revised Projections are summarized in the table below.


     While presented with numerical specificity, the projections are based upon numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that are more aggressive than recent historical results. Because there can be no assurance that the Company will complete any acquisitions, the projections do not reflect any future acquisitions by the Company and were prepared based on the assumption that the Company will not complete any acquisitions of other businesses during the five-year period covered by the projections. An important element of the Company's business strategy is to selectively acquire other businesses. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those predicted.

     While the projections were prepared in good faith, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied upon as such. Additionally, the financial projections do not reflect revised prospects for the Company, changes in general business and economic conditions, or any other transaction or event that has occurred or may occur and that was not anticipated at the time such information was prepared. The projections were not prepared with a view toward public disclosure or complying with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures regarding these projections, and accordingly, assume no responsibility for them. Shareholders are cautioned not to place undue reliance on the projections.


                                        FOR THE FISCAL YEAR ENDED AUGUST 31,
                              ---------------------------------------------------------
                               1998      1999      2000      2001      2002      2003
                              -------   -------   -------   -------   -------   -------
                                                (DOLLARS IN MILLIONS)
Initial Projections:
  Sales.....................    195.0     210.0     226.0     243.0     262.0     283.0
  EBITDA....................     26.9      30.6      34.1      38.0      42.3      47.0
Adjusted Projections:
  Sales.....................    188.3     195.8     203.6     211.8     220.3     229.1
  EBITDA....................     25.8      28.6      29.8      30.8      31.9      33.0
Revised Projections:
  Sales.....................    193.4     207.8     223.5     239.9     258.0     276.0
  EBITDA....................     26.0      29.3      32.2      35.4      38.5      42.5

CONFLICTS OF INTERESTS

     In considering the recommendations of the Company's Board of Directors, the Company's shareholders should be aware that certain members of the Company's management and the Board of Directors have interests in the Merger beyond the interests of the Public Shareholders that may create potential conflicts of interest.

     Krasovec is the Chairman, Chief Executive Officer and President of the Company and a member of the Buyout Group. Josephson, a director of the Company, is also a member of the Buyout Group. In addition, Josephson is an affiliate of Allen, which is one of the financial advisors retained by Krasovec to provide financial advice in connection with the proposed Merger. Allen and Josephson will continue to own warrants to acquire common stock of the Surviving Corporation. Due to their conflicts of interest, Krasovec and Josephson did not participate on the Special Committee and abstained from evaluating and voting on the Merger.


     As of the Record Date, Krasovec and the other members of the Buyout Group beneficially owned 660,917 and 474,088 shares of Common Stock, respectively (representing approximately 13.0% and 9.3%, respectively, of the Common Stock then outstanding). In the Merger, Krasovec's ownership position in the Company will be converted into beneficial ownership of approximately 44% of the total outstanding common stock of the Surviving Corporation immediately after the Merger, and the ownership position in the Company of the rest of the members of the Buyout Group will be converted into beneficial ownership of approximately 32% of the total outstanding common stock of the Surviving Corporation immediately after the Merger.


     Following the Merger, the members of the Buyout Group and the New Shareholders will own, in the aggregate, 100% of the Surviving Corporation's common stock outstanding immediately after the Merger. Accordingly, the members of the Buyout Group have a direct economic interest in the Merger. See
"-- Future Plans of the Company."

     Additionally, substantially all of the members of the Buyout Group hold Company Stock Derivatives to purchase shares of Common Stock. As set forth in the Merger Agreement, all such derivatives (whether or not exercisable) will continue to be outstanding after the Effective Time and shall entitle the holders of such derivatives to purchase common stock of the Surviving Corporation under the same terms and conditions as existed immediately prior to the Effective Time, except that the term of all Company Stock Derivatives (other than convertible debt and employee incentive stock options) shall be extended for three years from the date of their current expiration. See "The Merger Agreement -- Conversion of Securities in the Merger; Treatment of Derivatives."

     The opportunity to obtain an equity interest in the Surviving Corporation may have presented the members of the Buyout Group with actual or potential conflicts of interest in connection with the Merger. In light of these inherent conflicts of interest, the Board of Directors of the Company appointed the Special Committee comprised solely of Board members who are not members of the Buyout Group and are not officers of the Company (but who will receive cash in exchange for their shares of Common Stock, including shares of Common Stock to be issued upon their anticipated exercise of their warrants, upon consummation of the Merger).

     In making its determination with respect to the Merger in accordance with its fiduciary duties to the Public Shareholders, the Special Committee and the Board of Directors considered the actual and potential conflicts of interest of the members of the Buyout Group and certain of the Board's members, along with the other matters described under "-- Determination of Fairness of the Merger by the Special Committee and the Board of Directors."

FUTURE PLANS OF THE COMPANY

     It is expected that, following the Merger, the business and operations of the Company will be continued by the Company, as the Surviving Corporation in the Merger, substantially as they are currently being conducted. However, the members of the Buyout Group and the management of the Surviving Corporation will continue to evaluate the Company's business and operations after the consummation of the Merger and make such changes as are deemed appropriate. The Company's executive and corporate headquarters is expected to remain at its current location in Austin, Texas.

     Except as otherwise indicated in this Proxy Statement, the members of the Buyout Group do not have any present plans or proposals subsequent to the Merger that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's corporate structure. However, the Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, the Company is not a party to any agreements, understandings, arrangements or negotiations regarding any material acquisitions; however, as the result of the Company's process of regularly reviewing acquisition prospects, negotiations may occur from time to time if appropriate opportunities arise. See "-- Estimated Fees and Expenses; Sources of Funds."

     The Merger Agreement provides that the directors and officers of Newco immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation. Such persons will continue as directors or officers, as the case may be, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. It is anticipated that the sole director of Newco will be Krasovec, with an additional director who will be designated by the New Shareholders. It is also anticipated that the officers of Newco will be the current officers of the Company.

RIGHTS OF DISSENTING SHAREHOLDERS

     If the Merger Agreement is approved by the required vote of the Company's shareholders and is not abandoned or terminated, shareholders of the Company who did not vote in favor of the Merger may, by complying with Articles 5.12 and
5.13 of the TBCA, be entitled to dissenters' rights as described therein. If a shareholder of the Company has a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

     A VOTE IN FAVOR OF THE MERGER BY A SHAREHOLDER OF THE COMPANY WILL RESULT IN A WAIVER OF THE SHAREHOLDER'S DISSENTERS' RIGHTS.

     The Company's shareholders will have the right to dissent from the Merger and to obtain an appraisal of the fair value of their shares of Common Stock in the event that the Merger Agreement is approved and is not abandoned or terminated. Fair value will be determined as of the day immediately preceding the Meeting.

     The summary set forth below does not purport to be a complete statement of the provisions of Texas law relating to shareholders' rights to dissent and to obtain an appraisal of Common Stock in connection with the Merger and is qualified in its entirety by reference to Articles 5.12 and 5.13 of the TBCA, which are attached hereto as Appendix D, and the other relevant provisions of the TBCA. The TBCA contains provisions that, in the case of the merger of a corporation organized under the laws of Texas, grant Dissenting Shareholders who comply with the procedures set forth in Articles 5.12 and 5.13 the right to receive payment in cash equal to the fair value of their shares. The principal provisions of Articles 5.12 and 5.13 as they apply to the Merger are summarized below.

     To claim dissenters' rights, a shareholder must (i) prior to the shareholder vote on the Merger, file a written objection to the Merger stating that such shareholder intends to demand payment for such shareholder's Common Stock if the Merger is consummated and giving such shareholder's address to which notice of the Merger shall be mailed in the event it occurs; (ii) not vote such shareholder's Common Stock in favor of approval of the Merger; (iii) if the Merger is approved by the Company's shareholders and consummated, demand, in writing, payment of the fair value of such shareholder's shares of Common Stock from the Surviving Corporation (stating therein the number and class of shares of Common Stock owned by such shareholder and an estimate of the fair market value of such shares) within ten days after the date the notice that the Merger has become effective is delivered or mailed to the shareholder, which notice must be provided to all shareholders who complied with
(i) and (ii) above within ten days after the Effective Time of the Merger; and
(iv) within twenty days of filing such written demand for payment, submit to the Surviving Corporation the certificate or certificates representing such shareholder's shares of Common Stock for the purpose of having a notation placed thereon to the effect that a demand for payment with respect thereto has been made.

     Neither an abstention from voting on the Merger proposal nor a vote against the Merger will be deemed to satisfy the requirement that a written objection be filed with the Company before the vote on the Merger. However, a shareholder who has filed a written objection to the Merger as provided above will not be deemed to have waived such shareholder's dissenter's rights by abstaining from voting on the Merger proposal or otherwise not voting; however, such a shareholder will be deemed to have waived such shareholder's dissenters' rights if such shareholder votes in favor of the Merger. A shareholder who fails to make the written demand within the ten-day period described above will be bound by the Merger as if such shareholder had voted in favor thereof. If a shareholder fails to submit such shareholder's certificates within the twenty-day period described above, such shareholder's rights to receive payment pursuant to dissenters' rights shall terminate unless a court for good and sufficient cause determines otherwise.

     In the event that the Merger is approved by the Company's shareholders and a shareholder elects to exercise such shareholder's dissenters' rights, the Surviving Corporation shall, within twenty days of the date it receives such shareholder's written demand for payment, deliver or mail to such shareholder a written notice that either: (i) provides that the Surviving Corporation accepts the amount claimed by the Dissenting Shareholder as the fair value of such shareholder's shares and that the Surviving Corporation agrees to pay such amount within ninety days after the Effective Time of the Merger and upon surrender of the certificates for such shareholder's shares duly endorsed; or
(ii) contains an estimate by the Surviving Corporation of the fair value of the shares and an offer to pay such amount within ninety days after the effective date of the Merger, but only if the Surviving Corporation receives from the shareholder, within sixty days after such date, a notice from the shareholder that such shareholder agrees to accept such amount upon surrender of such shareholder's share certificate or certificates duly endorsed.

     If the Dissenting Shareholder and the Surviving Corporation fail to agree on a value within sixty days after the Effective Time of the Merger, either the shareholder or the Surviving Corporation may, within sixty days after the expiration of such sixty day period, file a petition in any court of competent jurisdiction in Travis County, Texas for the purpose of obtaining a determination of the value of the shares of the Dissenting Shareholder. Then, if the court determines that the shareholder has complied with the requirements for a Dissenting Shareholder under Articles 5.12 and 5.13 of the TBCA, the court will appoint one or more appraisers to determine the value of the shareholder's shares. All Dissenting Shareholders who do not reach agreement with the Surviving Corporation as to the value of their shares within sixty days of the effective date of the Merger will receive notice of such court proceeding, and those who are found to have complied with Articles 5.12 and 5.13 of the TBCA will be bound by the final judgment of the court as to the value of their shares.

     A Dissenting Shareholder who makes a written demand for payment of such shareholder's shares will not thereafter be entitled to vote or to exercise any other rights of a shareholder, except the right to receive payment for such shareholder's shares pursuant to the TBCA.

     A Dissenting Shareholder may withdraw such shareholder's demand for payment for such shareholder's shares at any time before such payment is made. The demand may not be withdrawn after payment by the Surviving Corporation has been made nor may the demand be withdrawn after a petition has been filed with a court for such payment unless the Surviving Corporation consents to the withdrawal of the demand.

     In the absence of fraud in the transaction, the remedy provided by Article
5.12 of the TBCA is the exclusive remedy for the recovery of the value of shares or money damages by a Dissenting Shareholder. If the Surviving Corporation complies but a Dissenting Shareholder fails to comply with the requirements of Articles 5.12 and 5.13 of the TBCA, such shareholder is not entitled to bring an action for the recovery of the value of such shareholder's shares or for money damages.

     ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE MERGER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN COUNSEL. THE FAILURE BY A SHAREHOLDER TO FOLLOW PRECISELY ALL OF THE STEPS REQUIRED BY ARTICLES 5.12 AND 5.13 OF THE TBCA WILL RESULT IN THE LOSS OF THOSE RIGHTS.

ESTIMATED FEES AND EXPENSES; SOURCES OF FUNDS

     Estimated fees and expenses incurred or to be incurred by the Company, LLC, Newco and the members of the Buyout Group in connection with the Merger Agreement and the transactions contemplated thereby are approximately as follows:


Payment of Merger Consideration(1)..........................  $88,000,000
Financial advisory fees, financing commitment fees and
  expenses(2)...............................................    7,175,000
Legal fees and expenses(3)..................................    1,475,000
Accounting and appraisal fees and expenses..................      150,000
SEC filing fees.............................................       16,800
Printing and mailing expenses...............................       75,000
Paying Agent fees and expenses..............................        1,500
Miscellaneous expenses......................................      106,700
                                                              -----------
          TOTAL.............................................  $97,000,000


---------------

(1) Includes payment for all outstanding shares of Common Stock other than those owned by members of the Buyout Group.


(2) Includes the fees and estimated expenses of J.C. Bradford, Merrill Lynch and Allen See "-- Opinion of Special Committee's Financial Advisor" and
    "-- Position of Krasovec, Gunning, Josephson and Finnell as to Fairness."


(3) Includes the estimated fees and expenses of legal counsel for the Special Committee, for the Company, for J.C. Bradford, for Krasovec and the members of the Buyout Group, for Merrill Lynch and for Ares.


     The total funds required to pay the Merger Consideration of $20.70 per share to all Public Shareholders, consummate the other transactions contemplated by the Merger Agreement, refinance certain of the Company's current indebtedness, fund the Surviving Corporation's working capital needs after the Merger, and pay all related fees, costs and expenses is estimated to be approximately $182.4 million, which amount will be obtained by means of certain equity contributions and borrowings as described below. Except as otherwise stated below, all of such equity contributions will become effective at the Effective Time, and all of such borrowings will become available immediately subsequent to the Effective Time upon satisfaction of the conditions in the loan documents. None of the equity contributions or borrowings will become effective or available if the Merger is not consummated for any reason. The terms of and the documentation for the intended borrowings have not yet been finalized and are still being negotiated. Accordingly, the description below of such borrowings is preliminary and not necessarily complete. In any event, the final documentation for such borrowings might contain terms and conditions that are more or less restrictive than currently contemplated.



     The total financing for the Merger Agreement and related costs and expenses will be approximately $182.4 million, of which approximately $88 million will be required to pay the Merger Consideration to the Public Shareholders and approximately $94.4 million will have been incurred to refinance certain of the Company's current indebtedness, fund the Surviving Corporation's working capital needs after the Merger and to pay all expenses of the Company, LLC, Newco and the members of the Buyout Group in connection with the Merger Agreement and the transactions contemplated thereby. Such funds will be furnished from (i) the Equity Financing of approximately $44.4 million, consisting of (A) approximately $24.4 million to be provided by the Buyout Group and the Additional Common Shareholders and (B) $20 million from the issuance to the Preferred Shareholders by the Surviving Corporation of units of Preferred Stock and common stock of the Surviving Corporation, which will be provided pursuant to a commitment letter from Ares, (ii) the $50 million Credit Facilities to be provided to the Surviving Corporation pursuant to a commitment letter from Merrill Lynch, NationsBank and NMS, consisting of (A) a $25 million senior secured term loan which will be fully drawn at the Effective Time and (B) a $25 million senior secured revolving credit facility, of which no more than $10 million will be drawn at the Effective Time, and (iii) up to $100 million from the issuance by the Surviving Corporation of the Senior Subordinated Notes at the Effective Time.


     Equity Financing. At the Effective Time, the Equity Financing, in the amount of approximately $44.4 million, will consist of (A) approximately $24.4 million to be provided by the Buyout Group and the Additional Common Shareholders, as described below, and (B) $20 million from the issuance by the Surviving Corporation of units of Preferred Stock and common stock of the Surviving Corporation, which will be provided pursuant to a commitment letter from Ares, as described below:



     Additional Common Shareholders. Of the $24.4 million of Equity Financing, approximately $20.4 million will be provided by the members of the Buyout Group, by converting their Common Stock (valued at the Merger Consideration of $20.70 per share) into common stock of the Surviving Corporation, and approximately $4 million will be provided through the issuance of new shares of common stock by the Surviving Corporation at the Effective Time to the Additional Common Shareholders, which shareholders may include members of the Buyout Group. An employee of Merrill Lynch is a member of a limited liability company that is anticipated to be an Additional Common Shareholder.


     Preferred Shareholders. At the Effective Time, the Surviving Corporation will issue to the Preferred Shareholders 20,000 units ("Units"), each consisting of (i) one share of the Surviving Corporation's Preferred Stock with a liquidation preference ("Liquidation Preference") of $1,000 per share, and (ii) an undetermined number of shares of common stock. The total number of shares of common stock to be issued to the Preferred Shareholders will represent 15% of the fully diluted common equity of the Surviving Corporation. The Preferred Stock will have no voting rights, other than as required by law, and will be ranked senior in liquidation and payment of dividends to all other classes of capital stock of the Surviving Corporation, now outstanding or hereafter issued. The annual dividend rate (the "Dividend Rate") of the Preferred Stock will be the greater of (i) 12.25% and (ii) the yield to maturity on the Senior Subordinated Notes plus 250 basis points. For the first five years after issuance, dividends will be payable, at the Surviving Corporation's option, in additional shares of Preferred Stock or cash. Thereafter, dividends will be payable in cash. All dividends will accumulate and will be payable (whether in cash or Preferred Stock) quarterly, in arrears. Dividends will accumulate on all unpaid dividends at the applicable annual Dividend Rate.

     The Preferred Stock will be redeemable, in whole or in part, at the option of the Surviving Corporation at any time on or after the dividend payment date that is closest to the fifth anniversary of issuance. The Preferred Stock will also be redeemable at the option of the Surviving Corporation any time on or prior to the fifth anniversary of issuance in certain instances. The Surviving Corporation will have the option to exchange the Preferred Stock at any time for subordinated notes that will have substantially the same terms as the Preferred Stock.

     Credit Facilities. At the Effective Time, Merrill Lynch, NationsBank and certain other lenders (collectively, the "Lenders") will make available to the Surviving Corporation senior secured credit facilities in an aggregate principal amount of $50 million, such Credit Facilities comprising:

     Term Loan Facility. The Lenders will make available a term loan facility in an aggregate principal amount of $25 million (the "Term Loan Facility"). The Term Loan Facility will mature on the fifth anniversary of the Effective Time. Amounts outstanding under the Term Loan Facility will amortize, beginning with the last business day of the first full fiscal quarter after the Effective Time, on a quarterly basis during each year as set forth below:

YEAR                                                AMOUNT
----                                              -----------
1998............................................  $ 3,000,000
1999............................................    4,000,000
2000............................................    5,000,000
2001............................................    6,500,000
2002............................................    6,500,000
                                                  -----------
                                                  $25,000,000

     The Term Loan Facility will be available solely on the Effective Time in a single draw. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed. Borrowings under the Term Loan Facility may be prepaid at any time in whole or in part at the option of the Surviving Corporation, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, prepayments not made on the last day of the relevant interest period). Voluntary prepayments under the Term Loan Facility will be applied pro rata against the remaining scheduled amortization payments under the Term Loan Facility.

     Revolving Facility. The Lenders will make available a revolving credit facility in an aggregate principal amount of $25 million (the "Revolving Facility"). The Revolving Facility will mature on the fifth anniversary of the Effective Time (the "Revolving Facility Maturity Date"). The Revolving Facility will be available for working capital and general corporate purposes in the form of revolving loans and letters of credit ("Letters of Credit") on and after the Effective Time until 30 business days prior to the Revolving Facility Maturity Date. Amounts repaid under the Revolving Facility may be reborrowed to the extent of the commitments then in effect. At the Effective Time, not more than $10 million shall be drawn under the Revolving Facility to consummate the Merger. The unutilized portion of the commitments under the Revolving Facility may be reduced and Revolving Loans may be repaid at any time, in each case, at the option of the Surviving Corporation, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, prepayments not made on the last day of the relevant interest period).

     The Credit Facilities will be secured by (i) a perfected first priority lien on, and pledge of, all the capital stock and intercompany debt of each of the direct and indirect subsidiaries of the Surviving Corporation existing at the Effective Time or thereafter created or acquired (except that to the extent that the pledge thereof would cause material adverse tax consequences, such pledge with respect to foreign subsidiaries shall be limited to 65% of the capital stock of "first tier" foreign subsidiaries), and (ii) a perfected first priority lien on, and security interest in, all of the tangible and intangible properties and assets (including all real property) of the Surviving Corporation and its direct and indirect domestic subsidiaries existing at the Effective Time or thereafter created or acquired, except for those properties and assets which Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, shall determine in its sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon) (all of such collateral, the "Collateral").

     The Surviving Corporation will be entitled to make borrowings at either LIBOR or ABR, plus (A) with respect to LIBOR Loans, (i) in the case of loans under the Revolving Facility, 2.50% per annum; (ii) in the case of loans under the Term Loan Facility, 2.50% per annum; and (B) with respect to ABR Loans, (i) in the case of loans under the Revolving Facility, 1.50% per annum; and (ii) in the case of loans under the Term Loan Facility, 1.50% per annum. A pricing grid governing such rates showing stepups/stepdowns in such rates beginning 12 months after the Effective Time shall be negotiated based upon improved credit measures.

     The Credit Facilities will be subject to a 0.50% per annum commitment fee on the undrawn amount of the commitment, commencing at the Effective Time. The Company intends to repay all indebtedness and terminate all commitments to make extensions of credit under its existing $125 million credit facility arranged by Merrill Lynch (the "Old Credit Facility"). Other than as described herein, the Company has no present plans or arrangements to refinance or repay the Credit Facilities.

     Senior Subordinated Notes. At the Effective Time, the Surviving Corporation will issue up to $100 million principal amount of unsecured senior subordinated notes due 2008, which notes will be sold or placed pursuant to a highly confident letter, dated March 15, 1998, by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates.

EXPENSES

     Except with regard to the expense payments described under the caption "The Merger Agreement -- Termination," the Merger Agreement provides that in the event the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including those incurred by LLC and Newco) will be paid by the Surviving Corporation.

THE MERGER AGREEMENT

     The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and incorporated by reference herein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

THE MERGER

     On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Newco will be merged with and into the Company in accordance with the applicable provisions of the TBCA, and the separate corporate existence of Newco will thereupon cease. The Company will be the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Merger will have the effects specified in the TBCA and in the Merger Agreement.

EFFECTIVE TIME

     Within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the date of the Merger) set forth in the Merger Agreement is satisfied or waived or at such other time or date as the parties may agree, Newco and the Company will cause articles of merger to be filed with the Secretary of State of the State of Texas as provided in the TBCA. Upon completion of such filing and the issuance of a certificate of merger by the Secretary of State of the State of Texas, the Merger will become effective in accordance with the TBCA.

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION


     The Merger Agreement provides that the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, as amended to reflect the Charter Amendments, and the by-laws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the articles of incorporation and by-laws of the Surviving Corporation until amended in accordance with their terms and the TBCA.


DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The Merger Agreement provides that the directors and officers of Newco immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation. Such persons will continue as directors or officers, as the case may be, of the Surviving

Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. It is anticipated that the sole director of Newco will be Krasovec, with an additional director who will be designated by the New Shareholders. It is also anticipated that the officers of Newco will be the current officers of the Company.

CONVERSION OF SECURITIES IN THE MERGER; TREATMENT OF DERIVATIVES

     The Merger Agreement provides that, at the Effective Time, (i) each share of Common Stock (collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than the Non-Merger Consideration Shares (as defined below) and other than Company Common Shares owned by Dissenting Shareholders, will, by virtue of the Merger and without any action on the part of the holders thereof, be converted solely and exclusively into the right to receive the Merger Consideration and any dividends payable as described below; (ii) all Company Common Shares to be converted into the right to receive the Merger Consideration pursuant to clause (i) will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares (other than the right to receive any dividends payable as described below), except the right to receive the Merger Consideration for each of the Company Common Shares, upon the surrender of such holder's certificate(s) in accordance with the terms of the Merger Agreement, without any interest thereon, as provided in the Merger Agreement, or the rights under Articles 5.11, 5.12 and 5.13 of the TBCA; (iii) each Company Common Share issued and outstanding that is owned by any member of the Buyout Group immediately prior to the Effective Time (the "Buyout Shares"), by virtue of the Merger and without any action on the part of the holder thereof, will be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation; (iv) each Company Common Share issued and outstanding that is owned by the Company as treasury stock or any of the Company's Subsidiaries (as defined below) immediately prior to the Effective Time (together with the Buyout Shares and the Company Common Shares held by Dissenting Shareholders, the "Non-Merger Consideration Shares") will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired and cease to exist without payment of any Merger Consideration therefor; (v) each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Newco or the holder thereof, cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor; and (vi) all notes and other debt instruments of the Company that are outstanding immediately prior to the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions. The word "Subsidiary," when used in the Merger Agreement with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     Each Company Stock Derivative to purchase Company Common Shares outstanding immediately prior to the Effective Time shall continue to be outstanding subsequent to the Effective Time as options, warrants and convertible debt of the Surviving Corporation, subject to all expiration, lapse and other terms and conditions thereof, except that the term of all Company Stock Derivatives (other than convertible debt and employee incentive stock options) shall be extended for three years from the date of their current expiration. It is anticipated that all warrants held by directors of the Company (other than Krasovec and Josephson) will be exercised prior to the Effective Time.

PAYMENT FOR AND SURRENDER OF COMPANY COMMON SHARES

     From time to time as needed by the Paying Agent (as defined below), the Surviving Corporation will deposit with such bank or trust company designated by LLC and reasonably acceptable to the Company (the "Paying Agent"), for the benefit of the holders of Company Common Shares, cash, cash equivalents or a combination thereof in an aggregate amount equal to the product of (i) the number of Company Common Shares issued and outstanding at the Effective Time (other than the Non-Merger Consideration Shares) multiplied by (ii) the Merger Consideration (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions from the Surviving Corporation, deliver the Merger Consideration out of the Payment Fund, and, except as described herein, the Payment Fund will not be used for any other purpose. The Company will act as paying agent with respect to payments to holders of Company Stock Derivatives described in the preceding paragraph.

     Promptly after the Effective Time, the Paying Agent will mail to each holder of record (other than the Company, members of the Buyout Group, any of the Company's Subsidiaries or any Dissenting Shareholders) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Merger Consideration, and the Certificates so surrendered will promptly be canceled. Until so surrendered, Certificates will represent solely the right to receive the Merger Consideration plus any declared but unpaid dividends. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. No dividends or other distributions, if any, that are declared prior to the Effective Time and are payable after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Merger Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of surrendered Certificates such declared but unpaid dividends or other distributions, if any, on the appropriate payment date.

     In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Merger Consideration is to be paid to a person whose name is a name other than that in which the surrendered Certificate in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Merger Consideration in a name other than that of the registered holder of the surrendered Certificate, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with the Merger Agreement, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof if required by the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     Any portion of the Payment Fund that remains unclaimed by the former shareholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation, and any former shareholders of the Company will thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Company Common Shares.

     Neither LLC, Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any governmental or regulatory authority, domestic or foreign ("Governmental Entity"), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving

Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

CLOSING OF STOCK TRANSFER RECORDS

     At the Effective Time, the stock transfer books of the Company, other than with respect to Buyout Shares, will be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to corporate existence, good standing, corporate authority, authorization, validity and effect of the Merger Agreement, capitalization, Subsidiaries, conflicts, required filings and consents, finders' fees and brokerage commissions, receipt of J.C. Bradford's opinion, SEC filings, financial statements, undisclosed liabilities and absence of certain changes or events. LLC has also made certain representations and warranties on behalf of itself and Newco, where appropriate, with respect to limited liability company or corporate existence, good standing, corporate and limited liability company authority, authorization, validity and effect of the Merger Agreement, Subsidiaries, conflicts, required filings and consents, finders' fees and brokerage commissions, financing and certain regulatory matters.

ACQUISITION PROPOSALS

     Under the Merger Agreement, the Company has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any Acquisition Proposal (as defined below). The Company has agreed that, prior to the Effective Time, neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit, participate in or encourage, directly or indirectly, any Acquisition Proposal or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. An "Acquisition Proposal" means, other than the transactions among the Company and LLC contemplated by the Merger Agreement or that LLC consents to in writing in advance, any of the following involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or unsolicited written offer (in either case subject to due diligence) with respect to an Acquisition Proposal, the Special Committee or the Board of Directors of the Company shall be entitled to review and participate in negotiations concerning such proposal and furnish confidential information and data concerning the Company and its Subsidiaries to the offeror if the Board of Directors reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the shareholders of the Company; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, LLC with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company. The Company shall notify the Special Committee and LLC immediately of any such unsolicited Acquisition Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited Acquisition Proposal or (ii) the Company's Board of Directors (upon recommendation of the Special Committee) shall withdraw its approval of the Merger Agreement and the transactions contemplated thereby or its recommendation to the shareholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to LLC. Nothing in the Merger Agreement will (x) permit the Company to terminate the Merger Agreement except as provided therein, (y) permit the Company to enter into any agreement to consummate an Acquisition Proposal for as long as the Merger Agreement remains in effect (it being agreed that for as long as the Merger Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal except as otherwise permitted in the Merger Agreement), or
(z) affect any other obligation of the Company under the Merger Agreement. Under the Merger Agreement, LLC shall cause the members of the Buyout Group to notify the Special Committee immediately in the event a member of the Buyout Group receives an unsolicited written proposal or unsolicited written offer with respect to an Acquisition Proposal or any inquiry or contact with any person with respect thereto.

INTERIM OPERATIONS OF THE COMPANY

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, unless LLC has previously consented in writing thereto or unless the Chief Executive Officer of the Company has previously authorized thereto, the
Company: (i) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;
(ii) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) will not amend its articles of incorporation or bylaws or comparable governing instruments; (iv) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in the Merger Agreement would be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify LLC thereof; (v) will promptly deliver to LLC true and correct copies of any report, statement, application or schedule (including exhibits thereto) filed by the Company with the SEC subsequent to the date of the Merger Agreement; (vi) will not (a) issue any shares of its capital stock, other than the issuance of Common Stock issuable upon exercise of Company Stock Derivatives outstanding on the date of the Merger Agreement (in accordance with the present terms thereof), effect any stock split, or otherwise change its capitalization as it existed on the date of the Merger Agreement, (b) grant, confer or award any option, warrant, conversion right or other equity rights not existing on the date of the Merger Agreement to acquire any shares of its capital stock, (c) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement or automatically under any of the Company's stock option plans, (d) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (e) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director, or employee or amend any such agreement in any material respect other than severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (f) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;
(vii) will not (a) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (b) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (viii) will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire any business or assets, except for (a) any purchase or sale of inventory in the ordinary course of business, or (b) any sale, lease or other disposition of assets in the ordinary course of business; (ix) will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments

(other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business; (x) will not, except pursuant to and in accordance with the capital budget disclosed to LLC prior to the date of the Merger Agreement, authorize, commit to, or make capital expenditures; (xi) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"); (xii) will not enter into or agree to enter into any contract without the prior written consent of LLC unless such contract is entered into by the Company for (a) any purchase or sale of inventory undertaken in the ordinary course of business, (b) the sale of accounts receivable that are more than 180 days past due, or (c) any other contract in the ordinary course of business; (xiii) will maintain insurance consistent with past practices for its businesses and properties; (xiv) will not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and (xv) will not take or agree in writing or otherwise to take any action that would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants contained in the Merger Agreement.

CERTAIN FILINGS AND OTHER ACTIONS

     The Company and LLC have agreed, subject to the terms and conditions provided in the Merger Agreement, that they will (i) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities, in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including this Proxy Statement and information required by Schedule 13E-3 and Schedule 14A; and (ii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of the parties will take all such necessary action.

ACCESS TO INFORMATION

     The Company has agreed that, from the date of the Merger Agreement to the Effective Time, it will, and will cause its Subsidiaries to, subject to the execution of reasonable confidentiality agreements that the Company may elect to require, (a) allow all designated officers, attorneys, accountants and other representatives of LLC reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (b) furnish to LLC, LLC's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company to cooperate with the other in the other's investigation of the business of it and its Subsidiaries and (d) keep LLC fully appraised and informed of all material developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. LLC will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary.

INSURANCE; INDEMNITY

     The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its presently existing articles of incorporation and presently existing by-laws and applicable law, each person who is now or was prior to the date of the Merger Agreement an officer or director of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Surviving Corporation will not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     For a period of six years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium is approximately $100,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

EMPLOYEE BENEFITS

     The Merger Agreement provides that from and after the Effective Time the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, the Surviving Corporation will (i) satisfy all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of at least one year after the Effective Time, satisfy all obligations of the Company or any of its Subsidiaries under their current respective severance policies. The Surviving Corporation will provide for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) for a period of at least one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date of the Merger Agreement, and (b) thereafter that are, at the election of the Surviving Corporation, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date of the Merger Agreement or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing in the Merger Agreement will be deemed to require the Surviving Corporation to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA or the Code, (B) multiemployer pension plans with the meaning of 3(37) of ERISA, employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans," and (C) nothing in the Merger Agreement will obligate the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time.

FINANCING

     Upon the terms and subject to the conditions of the Merger Agreement, the Company is required to use commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, as promptly as practicable, proper or advisable to secure the Financing on terms substantially as outlined in the Financing Letters.

CONDITIONS


     Conditions to Each Party's Obligation To Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby (including the Par Value Conversion) shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company; (ii) the aggregate number of Company Common Shares owned by those Company shareholders, if any, other than members of the Buyout Group, who shall have exercised, or given notice of their intent to exercise, the rights of Dissenting Shareholders under the TBCA shall be less than ten percent (10%) of the total number of outstanding Company Common Shares; (iii) neither of the parties thereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by the Merger Agreement or the effective operation of the business of the Company and its Subsidiaries after the Effective Time; (iv) the Company shall have received the Financing on terms substantially as outlined in the Financing Letters and shall have sufficient financing thereunder to consummate the Merger; and (v) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.


     Conditions to Obligation of the Company To Effect the Merger. Under the Merger Agreement, the obligation of the Company to effect the Merger is subject to the fulfillment of the following additional conditions: (i) (a) the representations and warranties of LLC contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of LLC and Newco contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (I) for changes specifically permitted by the Merger Agreement and (II) that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date; (ii) LLC shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Effective Time; (iii) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) above; (iv) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying that, to its knowledge, certain conditions have been fulfilled (unless the Company is unable to deliver a specified officer's certificate); and (v) LLC shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by LLC and the consummation by it of the transactions contemplated by the Merger Agreement, and all applicable notice periods shall have expired.

     Conditions to Obligation of LLC and Newco to Effect the Merger. Under the Merger Agreement, the obligations of LLC and Newco to effect the Merger are subject to the fulfillment of the following additional conditions: (i) (a) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of the Company contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (I) for changes specifically permitted by the Merger Agreement and (II) that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date; (ii) the Company shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date, unless such failure to perform or comply is due to any act by, or omission of LLC or any members of the Buyout Group; (iii) the Company shall have delivered to LLC a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions specified in clauses (i) and
(ii) above; (iv) from the date of the Merger Agreement through the Effective Time, there shall not have been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect; (v) the Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by the Company and the consummation by it of the transactions contemplated thereby, and all applicable notice periods shall have expired; (vi) the Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that Company Stock Derivatives will be treated as described under the caption "-- Conversion of Securities in the Merger; Treatment of Derivatives";
(vii) LLC shall have received a valuation of the assets of the Company from a reputable third party, and such other assurances it deems reasonable, that the payment of the Merger Consideration is in compliance with Article 2.38 of the TBCA, which limits the repurchase of outstanding shares if such repurchase would make the corporation insolvent or would exceed the surplus of the corporation; and (viii) the provisions of Article 13.03 of the TBCA, which restricts certain business combinations between public companies and affiliated shareholders, shall not apply to the Merger, the Merger Agreement and the transactions contemplated thereby.

TERMINATION

     Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the member of LLC, by the mutual written consent of the Manager of LLC and the Special Committee or Board of Directors of the Company.

     Termination by Either the Company or LLC. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or by the member of LLC, (i) by either the Company or LLC if (a) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or (b) any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournments or postponements thereof or (ii) by either the Company or LLC, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before September 30, 1998; provided, that the right to terminate the Merger Agreement under this clause (ii) shall not be available to any party to the Merger Agreement whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

     Termination by the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or by the member of LLC, by the Company (i) if there has been a material breach of the Merger Agreement on the part of LLC of its covenants or any of its representations or warranties contained therein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the Company or (ii) if the Company receives an Acquisition Proposal in writing from any person or group (a) that the Company's Board determines in its good faith judgment is more favorable to the Company's shareholders than the Merger and (b) as a result of which, the Company's Board reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to terminate the Merger Agreement would violate its fiduciary duties to the shareholders of the Company.

     Termination by LLC. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the matters presented in connection with the Merger by the shareholders of the Company or by the member of LLC, by LLC if (i) there has been a material breach of the Merger Agreement on the part of the Company of its covenants or any of its representations or warranties contained therein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from LLC; or (ii) the Board of Directors of the Company, without the consent of LLC (a) shall have withdrawn or modified, in any manner that is adverse to LLC, its recommendation or approval of the Merger or the Merger Agreement or shall have resolved to do so or (b) shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.

     Effect of Termination and Abandonment. In the event of termination of the Merger Agreement by either the Company or LLC pursuant to the terms described above, the Merger Agreement shall become void, and there shall be no liability or obligation on the part of LLC or the Company or their respective affiliates, officers, directors or shareholders (except (i) with respect to certain obligations of the parties to the Merger Agreement, including those with respect to expenses, insurance, indemnity and employee benefits, and (ii) to the extent that such termination results from the willful breach by a party to the Merger Agreement of any of its representations or warranties, or any of the covenants and agreements contained in the Merger Agreement). If the Merger Agreement is terminated in certain circumstances, and such termination was not due to any act by, or omission of, LLC or any member of the Buyout Group (not including the act of termination), then the Company shall pay (or reimburse) to LLC all reasonable and customary out-of-pocket fees, costs and expenses (including reasonable and customary out-of-pocket fees, costs and expenses of accountants, attorneys and financing sources (as described in the commitment letters and highly confident letter described in "Special Factors -- Estimated Expenses and Fees; Sources of Funds")) incurred by or on behalf of LLC in connection with the Merger, the Merger Agreement and the transactions contemplated thereby.

     Sole Remedy. The rights and remedies set forth above are the sole and exclusive rights and remedies of the parties to the Merger Agreement with respect to the inaccuracy of a representation or warranty or the breach of a covenant by the Company (with respect to the compliance with a covenant that was under the control of a member of the Buyout Group as an officer of the Company).

AMENDMENT

     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. The parties to the Merger Agreement may agree to any amendment or supplement to the Merger Agreement or a waiver of any provision of the Merger Agreement, either before or after the approval of the Company's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not have a material adverse effect on the Company's shareholders which determination will be made by the Board of Directors of the Company (with interested directors abstaining due to conflicts of interest) and will be binding on the Company's shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following section summarizes the material United States federal income tax consequences of the Merger to shareholders of the Company other than the members of the Buyout Group. It is based upon laws, regulations (whether final, temporary, or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. It does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of that shareholder's personal circumstances, nor does it address federal income tax consequences to types of taxpayers subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign taxpayers, securities dealers and persons who have entered into hedging transactions with respect to the Common Stock or who hold the Common Stock as part of a conversion transaction or straddle), nor does it address any aspect of state, local, foreign, federal estate and gift or other tax laws. It is assumed that the shares of Common Stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). The Company has not requested, and does not anticipate requesting, any ruling from the Internal Revenue Service with respect to the Merger.


     The receipt of cash for Common Stock pursuant to the Merger will be a taxable transaction to the Public Shareholders for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local, foreign and other tax laws. The Merger will be treated for federal income tax purposes as a redemption by the Company of the Public Stock. Any Public Shareholder that is not related to a member of the Buyout Group or to a purchaser of units of common stock and preferred stock of the Company in a way that would result in constructive ownership of such other person's stock under applicable provisions of the Code will be treated as having sold such shareholder's Common Stock for the cash received by such shareholder in the Merger. In general, for federal income tax purposes, a shareholder will recognize gain (or loss) equal to the amount by which the cash received in exchange for the Common Stock exceeds (or is exceeded by) the tax basis for such Common Stock. Assuming that the Common Stock is held as a capital asset, such gain or loss will be capital gain or loss. In the case of individuals and other noncorporate taxpayers, such gain will be subject to a maximum federal income tax rate of 20% for Common Stock held for more than one year. The same maximum rate applies for purposes of the alternative minimum tax.


     Shareholders who hold Common Stock issued to them by the Company after August 10, 1993 and prior to December 31, 1994 may qualify for a full or partial deferral of any gain from the sale or exchange of such Common Stock in the Merger if such shareholders purchase other stock in an original issuance satisfying the requirements for "Qualified Small Business Stock" within the meaning of Section 1202 of the Code within

60 days after the Effective Time ("Replacement Small Business Stock"). Qualified Small Business Stock generally consists of stock in a C corporation the aggregate gross assets of which do not exceed $50 million on or immediately after the date of issuance and which satisfies certain active business requirements. The amount of gain realized in the Merger will not be recognized to the extent of the cost of the Replacement Small Business Stock that is not already used to offset gains on the sale or exchange of other Qualified Small Business Stock. Any such deferred gain instead will be applied to reduce the shareholder's basis in the Replacement Small Business Stock. Shareholders will continue to be taxed as described above on the excess, if any, of the amount received in the Merger over the cost of the Replacement Small Business Stock. If the combined holding periods of the Common Stock and the Replacement Small Business Stock exceed five years, a shareholder may also qualify for a 50% exclusion of any gain from the subsequent sale or exchange of the Replacement Small Business Stock.

     The foregoing discussion may not be applicable to shareholders who acquired their Common Stock pursuant to the exercise of options or other compensation arrangements, or who are not citizens or residents of the United States, or who are otherwise subject to special tax treatment under the Code or who are treated under the Code as constructively owning Common Stock by reason of being related to a member of the Buyout Group.

     Cash payments to shareholders pursuant to the Merger may be subject to backup withholding tax at a rate of 31% on the gross amount of the Merger Consideration unless the shareholder has complied with certain reporting and/or certification procedures. The Letter of Transmittal, which will be sent to the former shareholders of the Company following the Effective Time if the Merger is consummated, will include a substitute Form W-9 on which shareholders can provide the information required to avoid backup withholding. Any amount withheld from a shareholder under the backup withholding rules will be allowed as a credit against such shareholder's federal income tax liability and may entitle the shareholder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Shareholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of an exemption therefrom if the shareholders cannot or do not make the certifications required by the substitute Form W-9.

     EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER IN VIEW OF THE SHAREHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a "recapitalization," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Pursuant to the provisions of the Merger Agreement, the consummation of the Merger is subject to any requirements of the HSR Act. Representatives of the Company and Krasovec have determined, after communications with the FTC, that an exemption from the notification requirements of the HSR Act applied to the Merger. Therefore, no filings are required under the HSR Act prior to the consummation of the Merger. No other federal or state regulatory approvals are required to be obtained, nor are any other regulatory requirements required to be complied with, in connection with consummation of the Merger by any party to the Merger Agreement.

LITIGATION

     On March 16, 1998, Harbor Finance Partners, an alleged shareholder of the Company, filed a lawsuit against the Company seeking to enjoin the Merger. The plaintiff alleged that the Merger is unfair to the Company's shareholders. The lawsuit also named the Company's directors individually and, as alternative relief, sought unspecified damages for an alleged breach of their fiduciary duties. The suit was filed in the 250th District Court of Travis County, Texas and was styled Harbor Finance Partners v. Frank P. Krasovec, et al. The plaintiff sought certification as a class action on behalf of all shareholders of the Company, except the individual defendants and their affiliates.


     On April 10, 1998, the Company filed special exceptions asserting that the plaintiff was not entitled to the requested relief as a matter of law. At a hearing on April 16, 1998, the Court sustained the Company's special exceptions and ordered the plaintiff to amend its pleadings to state a proper claim for relief by April 27, 1998. On April 24, 1998, the plaintiff filed a non-suit, dismissing the lawsuit. On May 28, 1998, the lawsuit was fully and finally resolved when an Agreed Order was entered in the 280th District Court of Travis County that dismissed the lawsuit with prejudice.


                               MARKET INFORMATION

     The Company's Common Stock is listed for quotation on Nasdaq under the symbol "NPPI". The following table sets forth the high and low closing sales prices for the Common Stock for the fiscal periods indicated, as reported by Nasdaq.


FISCAL 1996                                                   HIGH      LOW
-----------                                                  ------    ------
First Quarter (ended December 2, 1995)....................   19.00     15.50
Second Quarter (ended March 2, 1996)......................   20.50     16.25
Third Quarter (ended June 1, 1996)........................   24.00     17.00
Fourth Quarter (ended August 31, 1996)....................   22.75     12.75
FISCAL 1997
First Quarter (ended November 30, 1996)...................   18.25     14.00
Second Quarter (ended March 1, 1997)......................   21.50     15.25
Third Quarter (ended May 31, 1997)........................   17.50     12.50
Fourth Quarter (ended August 30, 1997)....................   16.25     12.00
FISCAL 1998
First Quarter (ended November 29, 1997)...................   17.00     13.875
Second Quarter (ended February 28, 1998)..................   17.063    14.75
Third Quarter (ended May 30, 1998)........................   20.25     16.75
Fourth Quarter (through July 17, 1998)....................   20.438    19.75


     These quotations reflect inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily reflect actual transactions.


     On March 13, 1998, the last full trading day on which shares of stock traded prior to the Public Announcement Date, the last reported sales price quoted by Nasdaq was $17.375 per share of Common Stock. On July 21, 1998, the most recent date on which shares of stock traded prior to the printing of this Proxy Statement, the last reported sales price quoted by Nasdaq was $19.875 per share of Common Stock. As of the Record Date, there were 71 holders of record of Common Stock of the Company. The Company's shareholders are urged to obtain a current market quotation for the Common Stock.


     The Merger Consideration represents a 19% premium over the closing sale price on March 13, 1998, the last full trading day on which the Common Stock traded prior to the Public Announcement Date.

     Except for payments to shareholders in connection with a restructuring of the Company in October 1989, which were treated as dividends for accounting purposes, the Company has never paid any cash dividends or distributions on its Common Stock and intends to retain earnings for use in its business expansion. The Company paid dividends to holders of its preferred stock between fiscal 1990 and fiscal 1993. None of the preferred stock is currently outstanding. The Old Credit Facility limits the payment of cash dividends on the Company's capital stock and, in any event, the Company does not anticipate paying any cash dividends in the foreseeable future.

     On December 20, 1995, the Company sold 2,015,481 shares of Common Stock in an underwritten public offering at an offering price of $17.00 per share for an aggregate of $34,263,177 (before deducting underwriting discounts and commissions of $2,186,797 and expenses of $1,090,000).

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each member of the Buyout Group, (iv) all of the members of the Buyout Group and
(v) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possess sole voting and investment power with respect to its or his shares.


                                                               AMOUNT AND NATURE OF     PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER(A)             BENEFICIAL OWNERSHIP(B)    Class(b)
          ---------------------------------------             -----------------------   ----------
Frank P. Krasovec(c)........................................           660,917             13.0%
FIVE PERCENT SHAREHOLDERS OTHER THAN KRASOVEC:
Newberger & Berman, L.L.C.(d)(e)............................           833,700             16.4%
Heartland Advisors, Inc.(d)(f)..............................           486,000              9.6%
Tweedy, Browne Company LLC(d)(g)............................           267,500              5.3%
Thomas Horstmann & Bryant, Inc.(d)(h).......................           460,000              9.0%
DIRECTORS OTHER THAN KRASOVEC:
Robert L. Seibert(i)........................................            14,587                *
John H. Wilson III(j).......................................            40,651                *
John H. Josephson(k)........................................            30,728                *
Harold Holland(l)...........................................            12,000                *
Roy D. Terracina(m).........................................            16,500                *
MEMBERS OF THE BUYOUT GROUP OTHER THAN KRASOVEC AND
  JOSEPHSON:
James P. Gunning, Jr........................................               500                *
J. Max Waits(n).............................................            13,100                *
John Finnell(o).............................................           207,185              4.1%
Michael Linderman(p)........................................            57,331              1.1%
James Preston...............................................             1,000                *
Paul W. Larson(q)...........................................            62,298              1.2%
Russell A. Devereau(r)......................................             4,167                *
George Bell Strob(s)........................................            55,194              1.1%
Brian P. Miller.............................................            17,142                *
David Kagel(t)..............................................            25,443                *
All members of the Buyout Group (12 persons)(u).............         1,135,005             22.3%
All directors and named executive officers as a group (7
  persons)(v)...............................................           775,883             15.3%
Company Employee 401(k) Plan................................             8,888                *


---------------

 *   Less than 1%

(a) Except as otherwise shown, the address of each person listed above is care of Norwood Promotional Products, Inc., 106 E. Sixth Street, Suite 300, Austin, Texas 78701.


(b) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The percentages are based upon 5,085,640 shares outstanding as of the Record Date.


(c) Includes 7,000 shares of Common Stock issuable upon exercise of options granted to Krasovec, which are exercisable within 60 days. Includes 1,000 shares of Common Stock held of record by Krasovec's wife.

(d) Information regarding beneficial ownership has been obtained from reports on SEC Schedule 13F and 13G or from Nasdaq. This information has not been verified by the Company.

(e) The business address of Newberger & Berman, L.L.C. is 605 Third Avenue, New York, New York 10158-3698.

(f) The business address for Heartland Advisors, Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202-3712.

(g) The business address of Tweedy, Browne Company LLC is 52 Vanderbilt Avenue, New York, New York 10017.

(h) The business address of Thomson Horstmann & Bryant, Inc. is Park 80 West/Plaza Two, Saddle Brook, New Jersey 07663.

(i) Includes 6,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Seibert, which are exercisable within 60 days.


(j) Includes 28,728 shares of Common Stock issuable upon exercise of warrants granted to Mr. Wilson, which are exercisable within 60 days.



(k) Includes 28,728 shares of Common Stock issuable upon exercise of warrants granted to Josephson, which are exercisable within 60 days. Excludes 150,000 shares of Common Stock issuable upon exercise of warrants held by Allen. Josephson, a director of Allen, disclaims beneficial ownership of these shares.


(l) Includes 12,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Holland, which are exercisable within 60 days.


(m) Includes 12,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Terracina, which are exercisable within 60 days.


(n) Includes 7,862 shares of Common Stock issuable upon exercise of options granted to Mr. Waits, which are exercisable within 60 days.

(o) Includes 9,728 shares of Common Stock issuable upon exercise of options granted to Mr. Finnell, which are exercisable within 60 days.

(p) Includes 21,000 shares of Common Stock issuable upon exercise of options and warrants granted to Mr. Linderman, which are exercisable within 60 days. Includes 35,294 shares of Common Stock issuable upon the conversion of convertible debt issued to Mr. Linderman. Includes 710 shares held of record by Mr. Linderman's wife.

(q) Includes 3,867 shares of Common Stock issuable upon exercise of options granted to Mr. Larson, which are exercisable within 60 days.


(r) Includes 3,667 shares of Common Stock issuable upon exercise of options granted to Mr. Devereau, which are exercisable within 60 days.



(s) Includes 16,009 shares of Common Stock issuable upon exercise of options granted to Mr. Strob, which are exercisable within 60 days. Mr. Strob holds all of his shares of Common Stock jointly with his wife, Debra Ann Strob. Accordingly, Mrs. Strob may be deemed to share in the power to vote or direct the vote of Mr. Strob's shares.



(t) Includes 17,985 shares of Common Stock issuable upon exercise of options granted to Mr. Kagel, which are exercisable within 60 days.

(u) Includes 151,140 shares of Common Stock issuable upon exercise of options or warrants that are exercisable within 60 days. Includes 1,000 shares of Common Stock held of record by Krasovec's wife and 710 shares of Common Stock held of record by Mr. Linderman's wife. Includes 35,294 shares of Common Stock issuable upon the conversion of convertible debt issued to Mr. Linderman. Includes 39,185 shares of Common Stock held jointly by Mr. Strob and his wife.



(v) Includes 94,456 shares of Common Stock issuable upon exercise of options or warrants that are exercisable within 60 days. Includes 1,000 shares of Common Stock held of record by Krasovec's wife.


                     PURCHASES OF COMMON STOCK BY AND OTHER
                       TRANSACTIONS WITH CERTAIN PERSONS

     Neither the Company, the members of the Buyout Group, any affiliate thereof nor, to the Company's knowledge, any of the executive officers or directors of the Company have purchased Common Stock within sixty days of the date of this Proxy Statement.

     The following table sets forth certain information concerning purchases of Common Stock since September 3, 1995 by the Company, Krasovec and LLC.

                                               NUMBER OF
                                                SHARES      RANGE OF PRICES    AVERAGE PURCHASE
FISCAL QUARTER                       NAME      PURCHASED    PAID PER SHARE     PRICE PER SHARE
--------------                     ---------   ---------   -----------------   ----------------
Quarter ended May 31, 1997.......  Company      575,100    $12.625 - $13.125       $12.839
Quarter ended August 31, 1996....  Krasovec      10,000    $13.500 - $15.000       $14.250
Quarter ended May 31, 1997.......  Krasovec      13,000    $13.375 - $15.250       $14.534
Quarter ended November 29,
  1997...........................  Krasovec       5,000    $16.375 - $16.750       $16.525

                         TRANSACTION OF OTHER BUSINESS

     The Board of Directors knows of no other matters which may be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the Proxy will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

                              INDEPENDENT AUDITORS


     The consolidated financial statements of the Company as of August 30, 1997 and for the year then ended included in the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 1997, as amended, which is attached hereto as Appendix F, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.



     It is expected that representatives of Ernst & Young LLP, will be present at the Meeting, and will have an opportunity to respond to appropriate questions of shareholders and to make a statement if they so desire.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       NORWOOD PROMOTIONAL PRODUCTS, INC.

                                      AND

                                   FPK, LLC,

                                   AS AMENDED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER



                                 BY AND BETWEEN



                                    FPK, LLC



                                      AND



                       NORWOOD PROMOTIONAL PRODUCTS, INC.


                           DATED AS OF MARCH 15, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS



                                                                    PAGE
                                                                    ----
1.   THE MERGER..................................................     1
     1.1  The Merger.............................................     1
     1.2  The Closing............................................     1
     1.3  Effective Time.........................................     2
     1.4  Company Actions........................................     2
2.   ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS
     OF THE SURVIVING CORPORATION................................     2
     2.1  Articles of Incorporation and By-laws of Surviving
     Corporation.................................................     2
     2.2  Directors and Officers of Surviving Corporation........     2
3.   CONVERSION OF SECURITIES....................................     3
     3.1  Conversion of Securities...............................     3
     3.2  Dissenting Shareholders................................     3
     3.3  Payment for and Surrender of Company Common Shares.....     4
     3.4  Stock Transfer Books...................................     5
4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     5
     4.1  Organization and Qualification.........................     5
     4.2  Authorization, Validity and Effect of Agreement........     5
     4.3  Capitalization.........................................     6
     4.4  Subsidiaries...........................................     6
     4.5  No Conflict; Required Filings and Consents.............     6
     4.6  No Brokers.............................................     7
     4.7  Opinion of Financial Advisor...........................     7
     4.8  SEC Filings; Financial Statements; Undisclosed
     Liabilities.................................................     7
     4.9  Absence of Certain Changes or Events...................     8
5.   REPRESENTATIONS AND WARRANTIES OF LLC.......................     8
     5.1  Organization...........................................     8
     5.2  Authorization, Validity and Effect of Agreement........     9
     5.3  Subsidiaries...........................................     9
     5.4  No Conflict; Required Filings and Consents.............     9
     5.5  No Brokers.............................................    10
     5.6  Financing..............................................    10
     5.7  WARN Act...............................................    10
6.   COVENANTS...................................................    10
     6.1  Acquisition Proposals..................................    10
     6.2  Conduct of Business by the Company.....................    11
     6.3  Meeting of Shareholders................................    12
     6.4  Filings, Other Action..................................    13
     6.5  Access to Information; Confidentiality.................    13
     6.6  Publicity..............................................    13
     6.7  Reasonable Efforts; Additional Actions.................    13
     6.8  Expenses...............................................    14
     6.9  Insurance; Indemnity...................................    14
     6.10 Employee Benefits......................................    15
     6.11 Conveyance Taxes.......................................    16
     6.12 Financing..............................................    16
     6.13 Newco..................................................    16

                                                                    PAGE
                                                                    ----
7.   CONDITIONS..................................................    16
     7.1  Conditions to Each Party's Obligation to Effect the
     Merger......................................................    16
     7.2  Conditions to Obligation of Company to Effect the
     Merger......................................................    17
     7.3  Conditions to Obligation of LLC and Newco To Effect the
     Merger......................................................    17
8.   TERMINATION.................................................    18
     8.1  Termination............................................    18
     8.2  Effect of Termination..................................    19
     8.3  Extension; Waiver......................................    19
     8.4  Sole Remedy............................................    20
9.   GENERAL PROVISIONS..........................................    20
     9.1  Nonsurvival of Representations, Warranties and
     Agreements..................................................    20
     9.2  Notices................................................    20
     9.3  Assignment; Binding Effect.............................    20
     9.4  Entire Agreement.......................................    21
     9.5  Amendment..............................................    21
     9.6  Governing Law..........................................    21
     9.7  Counterparts...........................................    21
     9.8  Headings...............................................    21
     9.9  Interpretation.........................................    21
     9.10 Waivers................................................    21
     9.11 Incorporation of Schedules.............................    21
     9.12 Severability...........................................    21
     9.13 Enforcement of Agreement...............................    21



                               LIST OF SCHEDULES



Schedule 4.3  Company Stock Derivatives


Schedule 4.4  Company Subsidiaries


Schedule 4.5  Consents


Schedule 4.8  SEC Filings; Financial Statements; Undisclosed Liabilities


Schedule 4.9  Absence of Certain Changes or Events

                             INDEX OF DEFINED TERMS



                                                              PAGE
                                                              ----
Action......................................................    15
Agreement...................................................     1
Blue Sky Laws...............................................     7
Cap.........................................................    15
Certificate of Merger.......................................     2
Certificates................................................     4
Closing.....................................................     1
Closing Date................................................     1
Code........................................................     7
Company.....................................................     1
Company Common Share........................................     3
Company Stock Derivative....................................     3
Company Stock Plan..........................................     6
Consideration...............................................     3
Effective Time..............................................     2
Exchange Act................................................     2
Financing...................................................    10
Financing Letters...........................................     1
Governmental Entity.........................................     7
HSR Act.....................................................     7
Indemnified Party...........................................    15
J.C. Bradford...............................................     2
LLC.........................................................     1
Merger......................................................     1
Newco.......................................................     1
Parent Material Adverse Effect..............................     9
Paying Agent................................................     4
Payment Fund................................................     4
Proxy Statement.............................................     2
SEC.........................................................     2
Securities Act..............................................     6
Special Committee...........................................     1
Stockholders' Meeting.......................................    12
Subsidiary..................................................     6
Surviving Corporation.......................................     1
TBCA........................................................     1
WARN Act....................................................    10

                          AGREEMENT AND PLAN OF MERGER



     Agreement and Plan of Merger (this "Agreement"), dated as of March 15, 1998, by and between FPK, LLC, a Delaware limited liability company ("LLC"), and NORWOOD PROMOTIONAL PRODUCTS, INC., a Texas corporation (the "Company").



                                   BACKGROUND



     A. LLC was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on March 13, 1998.



     B. The Board of Directors of the Company (based upon the recommendation of a special committee of its independent directors (the "Special Committee")) and the Manager of LLC have each determined that a business combination between the Company and a wholly-owned subsidiary corporation of LLC to be formed under the laws of Texas prior to the Effective Time (as defined in Section 1.3) ("Newco") is in the best interests of their respective companies and shareholders/member, whereby Newco will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, all upon the terms and subject to the conditions of this Agreement.



     C. Certain executive officers and employees of the Company and certain other holders of Company Common Shares (as defined in Section 3.1 ) desire to remain shareholders of the Surviving Corporation (as defined in Section 1.1) (collectively, each being a member of the "Buyout Group"), whose members will be set forth on a list which LLC will deliver to the Company at least three days prior to the mailing of the definitive Proxy Statement (as defined in 1.4).



     D. LLC has arranged for the debt and equity financing necessary to complete the Merger to be provided to the Company simultaneous with the completion of the Merger in accordance with the terms and conditions of certain commitment letters, highly confident letters and term sheets (the "Financing Letters").



     E. Each of the Company and LLC desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.



     NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements and covenants set forth below the parties agree as follows:



1.  THE MERGER.



     1.1 The Merger.



          (a) On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Newco will be merged with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), and the separate corporate existence of Newco will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time.



          (b) At and after the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the relevant provisions of the TBCA and in this Agreement.



     1.2 The Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

     1.3 Effective Time. On the Closing Date, LLC, Newco and the Company will cause articles of merger with respect to the Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the TBCA, to be filed with the Secretary of State of the State of Texas as provided in Article 5.04 of the TBCA. Upon completion of such filing and the issuance of a certificate of merger by the Secretary of State of the State of Texas as provided in Article 5.04(c) of the TBCA, the Merger will become effective in accordance with the TBCA. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."



     1.4 Company Actions. The Company hereby represents that (a) its Board of Directors (at a meeting duly held on March 15, 1998), based upon the recommendation of the Special Committee, has adopted resolutions by the unanimous vote of the directors (with all interested directors of the Company abstaining upon advice of counsel) recommending that the holders of Company Common Shares (as defined in Section 3.1) approve and adopt this Agreement and the transactions contemplated hereby, including (i) the conversion of the par value of the Company Common Shares from no par value to $.01 par value (the "Par Value Conversion") and (ii) the Merger, and (b) J.C. Bradford & Company, L.L.C. ("J.C. Bradford") has provided to the Special Committee its opinion that the Consideration (as defined in Section 3.1) to be received by the holders of Company Common Shares (other than the Buyout Group) pursuant to the Merger is fair to such holders from a financial point of view. The Company shall file as soon as practicable after the date hereof with the Securities and Exchange Commission (the "SEC"), a preliminary and final definitive proxy statement (including certain information described in Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and required to be set forth in such proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the "Proxy Statement") pursuant to Rule 13e-3(e)(1) and Rule 14a-3 under the Exchange Act) and shall cause the Proxy Statement to be mailed to the holders of the Company Common Shares. The Company agrees to provide LLC and its counsel with any written or oral comments the Company or its counsel may receive from the SEC with respect to such Proxy Statement promptly after the receipt of such comments. The Company shall also provide LLC and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the SEC or dissemination to the holders of the Company Common Shares and to participate, including by way of discussions with the SEC, in the response of the Company to such comments.



2. ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.



     2.1 Articles of Incorporation and By-laws of Surviving Corporation.



          (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, as amended to reflect the Par Value Conversion and to include the terms of the preferred stock as described in the Financing Letters, shall become, from and after the Effective Time, the articles of incorporation of the Surviving Corporation until amended in accordance with its terms and the TBCA.



          (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation until amended in accordance with their terms and the TBCA.



     2.2 Directors and Officers of Surviving Corporation. The directors and officers of Newco immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation and shall serve in accordance with the articles of incorporation and by-laws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

3.  CONVERSION OF SECURITIES.



     3.1 Conversion of Securities.



          (a) At the Effective Time, each share of Common Stock, (which immediately prior to the Merger will be converted from no par value to $.01 par value), of the Company (each a "Company Common Share" and collectively, the "Company Common Shares") issued and outstanding immediately prior to the Effective Time, other than as described in Sections 3.1(c), 3.1(d) and
     3.2 hereof, by virtue of the Merger and without any action on the part of the holders thereof, will be converted solely and exclusively into the right to receive $20.70 per share in cash (the "Consideration") and any dividends payable in accordance with Section 3.3(b).



          (b) At the Effective Time, all Company Common Shares to be converted into the right to receive the Consideration pursuant to this Section 3.1, by virtue of the Merger and without any action on the part of the holders thereof, will cease to be outstanding, be canceled and retired and cease to exist, and each holder of Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares (other than the right to receive any dividends payable in accordance with Section 3.3(b)), except the right to receive the Consideration for each of the Company Common Shares, upon the surrender of such certificate in accordance with
     Section 3.3, without any interest thereon, as provided in this Agreement or the rights under Article 5.11 of the TBCA.



          (c) At the Effective Time, each Company Common Share issued and outstanding that is owned by any member of the Buyout Group immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.



          (d) At the Effective Time, each Company Common Share issued and outstanding that is owned by the Company or any of its Subsidiaries (as defined in Section 4.4) as treasury stock, by virtue of the Merger and without any action on the part of the holder thereof, will cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor.



          (e) At the Effective Time, each share of the capital stock of Newco issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Newco or the holder thereof, will cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor.



          (f) All notes and other debt instruments of the Company which are outstanding immediately prior to the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.



          (g) All options and warrants to purchase Company Common Shares and debt which is convertible into Company Common Shares which are outstanding immediately prior to the Effective Time (each, a "Company Stock Derivative") shall continue to be outstanding subsequent to the Effective Time as options, warrants and convertible debt of the Surviving Corporation, subject to all expiration, lapse and other terms and conditions thereof, except that the term of all Company Stock Derivatives (other than convertible debt and employee incentive stock options) shall be extended for three years from the date of their current expiration.



     3.2 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, holders of Company Common Shares that have, as of the Effective Time, complied with all procedures necessary to assert dissenter's rights in accordance with the TBCA, if applicable, (collectively, the "Dissenting Shareholders") shall have such rights, if any, as they may have pursuant to Articles 5.11, 5.12 and 5.13 of the TBCA and such Company Common Shares shall not be converted or be exchangeable as provided in Section 3.1, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the TBCA; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn his right to appraisal and payment under the TBCA, or if pursuant to Article 5.13.B of the TBCA, the Company shall have terminated such holder's rights under Article 5.12 of the TBCA, such holder shall be conclusively presumed to have approved and ratified the Merger and such holder's Company Common Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Effective Time, into the right to receive, the Consideration, without interest thereon, upon surrender of the Certificate or Certificates (as defined in Section 3.3) in the manner provided in Section 3.3. The Company shall give LLC prompt notice of any demand for dissenter's rights received by the Company (and shall also give LLC prompt notice of any withdrawals of such demands for dissenter's rights) and LLC shall have the opportunity and right to participate in and direct all negotiations with respect to such demands. The Company shall not, except with the prior written consent of LLC (which consent shall not be unreasonably withheld, conditioned or delayed), settle or otherwise negotiate or offer to settle any such demand for dissenter's rights.



     3.3 Payment for and Surrender of Company Common Shares.



          (a) From time to time as needed by such bank or trust company designated by LLC and reasonably acceptable to the Company (the "Paying Agent"), the Surviving Corporation will deposit with the Paying Agent, for the benefit of the holders of Company Common Shares, cash, cash equivalents or a combination thereof in an aggregate amount equal to the product of (i) the number of Company Common Shares issued and outstanding at the Effective Time (other than the Company Common Shares referred to in Sections 3.1(c) and (d) and 3.2), multiplied by (ii) the Consideration referred to in
     Section 3.1 (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions from the Surviving Corporation, deliver the Consideration contemplated by Section 3.1 out of the Payment Fund, and, except as provided in this Section 3.3, the Payment Fund will not be used for any other purpose. The Company will act as paying agent with respect to payments to holders of Options pursuant to Section 3.1(g). The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.



          (b) Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares that were converted to the right to receive the Consideration pursuant to
     Section 3.1 (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive the Consideration for each of the Company Common Shares represented by such Certificates, and the Certificates so surrendered will promptly be canceled. Until so surrendered, Certificates will represent solely the right to receive the Consideration plus any declared but unpaid dividends. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. No dividends or other distributions, if any, that are declared prior to the Effective Time and are payable after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of surrendered Certificates such declared but unpaid dividends or other distributions, if any, on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Consideration is to be paid to a person whose name is a name other than that in which the surrendered Certificate in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Consideration in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof as determined in accordance with this Agreement, provided that the person to whom the Consideration is paid shall, as a condition precedent to the payment thereof if required by the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.



          (c) Any portion of the Payment Fund which remains unclaimed by the former shareholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation and any former shareholders of the Company will thereafter look only to the Surviving Corporation for payment of their claim for the Consideration for the Company Common Shares.



          (d) Neither LLC, Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.



     3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company, other than with respect to Company Common Shares held by the Buyout Group, will be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.



4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to LLC as follows:



     4.1 Organization and Qualification. The Company and each of its Subsidiaries (as defined in Section 4.4) is a corporation or organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole. The Company has previously delivered to LLC correct and complete copies of the articles of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each of its Subsidiaries.



     4.2 Authorization, Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary shareholder approval, to consummate the transactions contemplated hereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of at least two-thirds of the outstanding Company Common Shares, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the

Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.



     4.3 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Company Common Shares, 4,000,000 shares of cumulative convertible preferred stock, no par value (the "Company Preferred Shares") and 700 shares of cumulative preferred stock, no par value (the "Company Junior Preferred Shares"). As of the close of business on the date hereof, (a) 5,078,028 Company Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and 576,530 shares were held in the Company's treasury, (b) no Company Preferred Shares or Company Junior Preferred Shares were outstanding or held in the Company's treasury, (c) no Company Common Shares, Company Preferred Shares or Company Junior Preferred Shares were held by Subsidiaries of the Company, (d) a total of 410,536 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Derivatives whether or not granted under the Company's Amended and Restated 1989 Incentive Stock Option Plan, Amended and Restated 1994 Incentive Stock Compensation Plan, 1993 Non-Qualified Stock Option Plan, 1993 Non-Employee Director Stock Purchase Plan and Second Amended and Restated Employee Stock Purchase Plan (collectively, the "Company Stock Option Plans") and 219,464 shares were reserved for future grants whether or not under such plans, and (e) Schedule 4.3 is a true and complete list, as of the date hereof, of the holders of all Company Stock Derivatives, the number of Company Common Shares subject to each such option, warrant or convertible debt instrument and the exercise prices thereof. Except as set forth on Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or any capital stock of any its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except as set forth on Schedule 4.3, there are no persons with registration or other similar rights to have any securities (debt or equity) of the Company registered by the Company under the Securities Act of 1933, as amended (the "Securities Act").



     4.4 Subsidiaries. Schedule 4.4 sets forth a complete and accurate list of the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. Except as set forth on Schedule 4.4, each of the Company's Subsidiaries is wholly owned by the Company or a Subsidiary of the Company. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, other than the security interests held by Merrill Lynch & Co., or any of its affiliates ("Merrill Lynch") as the administrative agent under the Company's current credit facility, each such share owned by the Company or another of its Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.



     4.5 No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in this Section 4.5, conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth on
     Schedule 4.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.



          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the filing of the Articles of Merger and related requirements pursuant to the TBCA, (C) filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement as set forth on
     Schedule 4.5, and (E) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not delay consummation of any of the transactions contemplated hereby in any material respect or prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.



          (c) The affirmative vote of the holders of at least two-thirds of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby on behalf of the Company.



     4.6 No Brokers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder to act on behalf of the Company in connection with the transactions contemplated by this Agreement, except for J.C. Bradford (the fees of which will be paid by the Company), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to J.C. Bradford. The Company has provided LLC with a true and correct copy of the engagement letter between the Company and J.C. Bradford.



     4.7 Opinion of Financial Advisor. J.C. Bradford has provided its opinion to the Company to the effect that, as of the date hereof, the Consideration to be received by the holders of Company Common Shares (other than the Buyout Group) in the Merger is fair to such holders from a financial point of view, and a complete and correct signed written copy of such opinion, promptly upon receipt thereof, will be delivered to LLC.



     4.8 SEC Filings; Financial Statements; Undisclosed Liabilities. Except as set forth on Schedule 4.8, The Company has made all filings required to be made under the Exchange Act and the Securities Act with the SEC since December 31, 1995 (the "SEC Filings"). As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4.8, the financial statements set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act and to normal year-end adjustments). As of August 30, 1997, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a consolidated balance sheet of the Company under generally accepted accounting principles, except (i) liabilities that have arisen since August 31, 1997 in the ordinary course of business, (ii) liabilities that are reflected or reserved against or disclosed in the financial statements of the Company included in the SEC Filings, (iii) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect or (iv) as otherwise disclosed to LLC in writing on or prior to the date hereof.



     4.9 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings filed and publicly available prior to the date hereof, since August 30, 1997, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and as of the date hereof there has not been (i) any condition, event or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as reflected in Schedule 4.3 and except as set forth on Schedule 4.9, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of August 30, 1997 or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or will have a Company Material Adverse Effect or (vi) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices except as required by generally accepted accounting principles.



5. REPRESENTATIONS AND WARRANTIES OF LLC. LLC represents and warrants to the Company as follows:



     5.1 Organization. LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Newco, when formed and at the Effective Time, will be a wholly owned subsidiary corporation of LLC duly incorporated, validly existing and in good standing under the laws of Texas formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco will not incur any obligations or liabilities or engage in any business or activities of any type or kind whatsoever or enter into any agreements or arrangements with any person or entity. LLC has previously delivered to the Company correct and complete copies of the organizational documents, as currently in effect, of LLC, and will deliver to the Company prior to the Effective Time correct and complete copies of the articles of incorporation and by-laws of Newco.



     5.2 Authorization, Validity and Effect of Agreement. LLC has the requisite limited liability company power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. Newco, when formed and at the Effective Time, will have the requisite corporate power and authority to execute and deliver all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by LLC and Newco of the transactions contemplated hereby have been duly and validly authorized by the Manager and member of LLC and will be duly and validly authorized by the Board of Directors and shareholders of Newco, and no other limited liability company action on the part of LLC is necessary, or other corporate action on the part of Newco will be necessary, to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by LLC and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by LLC and Newco (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of LLC and Newco enforceable against each of them in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.



     5.3 Subsidiaries. As of the date hereof, LLC does not own any Subsidiaries. Prior to the Effective Time, LLC will not own any Subsidiaries other than Newco.



     5.4 No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by LLC do not, and the consummation by LLC and Newco of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of LLC or the articles of incorporation or by-laws of Newco, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to LLC or Newco or by which any property or asset of LLC or Newco is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of LLC or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LLC or Newco is a party or by which LLC or Newco or any property or asset of LLC or Newco is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent LLC or Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an LLC/Newco Material Adverse Effect. The term "LLC/Newco Material Adverse Effect" means any change of effect that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of LLC or Newco.



          (b) The execution and delivery of this Agreement by LLC do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by LLC and Newco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the filing of the Articles of Merger and related requirements pursuant to the TBCA, (C) filings and approvals as may be required under the HSR Act, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent LLC or Newco from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have an LLC/ Newco Material Adverse Effect.



     5.5 No Brokers. Neither LLC nor its Manager has employed, nor Newco nor any of its directors or officers will employ, any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Merrill Lynch and Allen & Company Incorporated ("Allen & Co.") (the fees of which will be paid by LLC), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Merrill Lynch and Allen & Co.



     5.6 Financing. LLC has furnished to the Company complete and correct copies of the Financing Letters which LLC believes, subject to terms and the conditions set forth therein, will provide (together with the roll-over of Buyout Group's equity) all of the financing required in order to consummate the Merger (the "Financing"). LLC has no reason to believe that any conditions to the Financing will not be satisfied or that the Financing will not be available at and after the Closing.



     5.7 WARN Act. LLC does not intend to implement a "plant closing' or a "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act (29 U.S.C. ss. 2101 et seq.) as amended (the "WARN Act"), in respect of the Company or any of its Subsidiaries within 90 days after the Closing Date. The Surviving Corporation shall be solely responsible for giving any and all notices required by the WARN Act or any similar state law or regulation because of any action taken by LLC or the Surviving Corporation with respect to the Company or any of its Subsidiaries occurring on or after the Closing Date. The parties hereby designate the Closing Date as the "effective date" for purposes of the WARN Act.



6.  COVENANTS.



     6.1 Acquisition Proposals.



          (a) Upon execution of this Agreement, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit, participate in or encourage, directly or indirectly, any Acquisition Proposal or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or unsolicited written offer (in either case subject to due diligence) with respect to an Acquisition Proposal, the Special Committee or the Board of Directors of the Company shall be entitled to review and participate in negotiations concerning such proposal and furnish confidential information and data concerning the Company and its Subsidiaries to the offeror if it reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the shareholders of the Company; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, LLC with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company. The Company shall notify the Special Committee and LLC immediately of any such unsolicited Acquisition Proposal, or any inquiry or contact with any person with respect thereto, and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal and, subject to the fiduciary duties of the Special Committee under applicable law, shall keep LLC promptly advised of all developments which could be reasonably expected to culminate in the Special Committee withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. In addition, in the event (i) the Company enters into negotiations with respect to an unsolicited

     Acquisition Proposal or (ii) the Company's Board of Directors (upon recommendation of the Special Committee) shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the shareholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to LLC. Nothing in this Section 6.1 will (x) permit the Company to terminate this Agreement except as provided in Section 8.1(f), (y) permit the Company to enter into any agreement to consummate an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal except as otherwise permitted herein), or (z) affect any other obligation of the Company under this Agreement.



          (b) For purposes of this Agreement, an "Acquisition Proposal' shall mean any of the following (other than the transactions among the Company and LLC contemplated hereunder or which LLC consents to in writing in advance) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.



          (c) LLC shall cause the members of the Buyout Group to notify the Special Committee immediately in the event a member of the Buyout Group receives an unsolicited written proposal or unsolicited written offer with respect to an Acquisition Proposal or any inquiry or contact with any person with respect thereto.



     6.2 Conduct of Business by the Company. Prior to the Effective Time, except as contemplated by any other provision of this Agreement, unless LLC has previously consented in writing thereto or unless the Chief Executive Officer of the Company has previously authorized thereto, the Company:



          (a) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;



          (b) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;



          (c) will not amend its articles of incorporation or by-laws or comparable governing instruments;



          (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 4 would be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify LLC thereof;



          (e) will promptly deliver to LLC true and correct copies of any report, statement, application or schedule (including any exhibits thereto) filed with the SEC subsequent to the date of this Agreement;



          (f) will not (i) issue any shares of its capital stock other than the issuance of Company Common Shares issuable upon exercise of Company Stock Derivatives outstanding on the date of this Agreement (in accordance with the present terms thereof), effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other equity rights not existing on the date hereof to acquire any shares of its capital stock,
     (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement or automatically under any of the Company Stock Option Plans,
     (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;



          (g) will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;



          (h) will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase or sale of inventory undertaken in the ordinary course of business, or (ii) any sale, lease or other disposition of assets in the ordinary course of business;



          (i) will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;



          (j) will not, except pursuant to and in accordance with the capital budget previously disclosed in writing to LLC, authorize, commit to or make capital expenditures;



          (k) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;



          (l) will not enter into or agree to enter into any contract without the prior written consent of LLC unless such contract is entered into by the Company for (i) any purchase or sale of inventory undertaken in the ordinary course of business, (ii) the sale of accounts receivable that are more than 180 days past due; or (iii) any other contract in the ordinary course of business;



          (m) will maintain insurance consistent with past practices for its businesses and properties;



          (n) will not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and



          (o) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.



     6.3 Meeting of Shareholders. The Company will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its shareholders (the "Shareholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of the Par Value Conversion, this Agreement and the Merger, the other transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of the Company (upon the recommendation of the Special Committee) will recommend such adoption and approval, and the Company and the Board (and the Special Committee) will each take all lawful action to solicit such approval, including, without limitation, the timely mailing of the Proxy Statement; provided, however, that the Board of

Directors of the Company may withdraw, modify or change such recommendation if the Company receives an Acquisition Proposal and the Board or the Special Committee reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to do so would violate its fiduciary duties to the shareholders of the Company. At the Shareholders' Meeting, LLC shall use its reasonable efforts to cause all Company Common Shares owned by any members of the Buyout Group to be voted in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby.



     6.4 Filings, Other Action. Subject to the terms and conditions herein provided, the parties will: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including the Proxy Statement and the information required by
Schedule 13E-3 and Schedule 14A; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties will take all such necessary action.



     6.5 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, subject to the execution of reasonable confidentiality agreements which the Company may elect to require, (a) allow all designated officers, attorneys, accountants and other representatives of LLC reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be, (b) furnish to LLC, LLC's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company to cooperate with each other in the other's investigation of the business of it and its Subsidiaries and (d) keep LLC fully appraised and informed of all material developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. LLC will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. LLC shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.



     6.6 Publicity. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange or NASDAQ; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.



     6.7 Reasonable Efforts; Additional Actions.



          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain will not, individually or in the aggregate, (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement), (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Exchange Act and the TBCA, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby,
     (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7 and (v) ensure that the payment of the Consideration is in compliance with Article 2.38.B of the TBCA. In connection with and without limiting the foregoing, the Company shall (x) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Article 13.03 of the TBCA) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.



          (b) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of the Company or Newco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Newco or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.



          (c) In furtherance of and without limiting the above provisions, each of the Company and LLC shall as promptly as practicable following the execution and delivery of this Agreement, but not later than thirty days from the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and LLC shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and LLC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of LLC and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement.



     6.8 Expenses. Except as provided in Article 8, in the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. In the event the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including those incurred by LLC and Newco) will be paid by the Surviving Corporation.



     6.9 Insurance; Indemnity.



          (a) From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its presently existing Articles of incorporation, presently existing by-laws and applicable law, each person who is now or was prior to the date hereof an officer or director of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Surviving Corporation will not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.



          (b) For a period of six years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $100,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.



          (c) The provisions of this Section 6.9 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties covered by such Section.



     6.10 Employee Benefits. Notwithstanding anything to the contrary contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, the Surviving Corporation will (i) satisfy all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of at least one year after the Effective Time, satisfy all obligations of the Company or any of its Subsidiaries under their current respective severance policies. The Surviving Corporation will provide for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) for a period of at least one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof, and (b) thereafter that are, at the election of the Surviving Corporation, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require the Surviving Corporation to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA or the Code, (B) multiemployer pension plans within the meaning of 3(37) of ERISA, employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder, and (C) nothing herein will obligate the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time.



     6.11 Conveyance Taxes. The Company and LLC will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.



     6.12 Financing. Upon the terms and subject to the conditions of this Agreement, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, as promptly as practicable, proper or advisable to secure the Financing on terms substantially as outlined in the Financing Letters.



     6.13 Newco. Prior to the Effective Time, LLC shall form Newco as a wholly owned subsidiary incorporated under the laws of Texas.



7.  CONDITIONS.



     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:



          (a) This Agreement and the transactions contemplated hereby (including the Par Value Conversion) shall have been approved in the manner required by applicable law by the shareholders of the Company.



          (b) The aggregate number of Company Common Shares owned by those Company shareholders, if any, other than members of the Buyout Group, who shall have exercised, or given notice of their intent to exercise, the rights of dissenting shareholders under the TBCA shall be less than ten percent (10%) of the total number of outstanding Company Common Shares.



          (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or the effective operation of the business of the Company and its Subsidiaries after the Effective Time. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

          (d) The Company shall have received the Financing on terms substantially as outlined in the Financing Letters and shall have sufficient financing thereunder to consummate the Merger.



          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.



     7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:



          (a) (i) The representations and warranties of LLC contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of LLC and Newco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.



          (b) LLC shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time.



          (c) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and (b).



          (d) LLC shall have delivered to the Company a certificate, dated the Closing Date, signed by the President of LLC, certifying that, to its knowledge, the conditions specified in Section 7.3(a) have been fulfilled; provided, however, that if the Company is unable to deliver to LLC its certificate required by Section 7.3(c) as to the fulfillment of the conditions specified in Section 7.3(a), then the Company shall not be able to fail to effect the Merger because LLC has failed to deliver the certificate required by this Section 7.2(d).



          (e) LLC shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by LLC and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.



     7.3 Conditions to Obligation of LLC and Newco To Effect the Merger. The obligation of LLC and Newco to effect the Merger will be subject to the fulfillment at or prior to the Effective Time (or such other date as may be specified below) of the following additional conditions:



          (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.



          (b) The Company shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time, unless such failure to perform or comply is due to any act by, or omission of, LLC or any member of the Buyout Group.



          (c) The Company shall have delivered to LLC a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and (b).



          (d) From the date of this Agreement through the Effective Time, there shall not have been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.



          (e) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.



          (f) The Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that Company Stock Derivatives will be treated as provided in Section 3.1(g) hereof.



          (g) LLC shall have received a valuation of the assets of the Company from a reputable third party, and such other assurances it deems reasonable, that the payment of the Consideration is in compliance with
     Article 2.38 of the TBCA.



          (h) The provisions of Article 13.03 of the TBCA shall not apply to the Merger, this Agreement and the transactions contemplated hereby.



8.  TERMINATION.



     8.1 Termination. Notwithstanding the provisions of Article 7, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or by the member of LLC:



          (a) by mutual written consent duly authorized by the Manager of LLC and the Special Committee or the Board of Directors of the Company on behalf of the Company;



          (b) by either LLC or the Company if (i) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or (ii) any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;



          (c) by either LLC or the Company, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before September 30, 1998; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;



          (d) by the Company if there has been a material breach of this Agreement on the part of LLC of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the Company;



          (e) by LLC if there has been a material breach of this Agreement on the part of the Company of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from LLC;

          (f) by the Company if the Company receives an Acquisition Proposal in writing from any person or group (i) that the Company's Board determines in its good faith judgment is more favorable to the Company's shareholders than the Merger and (ii) as a result of which, the Company's Board reasonably believes, after consultation with its counsel and its financial advisor, that there is a substantial risk that a failure to terminate this Agreement would violate its fiduciary duties to the shareholders of the Company; provided, that such termination pursuant to this clause (f) shall not be effective unless the Company has made payment of the full fee and expense reimbursement required by Section 8.2(b) within the earlier of (i) 20 days from the date of termination or (ii) the closing date of the Acquisition Proposal; notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company from entering into an agreement with respect to an Acquisition Proposal prior to the payment of the aforementioned fee and expense reimbursement.



          (g) by LLC if the Company (without the consent of LLC) (i) shall have withdrawn or modified, in any manner which is adverse to LLC, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.



     8.2 Effect of Termination.



          (a) In the event of termination of this Agreement by either the Company or LLC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of LLC or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this Section 8.2 and Sections 6.8,
     6.9 and 6.10 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.11, 9.12, and 9.13 and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement.



          (b) If this Agreement is terminated pursuant to Sections 8.1(b)(ii) (provided that the Company Common Shares owned by the members of the Buyout Group are voted in favor of the transactions contemplated hereby), (e) (as a result of a willful and material breach of a covenant in Article 6 by the Company), (f) or (g), and such termination (or the breach giving rise thereto) was not due to any act by, or omission of, LLC or any member of the Buyout Group (not including the act of termination), then the Company shall pay (or reimburse) (not later than one business day after submission of statements therefor) to LLC all reasonable and customary out-of-pocket fees, costs and expenses (including reasonable and customary out-of-pocket fees, costs and expenses of accountants, attorneys, financing sources (as described in the Financing Letters) incurred by or on behalf of LLC in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby.



          (c) The parties agree that the agreements contained in this Section
     8.2 are an integral part of the transactions contemplated by this Agreement and constitute reasonable liquidated damages and not a penalty. If the Company fails to promptly pay to LLC any fee due under Section 8.2(b), in addition to any amounts paid or payable pursuant to such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate as published in the Wall Street Journal from time to time, from the date such fee was required to be paid.



     8.3 Extension; Waiver. At any time prior to the Effective Time, and subject to applicable law, the parties hereto, by action taken or authorized by the Company's Board of Directors and the LLC's Manager, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.



     8.4 Sole Remedy. The rights and remedies set forth in Section 8.2 shall be the sole and exclusive rights and remedies of the parties hereto with respect to the inaccuracy of a representation or warranty contained in Articles 4 and 5 or the breach of a covenant contained in Article 6 by the Company (with respect to the compliance with a covenant in Article 6 that was under the control of a member of the Buyout Group as an officer of the Company).



9.  GENERAL PROVISIONS.



     9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will not survive the Merger, provided, however, that the agreements contained in Article 3, Sections 6.8 and
6.9 and this Article 9 will survive the Merger indefinitely.



     9.2 Notices. Any notice, request, claim, demand or other communication required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:



        If to the Company:



           Norwood Promotional Products, Inc.


           106 East Sixth Street, Suite 300


           Austin, Texas 78701


           Attention: Chief Financial Officer


           Fax No.: (512) 477-8603



        with copies to:



           Fulbright & Jaworski L.L.P.


           2200 Ross Avenue, Suite 2800


           Dallas, Texas 75201


           Attention: Linton Barbee, Esquire


           Fax No.: (214) 855-8200



        If to LLC:



           FPK, LLC


           106 East Sixth Street, Suite 300


           Austin, Texas 78701


           Attention: President


           Fax No.: (512) 477-8603



        with copies to:



           Blank Rome Comisky & McCauley LLP


           One Logan Square


           Philadelphia, PA 19103-6998


           Attention: G. Michael Stakias, Esquire


           Fax No.: 215-569-5555



or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.



     9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except LLC may assign and/or delegate any or all of its rights and obligations hereunder to Newco or any other party controlled by LLC. Subject to the preceding sentence, this

Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 6.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.



     9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, written or oral, and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.



     9.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may agree to any amendment or supplement to this Agreement or a waiver of any provision of this Agreement, either before or after the approval of the Company's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not have a material adverse effect on the Company's shareholders which determination will be made by the Board of Directors of the Company and will be binding on the Company's shareholders.



     9.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.



     9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.



     9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.



     9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.



     9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.



     9.11 Incorporation of Schedules. The Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.



     9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.



     9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.



                                  * * * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                            NORWOOD PROMOTIONAL PRODUCTS,   INC.


                                            By:    /s/ FRANK P. KRASOVEC

                                              ----------------------------------

                                                   Name: Frank P. Krasovec


                                                Title: Chief Executive Officer



                                            By:  /s/ JAMES P. GUNNING, JR.

                                              ----------------------------------

                                                 Name: James P. Gunning, Jr.


                                                Title: Chief Financial Officer



                                            FPK, LLC



                                            By:    /s/ FRANK P. KRASOVEC

                                              ----------------------------------

                                                   Name: Frank P. Krasovec


                                                       Title: President

                     LIST OF SCHEDULES TO MERGER AGREEMENT



Schedule 4.3  Company Stock Derivatives


Schedule 4.4  Company Subsidiaries


Schedule 4.5  Consents


Schedule 4.8  SEC Filings; Financial Statements; Undisclosed Liabilities


Schedule 4.9  Absence of Certain Changes or Events



The Schedules to this Agreement are omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER



     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") is entered into as of April 14, 1998, by and between FPK, LLC, a Delaware limited liability company ("LLC"), and Norwood Promotional Products, Inc., a Texas corporation (the "Company").



                                   BACKGROUND



     A. LLC and the Company entered into an Agreement and Plan of Merger (the "Agreement") on March 15, 1998. All capitalized terms used herein have the same meanings given to them in the Agreement.



     B. Each of LLC and the Company desires to amend the Agreement by entering into this Amendment.



     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:



          1. Section 6.7(c) of the Agreement is hereby amended to read in its entirety as follows:



             "(c) In furtherance of and without limiting the above provisions, each of the Company and LLC shall as promptly as practicable following the execution and delivery of this Agreement, but not later than sixty days from the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and LLC shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and LLC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of LLC and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement."



          2. Except as and to the extent expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.



          3. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.


        [The remainder of this page intentionally has been left blank.]

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.



                                            NORWOOD PROMOTIONAL PRODUCTS,


                                              INC.



                                            By:    /s/ FRANK P. KRASOVEC

                                              ----------------------------------

                                                   Name: Frank P. Krasovec


                                                Title: Chief Executive Officer



                                            By:  /s/ JAMES P. GUNNING, JR.

                                              ----------------------------------

                                                 Name: James P. Gunning, Jr.


                                                Title: Chief Financial Officer



                                            FPK, LLC



                                            By:    /s/ FRANK P. KRASOVEC

                                              ----------------------------------

                                                   Name: Frank P. Krasovec


                                                       Title: President

                                   APPENDIX B

                         [LETTERHEAD OF J.C. BRADFORD]


                                 July 22, 1998


Special Committee of the Board of Directors
Norwood Promotional Products, Inc.
106 E. Sixth Street, Suite 300
Austin, TX 78701

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Norwood Promotional Products, Inc. (the "Company"), other than Frank P. Krasovec and the other shareholders of the Company who will continue to own shares of common stock in the surviving corporation following the merger (as defined below) (the "Krasovec Group") (such shareholders are collectively referred to herein as the "Unaffiliated Shareholders") of the consideration to be received by such Unaffiliated Shareholders in connection with the proposed merger (the "Merger") of a wholly-owned subsidiary ("Merger Sub") of FPK, LLC, a Delaware limited liability company ("Parent"), with and into the Company pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 15, 1998, among the Company and Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein, if not otherwise defined herein, shall have the respective meanings set forth in the Merger Agreement.

     J.C. Bradford & Co., L.L.C., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the proposed Merger and will receive a fee from the Company for our services.


     In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate and feasible including, among other things, the following: (i) the Merger Agreement; (ii) the historical and current financial position and results of operations of the Company; (iii) the Revised Projections for the fiscal years beginning September 1, 1997 and ending August 31, 2003, prepared for the Company by its senior management; (iv) certain financial and securities data of certain other companies, the securities of which are publicly traded, that we believed to be comparable to the Company; (v) prices and premiums paid in certain other acquisitions and transactions that we believed to be relevant; (vi) historical and current price and trading activity for the Common Stock; and (vii) such other financial studies, analyses, and investigations as we deemed appropriate for purposes of our opinion. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. With your permission, we have assumed that financing for the Merger has been irrevocably obtained on terms previously reviewed by us in commitment letters and "highly confident" letters from financing sources, and that the Merger Agreement has been executed and delivered by the parties thereto on terms substantially similar to those contained in the most recent draft of the Merger Agreement supplied to and reviewed by us.



     We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the promotional industry generally. Our opinion is necessarily based upon the information made available to us and conditions as they currently exist and can be evaluated as of the date hereof. We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

     We were not asked to consider and our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. Furthermore, we were not asked to propose, nor did we propose, the consideration to be received by the Unaffiliated Shareholders in the Merger. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates and have not been provided with any such evaluation or appraisal.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger is fair to the Unaffiliated Shareholders from a financial point of view.

                                            Very truly yours,

                                            J.C. BRADFORD & CO., L.L.C.

                                            By:       /s/ DAVID JONES
                                              ----------------------------------
                                                         David Jones
                                                    Senior Vice President

                                  APPENDIX C-1



              PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION


                     IMPLEMENTING THE PAR VALUE CONVERSION



     The first sentence of Article Four of the Articles of Incorporation, as amended, of the Corporation is hereby amended to change the par value of the Common Stock from no par value to $0.01 par value by amending the phrase "common stock, no par value" to read "common stock, $0.01 par value."

                                  APPENDIX C-2



              PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION


                  IMPLEMENTING THE SERIAL PREFERRED AMENDMENT



     Article Four of the Articles of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:



                                 "ARTICLE FOUR



          (a) The total number of shares of stock which the Corporation shall have authority to issue is 21,000,000, consisting of 20,000,000 shares of common stock, $0.01 par value ("Common Stock"), and 1,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock").



          (b) The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation is hereby authorized, at any time and from time to time, to adopt resolutions to issue the shares, to fix the number of shares, to divide the authorized and unissued shares of Preferred Stock into one or more series and to establish and alter the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such series of Preferred Stock, in each case without the approval of the shareholders of the Corporation. The number of shares of Preferred Stock of any such series may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by the board of directors. In case the number of shares shall be decreased, the number of shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.



          (c) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote. Subject to the express provisions of the Texas Business Corporation Act and of any certificate of designation providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive power to vote."

                                   APPENDIX D

                         ARTICLES 5.12 AND 5.13 OF THE
                         TEXAS BUSINESS CORPORATION ACT

     Art. 5.12  Procedure for Dissent by Shareholders as to Said Corporate
Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

     Art. 5.13  Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.


                              106 E. SIXTH STREET


                                   SUITE 300


                              AUSTIN, TEXAS 78701



July 24, 1998



Dear Norwood Promotional Products, Inc. Shareholder:



     You are cordially invited and encouraged to attend the Special Meeting of Shareholders of Norwood Promotional Products, Inc. The meeting will be held on Wednesday, August 19, 1998 at 10:00 a.m., local time, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas.



     If you cannot personally attend the meeting, please vote your preference on the proxy card attached below and return it promptly. Your participation in Norwood Promotional Products, Inc.'s business, whether in person or by proxy, is an important part of the Company's governance.



     I look forward to and appreciate your participation in Norwood Promotional Products, Inc.'s Special Meeting of Shareholders.



Sincerely,



Frank P. Krasovec


Chairman, President and Chief Executive Officer



                             Detach Proxy Form Here

 -------------------------------------------------------------------------------


ITEM 3. ADOPTION OF MERGER AND APPROVAL OF MERGER AGREEMENT (AS DEFINED IN PROXY STATEMENT).


            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN


In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment thereof.



THIS PROXY WILL BE VOTED AS SPECIFIED IN THE SPACES PROVIDED THEREFOR, OR, IF NO SUCH SPECIFICATION IS MADE, IT WILL BE VOTED FOR ITEMS 1, 2 AND 3.



The matters in Items 1, 2 and 3 are proposed by the Company.



The adoption of the Par Value Conversion (Item 1) is a condition to the consummation of the Merger under the Merger Agreement (Item 3). The adoption of the Par Value Conversion (Item 1) is a condition to the adoption of the Serial Preferred Amendment (Item 2).



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF


                       NORWOOD PROMOTIONAL PRODUCTS, INC.



                                            SIGN HERE ________________________


                                                   (Please sign exactly as name
                                                           appears hereon)



                                            SIGN HERE ________________________


                                                    (Executors, administrators,
                                                       trustees, etc. should so
                                                        indicate when signing)



                                            DATED ______________________________

                             Detach Proxy Form Here

--------------------------------------------------------------------------------


PROXY                     NORWOOD PROMOTIONAL PRODUCTS, INC.


          PROXY FOR SPECIAL MEETING OF SHAREHOLDERS -- AUGUST 19, 1998



     The undersigned, revoking all previous proxies, hereby appoints James P. Gunning, Jr. and Michael Linderman, or either of them, as Proxy or Proxies of the undersigned, each with the power to appoint his substitute, to vote, as designated below, all of the shares of Common Stock of Norwood Promotional Products, Inc. (the "Company") held of record by the undersigned on July 20, 1998, at the special meeting of shareholders to be held at 10:00 a.m., local time, on August 19, 1998, in the University Room at the Metropolitan Club, 1300 One American Center, 600 Congress Avenue, Austin, Texas, and at any adjournment or postponement thereof.



ITEM 1. ADOPTION OF PAR VALUE CONVERSION (AS DEFINED IN PROXY STATEMENT).


                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN



ITEM 2. ADOPTION OF SERIAL PREFERRED AMENDMENT (AS DEFINED IN PROXY STATEMENT).


                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN



                                (CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE.)

                                                                      APPENDIX F

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended AUGUST 30, 1997

                         Commission file number 0-21800

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                                               74-2553074
(State or other Jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

106 E. SIXTH STREET, SUITE 300, AUSTIN, TEXAS                       78701
     (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (210) 341-9440

           Securities registered pursuant to Section 12(b) of the Act:
                                      NONE

           Securities registered pursuant to Section 12(g) of the Act:
                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIODS THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES X NO
                                             ---  ---

     INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K.
          ---

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of November 24, 1997 was approximately $56,100,000 based upon the last sales price on November 24, 1997 on the NASDAQ National Market for the Company's common stock. The registrant had 5,070,043 shares of Common Stock outstanding on November 24, 1997.

                       DOCUMENTS INCORPORATED BY REFERENCE

     PORTIONS OF REGISTRANT'S DEFINITIVE PROXY STATEMENT TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NOT LATER THAN 120 DAYS AFTER THE CLOSE OF THE REGISTRANT'S FISCAL YEAR ARE INCORPORATED BY REFERENCE INTO PART III OF THIS FORM 10-K.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                               INDEX TO FORM 10-K
                           YEAR ENDED AUGUST 30, 1997

                                                                                               PAGE NO.
                                                                                               --------

                                     PART I

Item 1.   Business                                                                                 3
Item 2.   Properties                                                                              18
Item 3.   Legal Proceedings                                                                       19
Item 4.   Submission of Matters to a Vote of Security Holders                                     19

                                     PART II

Item 5.   Market for Registrant's Common Equity and Related Shareholder Matters                   19
Item 6.   Selected Financial Data                                                                 19
Item 7.   Management's Discussion and Analysis of Financial Condition and Results of
               Operations                                                                         21
Item 7A.  Quantitative and Qualitative Disclosures about Market Risk                              27
Item 8.   Financial Statements and Supplementary Data                                             28
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial
               Disclosure                                                                         51

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant                                      51
Item 11.  Executive Compensation
Item 12.  Security Ownership of Certain Beneficial Owners and Management                          51
Item 13.  Certain Relationships and Related Transactions                                          51

                                     PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K                         51

THE DISCUSSION IN THIS DOCUMENT CONTAINS ANALYSIS OR TRENDS AND OTHER FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS INVOLVE MANAGEMENT ASSUMPTIONS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED UNDER "BUSINESS-RISK FACTORS" BELOW.

PART I

ITEM 1. BUSINESS

     References herein to the "Company" mean Norwood Promotional Products, Inc., its predecessors, and its and their subsidiaries, unless the context requires otherwise.

GENERAL

     The Company is a leading supplier of promotional products in the United States. The Company has grown, through internal growth and selective acquisitions, from sales of $49.3 million in fiscal 1993 to $175.8 million in fiscal 1997, and from income from continuing operations of $1.8 million in fiscal 1993 to $6.1 million in fiscal 1997. The Company has been active in expanding its product lines in the major product categories and price points in the promotional products industry through a series of acquisitions. The Company acquired the certain assets of Wesburn Golf and Country Club, Inc. (the "Wesburn acquisition") and DM Apparel, Inc. (the "DMA acquisition") in February 1997. The Company acquired Tee-Off Enterprises, Inc. (the "Tee-Off acquisition") and Alpha Products, Inc. (the "Alpha acquisition") in January and April 1996, respectively. The Company acquired the assets of The Bob Allen Companies, Inc. (the "Bob Allen acquisition"), Designer Plastics, Inc. (the "Designer Line acquisition"), BTS Group (the "BTS acquisition") and Ocean Specialty Manufacturing Corporation (the "Ocean acquisition") in March, June, July and November, 1995, respectively. These acquisitions followed the purchases of the assets of Key Industries, Inc. (the "Key acquisition") in May 1994 and Barlow Specialty Advertising, Inc. (the "Barlow acquisition") in May 1992 and the purchase of all of the stock of ArtMold Products Corporation (the "ArtMold acquisition") in July 1994.

     The Company's operating companies and their major product lines are:

Group   Operating Companies                       Product Lines
-----   -------------------                       -------------

RADIO CAP GROUP:
    Radio Cap Company, Inc. (RCC)                 RCC(TM), Trendco(TM), Koozie(R) and Alpha Products(TM)
    Air-Tex Corporation (Air-Tex)                 Air-Tex(R), Designer Line(R)_and DM Apparel(TM)
BARLOW GROUP:
    Barlow Promotional Products, Inc. (Barlow)    Barlow(R) , BTS(TM), Value Line(TM) and Salm(R)
    ArtMold Products Corporation (ArtMold)        The Action Line(R), Tee-Off(TM) and Wesburn Golf(TM)
    Key Industries, Inc. (Key)                    Econ-O-Line(R) and The California Line(TM)

PROMOTIONAL PRODUCTS INDUSTRY

     Promotional products are functional items imprinted with the name, logo or message of an advertiser and are typically given free by the advertiser to a target audience to generate goodwill and repeat advertising exposure. The United States market for promotional products, measured by sales of distributors to advertisers, has grown from approximately $4.5 billion in 1989 to approximately $9.5 billion in 1996, according to data published by The Counselor, an industry trade publication. The promotional products industry is highly fragmented, with the 20 largest suppliers accounting for approximately 20% of total industry sales in 1996. The industry includes over 2,500 suppliers, including the Company, who decorate and customize products, and over 15,000 independent distributors who solicit orders from and sell directly to advertisers.

     The Company believes that the growth of the industry in recent years has resulted from the greater acceptance by advertisers of promotional products as an important form of advertising and an increase in the number of distributors. Promotional product advertising generally represents a lower cost alternative to more traditional advertising media and, because promotional products are designed for use or display, they provide repeat exposure of an advertiser's message to a targeted audience. Some of the largest purchasers of promotional products are healthcare providers, banks, insurance agencies, pharmaceutical and high technology companies.

     Within the promotional products industry, there are two principal distribution channels: independent distributors and mail order companies. Independent distributors solicit orders from and sell directly to advertisers. Mail order companies sell directly to advertisers through corporate catalogs and other direct mail advertising, without using outside sales personnel. Orders by advertisers placed through distributors and by direct mail typically are for small quantities of custom-imprinted items and require prompt delivery. The Company sells its products to independent distributors and mail order companies. Although it periodically evaluates different distribution methods, the Company currently does not sell directly to advertisers.

STRATEGY

     The Company's business strategy is to continue to improve its market position in each of its existing product lines and to expand into new product lines and distribution channels. Key elements of this strategy include: (i) expanding product offerings by developing new products and innovative imprinting and decorating techniques and applications; (ii) increasing penetration of existing markets through enhanced customer service and coordinated marketing efforts among its operating companies; (iii) making selective acquisitions to add new product lines and expand distribution; (iv) introducing new management and operating systems to reduce order processing times, increase production efficiency and increase processing capacities of existing and acquired businesses; and (v) exploring new markets, primarily through international marketing and alternative distribution arrangements.

Expanding Product Offerings

     The Company has increased the number of products and product lines it offers through acquisitions and by developing new products and new imprinting and decorating techniques and applications. Since 1983, the Company has expanded its product offerings from approximately ten individual products within one product category to approximately 2,400 products in eight major product categories. The broad range of its product offerings, in part, has enabled the Company to expand its primary customer base to more than 11,900 independent distributors.

Enhancing Customer Service and Coordinated Marketing

     Providing a high level of service to customers is a key element of the Company's marketing strategy. The Company offers toll-free telephone service for orders and other customer needs and places an emphasis on customer service by sales and order-entry staff. Several of the Company's largest operating companies have formed key account groups to provide customer service and sales support to their largest distributors. The Company has also installed systems providing credit approval at all operating companies for each distributor who has an account with any other operating company.

     While each operating company handles its own customer service, the Company has begun to coordinate sales and marketing activities among the operating companies. Over the last two years, the Company has realigned its operating companies and product lines into two groups: the Radio Cap Group and the Barlow Group. This realignment is designed to allow the Company's core operating companies to provide sales and marketing support for smaller operating companies and new acquisitions. Management of the Company believes that the realignment of product lines into strategic groups will allow the Company to better coordinate sales and marketing of all product lines to the Company's large base of distributors.

     The Company has introduced several catalogs on top-selling products from each of the Company's product lines to demonstrate the scope of the Company's product offerings and to introduce its products to distributors familiar with some but not all of the operating companies and their respective product lines. Sales staff of the operating companies also make joint sales presentations to distributors. The Company believes that its coordinated marketing efforts will lead to increased awareness of the Company's brands by distributors and enable the Company to obtain increased revenue from distributors for its existing product lines, new products and newly acquired brands.

Making Selective Acquisitions

     The Company intends to continue its strategy of making selective acquisitions to strengthen its position in the fragmented promotional products industry and to add new product lines and expand distribution. The Company believes that the competition for the acquisition of suppliers within the industry is limited. The Company is engaged in ongoing evaluations of and discussions with third parties regarding possible acquisitions. At the date of this report, the Company had no binding agreements or commitments with respect to any acquisitions.

Improving Management and Operating Systems

     The promotional products industry is characterized by the processing of a large number of small, custom- imprinted orders. The Company has become a leader in the promotional products industry through the rapid fulfillment of customer orders and in responsive and professional customer service. The Company has implemented advanced management systems, such as Manufacturing Resource Planning ("MRP II"), a pull order-flow processing system and statistical process controls. Through these measures, the Company believes it has achieved a significant reduction in order processing times, increased production efficiency and increased processing capacities. In addition, various managers from the operating companies meet regularly to exchange information regarding sales and marketing trends, imprinting methods, information systems, new technologies and training.

ACQUISITIONS

     The promotional products industry is highly fragmented and is characterized by numerous suppliers and independent distributors. There are over 2,500 suppliers in the industry, most of which are small, closely held or family owned businesses offering a limited number and range of products. To date, the industry has not experienced significant consolidation.

     The Company seeks acquisitions which it believes will enable it to accomplish some or all of the following objectives: (i) expand its product offerings by adding new brands, penetrate a new product category, expand the number and variety of products in an existing category or cover a major price point in a specific product category; (ii) broaden its distribution network; or
(iii) leverage its management and operating systems to improve the processing efficiency of recently acquired businesses.

     Since 1983, the Company has diversified its product lines and increased its market presence through internal growth and a series of strategic acquisitions. The Company has completed the following acquisitions since 1992:

     o In May 1992, the Company completed the Barlow acquisition, including the Barlow (R) and Salm (R) product lines, adding new products that enabled the Company to enter the recognition awards and business gifts and pocket specialties and accessories product categories and to expand its product offerings to cover all of the major price points in the promotional products industry.

     o In April 1993, the Company acquired a ceramic mug imprinting facility in Pittsburgh, Pennsylvania. The addition of this facility for mugs and glassware, which incur significant freight charges when shipped over long distances, has enabled the Company to be more price competitive in the Northeastern United States.

     o In May 1994, the Company completed the Key acquisition, in which it acquired a supplier of economically priced promotional products such as paper products, plastic items, pens, magnets and buttons. The addition of these products augmented the Company's pocket specialties and desk and business accessories categories.

     o In July 1994, the Company completed the ArtMold acquisition, expanding its offerings in the writing instruments, pocket specialties and desk accessories categories, and adding a line of golf items such as tees, ball markers and divot repair tools.

     o In March and June 1995, the Company entered the textiles product category by adding sport, travel, and tote bags to its product lines with the Air-Tex and Designer Line acquisitions.

     o In July 1995, the Company completed the BTS acquisition, in which it acquired a supplier of high-quality recognition and gift items. This acquisition further expanded the Company's high-end recognition awards and business gifts product line.

     o In November 1995, the Company completed the Ocean acquisition expanding the Company's pocket specialties and desk and business accessories lines.

     o In January 1996, the Company completed the Tee-Off acquisition in which it acquired a supplier of custom imprinted golf balls and accessories, which augmented the golf accessories offered by the Company.

     o In April 1996, the Company completed the Alpha acquisition, in which it acquired a supplier of custom imprinted drinkware, further expanding the Company's product line of insulated beverage products, mugs and glassware.

     o In February 1997, the Company completed the Wesburn acquisition, in which it acquired a supplier of custom imprinted golf balls. With the Tee-Off and Wesburn acquisitions, the Company has become a leading supplier of custom imprinted golf balls.

     o In February 1997, the Company completed the DMA acquisition, in which it acquired a supplier of jackets, further expanding the Company's wearables product category with a new product line.

PRODUCT CATEGORIES

     The Company currently supplies approximately 2,400 custom-imprinted items to over 11,900 independent distributors nationwide through its operating companies. The Company's products are primarily marketed at price points ranging from $0.50 to $50.00 in eight general categories:

     o Sporting goods and leisure products: Koozie (R) beverage insulators, sport bottles, cups and insulated coolers, custom imprinted golf balls.

     o Wearables: golf, fashion and baseball-style caps and other headwear, jackets.

     o    Mugs and glassware: porcelain, ironstone and plastic mugs, glassware.

     o    Textiles: sport, travel and tote bags.

     o    Writing instruments: pens, pencils, markers and gift sets.

     o Recognition awards and business gifts: rosewood, walnut and laminated wood awards, crystal awards, plaques, brass coasters, briefcases and portfolios, and other business gift items.

     o Pocket specialties and accessories: tape measures, pocket knives, key chains and holders, buttons, badges, magnets and lapel pins, and other pocket specialty items.

     o Desk and business accessories: desk accessories, note pads and other paper products, and personal gift items.

     The following table sets forth the amount and percentages of the Company's sales for its product categories over the past three fiscal years.

                                                               FISCAL YEAR
                                                          (Dollars in thousands)

                                                 1995                 1996 (b)              1997 (b)
                                        -------------------- ---------------------  --------------------
                                                      % OF                   % OF                  % OF
                                         SALES       SALES    SALES         SALES    SALES        SALES
                                        -------     -------- --------      -------  --------    --------

Sporting goods and leisure products    $ 22,678        21.8% $ 34,200        23.7% $ 56,019        31.9%
Wearables                                14,523        14.0    15,817        11.0    16,195         9.2
Mugs and glassware                       13,027        12.5    17,180        11.9    23,294        13.2
Textiles                                  9,387         9.0    19,997        13.9    20,671        11.8
Writing instruments                       8,672         8.4     8,872         6.2     9,375         5.3
Recognition and business gifts            1,231         1.2     6,049         4.2     6,081         3.5
Pocket specialties and accessories
 and desk and business accessories(a)    34,341        33.1    41,932        29.1    44,200        25.1
                                       --------     -------  --------      ------  --------      ------

       Total                           $103,860       100.0% $144,048       100.0% $175,835       100.0%
                                       ========     =======  ========      ======  ========      ======

(a) Separate results for these two product categories are not available for the periods presented.

(b) Excludes sales from the Alpha Products retail division, which has been discontinued.

Sporting Goods and Leisure Products

     The Company's sporting goods and leisure products consist primarily of Koozie (R) insulated beverage products, sports bottles and custom imprinted golf balls.

     The Company acquired its Koozie (R) product line in 1984, which originally consisted of a single product, the Koozie (R) beverage insulator. A Koozie (R) beverage insulator is a customized colored foam sleeve with a bottom that fits around a beverage can or bottle for insulation. The Company believes it is the leading supplier of beverage insulators in the United States promotional products industry. Since 1984, the Company has expanded this product line to include 27 products marketed in a variety of colors and styles. Koozie(R) products accounted for $24.3 million, or 13.8%, of the Company's sales in fiscal 1997.

     Through the Alpha acquisition in fiscal 1996, the Company now offers a wider variety of sports bottles and other insulated beverage products. Sales from the Alpha Products promotional products division amounted to $17.5 million in fiscal 1997.

     Through the Tee-Off acquisition in fiscal 1996 and the Wesburn acquisition in fiscal 1997, the Company expanded its golf accessories line to include custom imprinted golf balls. The Company believes it is a leading supplier of custom imprinted golf balls in the United States promotional products industry. Sales from the Tee-Off and Wesburn Golf divisions amounted to $22.6 million in fiscal 1997.

Wearables

     The Company's wearables product line consists primarily of golf, fashion and baseball-style headwear in a wide variety of styles, colors and fabrics. The Company believes that it is a leading headwear supplier in the United States promotional products industry. A substantial majority of the Company's headwear is imported, allowing the Company to compete at lower price points for these items. The Company also manufactures headwear to enable it to produce customized products with short lead times. These products are sold primarily under the RCC (TM) brand.

     In February 1997, the Company expanded into the jacket product line with the DMA acquisition. With the DMA acquisition, the Company plans to offer both import and domestic jackets in a variety of styles, colors and fabrics. Sales from the DM Apparel division amounted to $1.9 million in fiscal 1997.

Mugs and Glassware

     The Company offers a variety of styles of porcelain, ironstone and plastic mugs, along with glassware. The Company believes that it is a leading supplier of mugs in the United States promotional products industry. Styles vary in size, shape and color. In addition to standard color decorations, the Company offers advertisers the ability to customize their artwork through the use of special decorations on the mugs, including 22-carat gold and platinum imprints, microwaveable gold imprints, iridescent inks and certain brighter colored inks.

Textiles

     Through the Air-Tex and Designer Line acquisitions in fiscal 1995, the Company entered the textiles product category by adding sport, travel, and tote bags. This product line consists of both import and domestic bags marketed under the tradenames Air-Tex (R) and Designer Line (R).

Writing Instruments

     In fiscal 1991, the Company began marketing economically priced writing instruments, including pens, pencils, and gift sets, along with retractable pens and highlighters. In fiscal 1992, with the Barlow acquisition, the Company expanded into marketing higher-priced writing instruments. Through the Key and ArtMold acquisitions in fiscal 1994, the writing instrument lines were further expanded to include mid-priced styles which rounded out all price point ranges.

Recognition Awards and Business Gifts

     Through the Barlow acquisition in May 1992, the Company began to offer its recognition and award items and business gifts generally under the Salm(R)_brand. The products in this line make creative and distinctive awards and gifts and are generally highly customized. Because it is a high-end product line, the recognition awards and business gifts are more oriented toward corporate gifts and awards than strictly to advertising uses. With the BTS acquisition in fiscal 1995, the Company expanded into products incorporating decorative brass medallions in items such as coasters, wall and desk plaques, picture frames, and other custom products.

Pocket Specialties and Accessories

     Through the Barlow acquisition in May 1992, the Company began to offer pocket specialties and accessories. With the Key and ArtMold acquisitions in fiscal 1994 and the Ocean acquisition in November 1995, the Company now sells products under the Barlow
(R), Econ-O-Line (R), The Action Line (R) and The California Line (TM) brand names and offers a full complement of items, including tape measures, key chains and holders, buttons, badges, magnets, pocket knives and lapel pins.

Desk and Business Accessories

     Through the Key, ArtMold and Ocean acquisitions, the Company expanded into economically priced products marketed under the trademarks Econ-O-Line (R), The Action Line (R) and The California Line (TM). These product lines consist primarily of items such as note pads, desk calendars and other paper products and desk accessories and personal gift items.

OPERATIONS

     A key to the Company's internal growth has been its ability to process rapidly a large number of small, custom- imprinted orders at competitive prices while maintaining a high level of product quality. During fiscal 1997, the Company processed approximately 500,000 orders with an average order size of approximately $350. For most products, the Company ships orders on a rapid response basis, generally within one to two weeks after receipt of an order.

     Over the past two years, the Company has realigned its operating companies into two groups: the Radio Cap Group and the Barlow Group. This realignment reflects a restructuring of the Company's sales and marketing functions and other organizational changes that are designed to provide enhanced operational, sales and marketing support by the Company's existing operating companies for the more recently acquired operating companies and divisions. For example, in order to maximize selling efforts, the number of sales staff was increased in these groups while the territory covered by each salesperson was decreased. This allows each salesperson to offer a greater variety of products to a more focused group of distributors. This realignment also makes over 11,900 distributors more accessible to the smaller operating companies, each of which previously sold to between 1,500 and 3,000 distributors.

     Each operating group has a separate management team, lead by a group president with substantial experience in the promotional products industry. The Company has assembled a management team with significant industry experience to implement its business strategy. The executive officers of the Company and the group presidents have an average of 14 years experience in the promotional products industry. The Company gives the management of the operating groups significant autonomy. The Company believes that it is able to be more responsive to its distributors, the substantial majority of which are relatively small operations in a highly fragmented industry, by delegating authority to management of the operating groups. In particular, each operating company concentrates its sales and marketing efforts on specific product lines, enabling it to more effectively penetrate the distribution network. The presence of a strong management team at each operating group also allows the Company to maintain the focus of its corporate staff on the continued growth of the Company and the coordination and implementation of the Company's strategic objectives.

     The Company has implemented various management and operational systems at the operating companies. These systems are continually evaluated by management, and systems which have proven successful at one operating company are introduced at other operating companies where appropriate.

Strategic Initiatives

     During the fourth quarter of 1997, the Company decided to discontinue the operations of the Alpha Products retail division ("retail division"). Alpha Products historically had poor operating results prior to the Alpha acquisition in April 1996. The Company acquired the Alpha Products assets with the intention of improving its promotional products division, as well as taking advantage of its retail division. The Alpha Products promotional products division sold to the same distributor base as the Company. The retail division, however, represented a new customer base that mainly consisted of mass merchandisers and convenient stores. The Company hoped to stabilize Alpha Products deteriorating retail customer base and then introduce some of the Company's existing products into this retail division, thus creating one or more new distribution networks for its products.

     Following the Alpha acquisition, the Company was able to improve and grow the Alpha Products promotional division, which is where the Company's management team has industry experience. The retail division, however, continued to deteriorate. The retail customer base was in much worse shape than originally thought and the Company determined that it did not have the expertise to effect a turnaround in this division. The Company has decided to discontinue the retail division and is currently negotiating with a prospective buyer for its assets and business. The Company will close the Lithia Springs, Georgia facility where Alpha Products is presently located. As a result, the operations of the Alpha Products promotional products division, which the Company believes is a viable growing business, will be relocated to other existing Company facilities.

     The Company is also in the process of evaluating other divisions to determine whether they fit with the Company's business strategy. In first quarter of fiscal 1998, the Company sold Air-Tex's Bob Allen Sportswear division. The Bob Allen Sportswear division is a manufacturer of shooting accessories for the hunting industry. The Company determined that this division did not fit with the Company's business strategy since it did not serve the promotional industry and it was not in an industry in which the Company wanted to participate. The impact of the sale of Bob Allen Sportswear division is not material to the financial results of the Company.

Management Systems

     The Company utilizes a number of management systems designed to reduce order processing time, enhance planning, lower operating costs and improve customer service. The MRP II systems in place at various operating companies, which are based upon sales forecasts, are designed to enable the Company to plan labor, inventory and other resource requirements in order to meet customers' delivery requirements and maximize processing efficiency. Certain operating companies utilize a specially designed pull order-flow processing system designed to process a large number of orders efficiently and economically. Additionally, certain operating companies utilize a bar-coding system to monitor the status of orders within the production cycle. These systems are designed to enable the Company to quickly respond to customer inquiries and adjust shipping schedules to meet customer demands.

     The Company uses statistical process control ("SPC") to evaluate its manufacturing processes at each of the operating companies. SPC is designed to enable the Company to differentiate between statistically insignificant fluctuations in processing performance and substantive processing problems. Management believes that SPC serves to focus both management and staff on the objective of continually enhancing the Company's production processes.

     The Company utilizes computer communication technology, such as electronic data interface system ("EDI") and 'Internet E-mail', designed to improve order processing and expedite shipments. The Company receives orders electronically from several of its largest customers through an industry-wide EDI system. RCC allows its largest customers to obtain real-time information on the status of their orders through its own EDI and 'Internet E-mail' system.

Product Development

     The Company believes that a key to its success is its ability to expand product offerings by developing new products, imprinting techniques and by applying existing imprinting and decorating methods to create new products.

     The Company is developing new products that should capitalize on its proprietary SpectraColor printing process, which is designed to provide a low cost method to process multi-color imprints. The Company continues to work with suppliers and distributors in all product categories to identify opportunities to add value to best-selling products without increasing the cost to the distributor. The Company is also working toward utilizing and joining forces with a network of other suppliers to provide a more regional presence, creating shorter lead times and lower freight costs for distributors.

     The recent realignment of the operating companies allows for the exchange of materials and processes. The Company also evaluates materials and processes from other industries for adaptation into the Company's products. Research into emerging imprint technologies, including digital direct printing, laser imaging, heat applied graphics and photopoymer through dimensional graphics is ongoing.

     New overseas supplier relationships are continually being developed to decrease costs of existing products and assist in the development of new products and additional product lines in wood, metal, glass and textiles.

Custom Decorating and Manufacturing Processes

     Each of the operating companies has a full-service graphic arts department to assist customers in generating custom graphics. The Company applies custom graphics to promotional products using a variety of decorating processes such as silk-screening, screen transfer, embroidering, engraving (including laser engraving), vinyl screen printing, cloisonne enameling (enamels baked at high temperatures) and hot stamping. Each arts department is also available to assist customers or advertisers in creating original artwork. All operating companies have installed systems to receive customer artwork electronically. The Company has implemented a system to link the arts departments to allow designs created for an advertiser at one operating company to be used throughout the Company, eliminating the need to recreate the same design for that advertiser at other operating companies. The Company also seeks to improve processing efficiency by coordinating work flow among various arts departments.

     All of the mugs and glassware, plastic molded products and writing instruments, as well as most caps and other headwear and certain sport, travel and tote bags sold by the Company are manufactured in blank (i.e. , without decoration) by third party suppliers according to Company specifications. Koozie
(R) beverage
insulators, note pads and other paper products, brass and laminated wood awards, domestic jackets, and the remaining caps, other headwear, and domestic sport, travel and tote bags are manufactured by the operating companies at the Company's production facilities.

Sales and Marketing

     During fiscal 1997, the Company sold its products to approximately 11,900 customers, mainly independent promotional product distributors. In fiscal 1997, the Company's ten largest customers accounted for approximately 12% of the Company's total sales, and no one customer accounted for more than 3% of sales. The Company's largest customers are among the largest distributors in the industry based on sales.

     Generally, before a customer orders a product from the Company, the customer has already received an order for the product from an advertiser. The Company's products are sold on the basis of purchase orders. Established customers generally have 30-day payment terms, and newer customers purchase products from the Company on the basis of payment before processing. As a result of its credit management practices, the Company has experienced bad debt expense, as a percentage of sales, of less than 0.25% for each of the past three fiscal years.

     The Company believes that most other promotional products suppliers sell only through independent multi-line sales representatives who serve more than one supplier. The Company's operating companies employ a total of 30 salespeople to market products in regional territories covering the United States, and 139 customer-service personnel to support these salespeople. The Company believes that this direct sales staff gives the Company a competitive advantage by allowing more focused selling efforts.

     The Company's sales staff attends industry trade shows and makes sales calls on distributors and other potential customers. Each operating company distributes annual product catalogs. From time to time, the Company produces an intercompany product catalog that features the top-selling products from each of its operating companies. Key employees of the Company and each of its operating companies also conduct coordinated marketing presentations to distributors throughout the United States.

SUPPLIERS

     During fiscal 1997, the Company derived a significant portion of its sales from products supplied by manufacturers located in China, Taiwan, Sri Lanka, Bangladesh, Korea, Japan, Canada, Hong Kong, India, Philippines, Cambodia, Germany, and Italy. The Company's senior management and agents periodically visit its foreign suppliers to observe the manufacture of products and to help ensure timely delivery and compliance with Company manufacturing specifications. Representatives from the Company's leading suppliers periodically visit the Company's facilities to review quality standards and product specifications. The Company is not a party to any long-term contractual arrangements with any supplier and relies on its long-term relationships to ensure timely delivery of quality products.

     The Company's reliance on foreign sources of supply subjects it to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, currency fluctuations and changes in governmental policies. The Company's reliance on foreign suppliers also requires it to order products further in advance of orders by customers than would generally be the case if such products were manufactured domestically. There can be no assurance that the Company can replace its suppliers without delay; however, the Company attempts to reduce the risk of such a delay and to alleviate the problem of having to order its foreign products further in advance by using its management systems to predict more accurately the Company's product needs.

     The Company relies on one supplier for the insulation material necessary to make Koozie (R) beverage insulators and certain other Koozie (R) products. The Company buys insulation material on a purchase order basis and does not have any contract, agreement or commitment from this supplier to furnish insulation material. Since the Company began purchasing from this supplier in 1983, the Company has not experienced any significant disruptions or delays in its supply.

     The Company also relies on a single supplier for the laminated wood used in the BTS(TM) product line. The Company has not experienced any significant disruptions or delays in its supply.

     The Company obtains its other materials from numerous sources. Prices for materials used by the Company may fluctuate for a variety of reasons. The Company has not experienced, and does not anticipate, any difficulty in obtaining an adequate supply of the materials it uses.

BACKLOG

     A majority of the Company's orders are processed on a rapid response basis, generally within one to two weeks after receipt of an order. As a result, the Company does not believe that the dollar amount of its unfilled customer orders at any time is a useful indicator of future business activity.

COMPETITION

     The promotional products industry is highly fragmented and competitive. The Company competes with a large number of other promotional products suppliers, some of which have diversified product offerings, and others that market only a limited number of products or lines. The Company competes primarily on the basis of customer service and price. Certain competitors are divisions of significantly larger companies that have substantially greater financial and other resources than the Company. While the Company has competitors within each of its product lines, no one supplier competes with the Company in all of its lines. In addition, entry into the promotional products industry is generally not difficult, and new competitors regularly enter the industry. The Company believes it is difficult to manage and process efficiently large numbers of small orders and produce a high-quality product and that its processing efficiency gives the Company a competitive advantage within the industry. The Company believes its established relationships with distributors gives it an advantage over its competitors, especially new entrants in the industry. The promotional products industry also competes against other advertising media, such as television, radio, newspapers, magazines, billboards and the Internet.

TRADEMARKS

     The Company owns a number of trademarks registered with the United States Patent and Trademark Office and claims various common law trademarks. The Company considers its trademarks to be important to its business and actively defends and enforces them.

EMPLOYEES

     As of November 21, 1997, the Company employed approximately 1,900 persons. Approximately 120 employees of Key are represented by the Manufacturing, Production and Service Workers Union of the AFL-CIO, under a collective bargaining agreement expiring in 1998. The Company considers its employee relations to be good.

ENVIRONMENTAL MATTERS

     The Company's facilities are subject to federal, state and local environmental laws and regulations, including those relating to discharges to air, water and land, the treatment, storage and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. The Company believes that it is in compliance with such laws and regulations and does not anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such laws and regulations. The Company does not anticipate any material capital expenditures for environmental control facilities or equipment. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. In particular, the Company might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. The Company does not expect such capital and other costs to have a material adverse effect on the Company's net cash flows.

RISK FACTORS

     The Company's business is subject to various risks and uncertainties. The following factors should be carefully considered in reading this report.

Risks Relating to Growth Strategy

     During the past five years, the Company has experienced significant growth. This growth has resulted from internal growth and from selective acquisitions of other businesses, both of which continue to be important elements of the Company's business strategy. There can be no assurance that the Company will be able to maintain or accelerate its internal growth or that the Company will be able to manage its expanding operations effectively. The Company's ability to continue to grow through acquisitions will depend, among other things, on the availability of suitable acquisition opportunities and the Company's ability to finance these transactions. There can be no assurance that future acquisitions can be accomplished on terms favorable to the Company or that the Company will be able to obtain financing for such acquisitions. The success of the Company's strategy also depends upon its ability to integrate acquired businesses into its operations. The Company may acquire companies, brands or product lines that dilute earnings or that do not generate positive cash flow initially or for some period of time following their acquisition. In addition, as the Company has expanded through acquisitions, its management has become more decentralized, and it relies primarily on the operating companies to implement systems designed to ensure responsive and efficient operations. The failure of the Company to implement its growth strategy, to maintain or upgrade operating controls and systems, to recruit or retain sufficient qualified personnel or to effectively integrate acquired businesses with the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

Reliance on Foreign Sources of Supply

     The Company derives a significant portion of its sales from products supplied by foreign manufacturers. The Company's reliance on foreign sources of supply subjects it to a number of risks, including, among others, transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, currency fluctuations and changes in government policies. The Company's reliance on foreign manufacturers also requires it to order products further in advance of orders by customers than would generally be the case if products were manufactured domestically. In fiscal 1997, a significant portion of the Company's sales were derived from products, mainly headwear, ceramic mugs, and sport and travel bags, purchased by the Company from manufacturers located in the People's Republic of China ("China"). China currently enjoys "most favored nation" ("MFN") trading status with the United States. Under the Trade Act of 1974, the President of the United States is authorized, upon making specified findings, to waive certain restrictions that would otherwise render China ineligible for MFN treatment. The President has waived these provisions each year since 1979. Such waiver is subject to renewal in June 1998. No assurance can be given that China will continue to enjoy MFN status in the future. Further, any United States legislation or action revoking or placing further conditions on China's MFN status or imposing substantially higher import duties, if enacted or imposed, could have a material adverse effect on the cost of the Company's headwear, ceramic mugs, and sport and travel bags. The Company currently has alternative suppliers of headwear and sport and travel bags (but not ceramic mugs) located in other countries and continues to evaluate additional sources of supply.

Dependence on Key Personnel

     The Company's success depends in part on the efforts of a few key management personnel, including Frank P. Krasovec, its Chairman, Chief Executive Officer and President. While Mr. Krasovec currently devotes all of his time to the Company, he is involved in other businesses and investments from time to time. If for any reason Mr. Krasovec does not continue to be active in the Company's management, the Company's operations could be materially adversely affected. None of the Company's executive officers are subject to employment or non-competition agreements. The Company does not have key-man life insurance on any of its executive officers.

Leverage

     At August 30, 1997, the Company had total indebtedness of $61.4 million and additional borrowings of up to $78.0 million were available under its new credit facility ("1997 Credit Facility"). The Company's ability to satisfy its financial obligations under its indebtedness outstanding from time to time will depend on its future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. Indebtedness under the 1997 Credit Facility is subject to interest rate fluctuations. Although the Company currently believes that cash flow from operations and available borrowing under the 1997 Credit Facility will be sufficient to meet the Company's working capital and capital expenditure requirements and future debt service obligations there can be no assurance that this will be the case.

Reliance on Sales/Supplier of Certain Products

     The Company relies on one supplier for the insulation material necessary to make Koozie (R) beverage insulators and certain other Koozie (R) products. The Company believes that competitors who make products similar to Koozie (R) beverage insulators also purchase their insulation material from this supplier and that currently there is no other known supplier of this material. The Company buys insulation material on a purchase order basis and does not have any contract, agreement or commitment from this supplier to furnish insulation material. Since the Company began purchasing from this supplier in 1983, the Company has not experienced any significant disruptions or delays in its supply. However, any significant interruption in the supply of insulation material or substantial price increases for this material could have a material adverse effect on the Company's business and the results of its operations.

Competition

     The promotional products industry is highly fragmented and competitive. Certain competitors in the promotional products industry are affiliated with significantly larger companies which have greater financial and other resources than the Company. Entry into the promotional products industry is generally not difficult, and new competitors regularly enter the industry. The promotional products industry also competes against other advertising media, such as television, radio, newspaper, magazines, billboards and the Internet.

ITEM 2. PROPERTIES

          The Company owns or leases the following physical properties:

                                                                                             SQUARE       OWNED OR
   COMPANY                      LOCATION                              USE                     FEET         LEASED
   -------                      --------                              ---                     ---          ------
Executive                    Austin, Texas                     Executive offices              1,860        Leased
Corporate                    San Antonio, Texas                Corporate offices (a)          7,990        Leased
Radio Cap Group:
     RCC                     San Antonio, Texas                Sales, production             86,000         Owned
                             San Antonio, Texas                Production                    21,500        Leased
                             San Antonio, Texas                Warehouse                     89,350        Leased
                             Pittsburgh, Pennsylvania          Production                    23,000        Leased
                             Lithia Springs, Georgia           Sales, production (b)        199,950        Leased
     Air-Tex                 Des Moines, Iowa                  Sales, production             52,500         Owned
                             Des Moines, Iowa                  Warehouse                     14,810        Leased
                             Logan, Utah                       Production (c)                20,400        Leased
                             Hampton, Arkansas                 Production                    44,100        Leased
Barlow Group:
     Barlow                  Los Angeles, California           Sales, production             67,000        Leased
                             St. Paul, Minnesota               Production (d)                38,000        Leased
                             Reno, Nevada                      Sales, production             58,000        Leased
     Key                     East Peoria, Illinois             Sales, production             49,000        Leased
                             Chatsworth, California            Sales, production             28,260        Leased
     ArtMold                 Cranston, Rhode Island            Sales, production             75,000        Leased
                             Readfield, Wisconsin              Sales, production             15,148         Owned

     (a) In August 1997, the Company announced it plans to consolidate its Corporate offices with its Executive offices in Austin, Texas. This consolidation is expected to be completed during 1998.

     (b) The Company is in the process of closing its Lithia Springs, Georgia facility. Operations related to the retail division are being discontinued, while its promotional products division is being relocated to other existing Company facilities.

     (c) The Company is in the process of closing its Logan, Utah facility. Operations are being relocated to other existing Company facilities.

     (d) The Company is in the process of closing its St. Paul, Minnesota facility. Operations are being relocated to other existing Company facilities.

     The Company believes that its existing facilities are adequate and provide sufficient operating capacity to meet its current requirements, and does not anticipate the need for significant expansion in the near future. The Company expects to be able to extend the terms of its leases as they expire or that other suitable space will be available, as needed by the Company.

ITEM 3. LEGAL PROCEEDINGS

     The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to currently pending litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of the Company's shareholders during the fourth quarter of the fiscal year ended August 30, 1997.

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     The Company's common stock, no par value ("Common Stock"), is listed for quotation on The Nasdaq Stock Market's National Market ("NASDAQ/NMS") under the symbol "NPPI." The following table sets forth the high and low closing sales prices for the Common Stock for the fiscal periods indicated, as reported by the Nasdaq/NMS.

                                                                                                 HIGH                LOW
                                                                                              -----------        ----------

Fiscal 1996:
First quarter (ended December 2, 1995)              ........................................     19.00             15.50
Second quarter (ended March 2, 1996)                ........................................     20.50             16.25
Third quarter (ended June 1, 1996)                  ........................................     24.00             17.00
Fourth quarter (ended August 31, 1996)              ........................................     22.75             12.75

Fiscal 1997:
First quarter (ended November 30, 1996)             ........................................     18.25             14.00
Second quarter (ended March 1, 1997)                ........................................     21.50             15.25
Third quarter (ended May 31, 1997)                  ........................................     17.50             12.50
Fourth quarter (ended August 30, 1997)              ........................................     16.25             12.00

As of November 24, 1997, there were 71 shareholders of record of the Common
Stock.

     The Company has not paid any cash dividends or distributions on its Common Stock since 1989 and intends to retain earnings for use in its business expansion. The Company paid dividends to holders of its Preferred Stock between fiscal 1990 and fiscal 1993. None of the Preferred Stock is currently outstanding. The Company's 1997 Credit Facility limits the payment of cash dividends on its capital stock and, in any event, the Company does not anticipate paying any cash dividends in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data regarding the Company for the five years ended August 30, 1997 were derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and notes thereto of the Company included elsewhere herein.

                                                                            FISCAL YEAR ENDED (a)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                          -----------------------------------------------------------
                                                          AUGUST 28,  SEPTEMBER 3, SEPTEMBER 2, AUGUST 31, AUGUST 30,
                                                             1993         1994       1995       1996 (c)      1997
                                                          --------      --------   --------   --------      --------

STATEMENT OF INCOME DATA (B):
  Sales                                                   $ 49,300      $ 62,385   $103,860   $144,048      $175,835
  Cost of sales                                             33,860        43,207     70,963    100,245       125,732
                                                          --------      --------   --------   --------      --------
     Gross profit                                           15,440        19,178     32,897     43,803        50,103
  Operating expenses:
     Sales and marketing                                     5,678         6,886     11,290     16,441        18,119
     General and administrative                              4,266         5,065      9,037     12,171        13,125
     Amortization expense                                      724           889      2,119      3,538         3,885
     Restructuring and unusual charges                          --            --         --      1,640         1,816
                                                          --------      --------   --------   --------      --------
        Total operating expenses                            10,668        12,840     22,446     33,790        36,945
                                                          --------      --------   --------   --------      --------
    Operating income                                         4,772         6,338     10,451     10,013        13,158
  Interest expense                                           1,982         1,030      3,619      3,246         3,002
                                                          --------      --------   --------   --------      --------
    Income before income taxes                               2,790         5,308      6,832      6,767        10,156
  Provision for income taxes                                 1,032         1,979      2,800      2,705         4,091
                                                          --------      --------   --------   --------      --------
   Income from continuing operations before                  1,758         4,062      6,065
     extraordinary loss                                      3,329         4,032
  Net income                                              $  1,183(d)   $  3,329   $  4,032   $  4,155(f)   $  1,004(f)
                                                          ========      ========   ========   ========      ========
  Income available to common shareholders                 $  1,116(e)   $  3,329   $  4,032   $  4,155      $  1,004
  Net income per common share:
    Primary                                               $   0.62      $   0.93   $   1.11   $   0.82      $   0.18
    Fully diluted                                         $   0.50      $   0.93   $   1.10   $   0.82      $   0.18
  Weighted average number of common
    shares outstanding:
    Primary                                                  1,803         3,576      3,636      5,090         5,500
    Fully diluted                                            2,231         3,576      3,668      5,090         5,500
BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital                                          $ 12,246      $ 18,668   $ 31,083   $ 35,248      $ 37,876
  Total assets                                              25,941        55,702     94,859    121,376       135,194
  Total debt:
    Bank credit facility                                     6,146        27,100     50,500     33,725        46,990
    Other debt and capital leases                            1,828         5,097     12,410     13,953        14,432
  Total shareholders' equity                                13,546        16,871     21,034     57,380        51,276
OTHER DATA:
  EBITDA (g) (h)                                          $  6,597      $  8,526   $ 14,476   $ 16,686      $ 21,313
  Depreciation expense                                       1,101         1,299      1,906      3,135         4,270
  Amortization expense                                         724           889      2,119      3,538         3,885
  Capital expenditures                                       1,199         1,426      2,073      4,919         4,863
  Dividends (i)                                                132            --         --         --            --

     (a) The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to August 31. All references to fiscal 1993, 1994, 1995, 1996 and 1997 are to the fiscal years ended August 28, 1993, September 3, 1994, September 2, 1995, August 31, 1996 and August 30, 1997,
          respectively.

     (b) The Company's results of operations for the periods presented were significantly affected by the Key and ArtMold acquisitions in fiscal 1994, the Air- Tex, Designer Line and BTS acquisitions in fiscal 1995, the Ocean, Tee-Off and Alpha acquisitions in fiscal 1996, the Wesburn and DMA acquisitions in fiscal 1997 and by the public offerings of Common Stock in June 1993 and December 1995. These factors affect the comparability of sales and results of operations from period to period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (c) The fiscal 1996 amounts have been restated to reflect the activity for the five months of ownership of the Alpha Products retail division as discontinued operations.

     (d) After deducting a one-time charge to earnings of $575,000, net of taxes, related to the write-off of unamortized debt costs and the termination of a product financing arrangement in connection with the Company's initial public offering of Common Stock in June 1993, which resulted in a reduction in primary and fully diluted earnings per share of $0.32 and $0.26, respectively.

     (e) Reflects the deduction of dividends on outstanding Junior Preferred Stock which was redeemed in fiscal 1993.

     (f) After deducting gain (loss) on discontinued operations, net of tax, of $93,000 and ($1.96) million in fiscal 1996 and fiscal 1997, respectively, and estimated loss of $2.86 million on disposal of discontinued operations, net of tax, in fiscal 1997. Additionally, an extraordinary loss from debt extinguishment of $241,000, net of tax, was recognized in fiscal 1997.

     (g) EBITDA is defined as income from continuing operations before extraordinary loss, income taxes, interest expense, depreciation and amortization. The Company believes that the presentation of EBITDA facilitates an investor's understanding of the effects on the Company's operations of amortization of goodwill and other intangibles and increased interest expense under indebtedness incurred in connection with various acquisitions which substantially impacted net income, net income per common share and cash flows. EBITDA should not be considered by an investor as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is not used in the presentation of financial statements prepared in accordance with generally accepted accounting principles.

     (h) Excluding the restructuring and unusual charges of $1.6 million in fiscal 1996 and $1.8 million in fiscal 1997, EBITDA in fiscal 1996 and fiscal 1997 was $18.3 million and $23.1 million, respectively.

     (i) The Company paid dividends to holders of its Preferred Stock between fiscal 1990 and fiscal 1993. None of the Preferred Stock is currently outstanding.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to August 31. All references to fiscal 1995, 1996 and 1997 are to the fiscal years ended September 2, 1995, August 31, 1996 and August 30, 1997, respectively.

     The Company's results of operations for the periods discussed below were significantly affected by the Air-Tex, Designer Line and BTS acquisitions in fiscal 1995, the Ocean, Tee-Off and Alpha acquisitions in fiscal 1996, the Wesburn and DMA acquisitions in fiscal 1997, and the related levels of debt incurred. The Company has recorded as goodwill the excess of the purchase prices over the estimated value of the assets acquired and is amortizing this goodwill over 15 to 25 years. In addition, the Company's financial results were significantly impacted by the public offering of Common Stock in December 1995 and open market purchases of 575,100 shares of the Company's Common Stock in fiscal 1997. These factors affect the comparability of sales and results of operations from period to period.

     The Company's sales from continuing operations continued to grow from $103.9 million during fiscal 1995 to $175.8 million in fiscal 1997, a compound annual growth rate of 26.6%. This increase was a result of (i) an internal annual growth rate of 7.1%, or $14.1 million over the two-year period, supported by internal product line expansion, including expanded product and price point offerings and (ii) acquisitions, which contributed aggregate sales of $57.8 million over the two-year period. Through the acquisitions, the Company expanded its product range, both by product type and price points within existing product categories. By moving into new product areas, both through acquisitions and the internal development of new products, the Company has gained new independent distributors and increased its business with existing independent distributors. The Company's strategy is to grow through further expansion and diversification of its existing product offerings and distributor base and by making selective acquisitions.

     The Company in its ongoing review of its operations has taken several initiatives in fiscal 1996 and 1997 to restructure its businesses.

     In August 1997, the Company decided to discontinue the operations of the Alpha Products retail division ("retail division") and is actively searching for a buyer for its assets and business. As a result, the promotional products division of Alpha Products will be relocated to other existing Company facilities. The Company is expected to cease operations of the retail division and relocate the Alpha Products promotional products division by the end of calendar 1997. The loss on the disposal of the retail division and the closing of the facility is expected to be approximately $2.9 million (net of tax benefit of $1.9 million), which includes estimated losses from operations for the retail division until operations are discontinued. Revenues for the retail division for the five months of ownership in fiscal year 1996 and for fiscal year 1997 were $7.9 million and $8.7 million, respectively. Earnings for the retail division for the five months of ownership in fiscal year 1996 was $93,000 (net of taxes of $65,000) and a loss of $1.96 million (net of tax benefit of $1.4 million) for fiscal year 1997.

     In the fourth quarter of 1997, the Company recorded restructuring and unusual nonrecurring or one-time charges of approximately $1,816,000 ($1,084,000 net of tax) based on its decision to consolidate its Corporate offices with its Executive offices, realign its divisions to capitalize on processing capacity and product line restructurings, and to write-off certain capitalized costs associated with its decision to terminate its negotiations related to the acquisition of the Rou bill Group in the fourth quarter of 1997. The consolidation of the Corporate offices with its Executive offices is expected to be completed in early 1998. A provision for closure of the Corporate offices totaling approximately $350,000, including write-off of certain leasehold improvements, has been accrued. Additionally, approximately $291,000 has been accrued for realignment of its divisions, including product line restructurings. In conjunction with the above activities, a total of $425,000 of severance and benefits has been accrued. Capitalized professional fees and organizational costs totaling $750,000 associated with the Rou bill Group acquisition were expensed in the fourth quarter of 1997.

     In the fourth quarter of 1996, the Company recorded restructuring and unusual nonrecurring or one-time charges of approximately $1,640,000 ($984,000 net of tax) based on its decision to consolidate certain facilities into other existing facilities, terminate certain employees, and write-off certain capitalized costs associated with a target acquisition. A provision for closure of these facilities totaling approximately $890,000, including the write-off of certain leasehold improvements, has been accrued or paid. Approximately $560,000 of future salary and benefits owed to three terminated employees under their existing employment agreements was accrued or paid in the fourth quarter of 1996. These employment agreements have remaining terms that expire over the next year. Additionally, capitalized acquisition related costs of approximately $190,000 were expensed in the fourth quarter of 1996.

     On August 28, 1997, the Company entered into a new credit agreement with a syndicate of banks and other financial institutions providing for $125.0 million in secured credit facilities. In conjunction with the repayment of the existing bank facility debt, the Company recognized an extraordinary loss on the write-off of the previous bank facility deferred financing and loan origination costs of approximately $241,000, net of tax benefit of approximately $161,000.

RESULTS OF CONTINUING OPERATIONS

     The following information is qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and the notes thereto included elsewhere herein. The following table presents, for the periods indicated, selected items from the Company's consolidated statements of income expressed as a percentage of sales. The fiscal 1996 amounts have been restated to reflect the activity for the five months of ownership of the Alpha Products retail division as discontinued operations.

                                                FISCAL YEAR ENDED
                                           --------------------------
                                           SEPT. 2, AUG. 31, AUG. 30,
                                             1995     1996    1997
                                           -------- -------- --------
STATEMENT OF INCOME DATA:
Sales                                        100.0%  100.0%  100.0%
Cost of sales                                 68.3    69.6    71.5
Gross profit                                  31.7    30.4    28.5
Operating expenses                            21.6    22.3    20.0
Restructuring and unusual charges               --     1.1      1.0
Operating income                              10.1     7.0     7.5
Interest expense                               3.5     2.3     1.7
Income from continuing operations before
  income taxes and extraordinary loss          6.6     4.7     5.8
Income from continuing operations before
  extraordinary loss                           3.9     2.8     3.4

FISCAL YEAR ENDED AUGUST 30, 1997 COMPARED WITH FISCAL YEAR ENDED AUGUST 31, 1996 (restated for discontinued operations)

     Sales for fiscal 1997 increased $31.8 million, or 22.1%, to $175.8 million from restated $144.0 million in fiscal 1996. Of this increase, $8.1 million was attributable to increased sales of the Company's existing product lines, $12.6 million was due to inclusion of sales from the Wesburn and DMA acquisitions which were completed during fiscal 1997, and $11.1 million was attributable to the full-year impact of the Ocean, Tee-Off and Alpha acquisitions which were completed in fiscal 1996. Internal sales growth was fueled by, among other things, the Value Line (TM) product line with sales growth of 41.8% and the Econ-O-Line (R) product line with sales growth of 16.5% in fiscal 1997.

     Cost of goods sold for fiscal 1997 increased $25.5 million, or 25.4%, to $125.7 million from restated $100.2 million in fiscal 1996. Of this increase, $5.7 million was attributable to the increased sales of the Company's existing product lines, $11.3 million was due to the inclusion of sales from the fiscal 1997 acquisitions and $8.5 million was attributable to the inclusion of the full-year impact of the fiscal 1996 acquisitions. As a majority of the purchase orders by the Company are denominated in United States dollars, the foreign currency translation risk is immaterial. The Company believes that there are relatively minor differences in quality between products manufactured in-house and those imported, while imported products, as a general rule, are less expensive.

     Gross profit for fiscal 1997 increased $6.3 million, or 14.4%, to $50.1 million from restated $43.8 million in fiscal 1996. Gross profit as a percentage of sales decreased from 30.4% to 28.5%. This decrease is primarily due to the fiscal 1996 and 1997 acquisitions of imprinted golf ball operations (Tee-Off and Wesburn Golf), which traditionally have a lower gross profit margin than the Company's existing businesses. Excluding the gross profit and sales for the imprinted golf ball operations, gross profit as a percentage of sales decreased from 30.8% in fiscal 1996 to 30.4% in fiscal 1997.

     Total operating expenses for fiscal 1997 increased $3.1 million, or 9.2%, to $36.9 million from $33.8 million in fiscal 1996. This increase was primarily attributable to the fiscal 1996 and 1997 acquisitions and the fiscal 1996 and 1997 restructuring and unusual charges. Exclusive of the fiscal 1996 and 1997 restructuring and unusual charges, operating expenses as a percentage of sales decreased from 22.3% to 20.0%. This decrease is primarily attributable to the fiscal 1996 and 1997 acquisitions of the imprinted golf ball operations, which operate with a low overhead structure and to the cost savings achieved from the restructuring initiatives undertaken in fiscal 1996 and 1997.

     Operating income for fiscal 1997 increased $3.2 million, or 32.0%, to $13.2 million from $10.0 million in fiscal 1996. Operating income as a percentage of sales increased from 7.0% to 7.5%. Exclusive of the 1996 and 1997 restructuring and unusual charges, operating income as a percentage of sales increased from 8.1% to 8.5%. This increase is mainly attributable to the cost savings achieved from the restructuring initiatives undertaken in fiscal 1996 and 1997.

     Interest expense was $3.0 million in fiscal 1997 compared to $3.2 million in fiscal 1996. This decrease was attributable to the use of December 1995 stock offering proceeds to pay down debt, offset by borrowings used to finance the fiscal 1996 and 1997 acquisitions and open market purchases of 575,100 shares of the Company's Common Stock.

     The Company's effective tax rate was 40.3% in fiscal 1997 as compared with 40.0% in fiscal 1996.

     As a result of the above, income from continuing operations for fiscal 1997 increased $2.0 million, or 48.8%, to $6.1 million from $4.1 million in fiscal 1996.

FISCAL YEAR ENDED AUGUST 31, 1996 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 2, 1995 (restated for discontinued operations)

     Sales for fiscal 1996 increased $40.1 million, or 38.6%, to $144.0 million from $103.9 million in fiscal 1995. Of this increase, $5.7 million was attributable to increased sales of the Company's existing product lines, $13.8 million was due to inclusion of sales from the Ocean, Tee-Off and Alpha acquisitions which were completed during fiscal 1996, and $20.6 million was attributable to the full-year impact of the Air-Tex, Designer Line and BTS acquisitions, which were completed in fiscal 1995. Internal sales growth was supported by product line expansion, including the Koozie (R) cooler bag products introduced by RCC in January 1994, with sales of $7.8 million, and the Value Line (TM) product line expansion and crystal product offerings introduced by Barlow in June 1993, with aggregate sales of $5.8 million.

     Cost of goods sold for fiscal 1996 increased $29.2 million, or 41.1%, to $100.2 million from $71.0 million in fiscal 1995. Of this increase, $4.9 million was attributable to the increased sales of the Company's existing product lines, $11.3 million was due to the inclusion of sales from the fiscal 1996 acquisitions and $13.0 million was attributable to the inclusion of the full-year impact of the fiscal 1995 acquisitions.

     Gross profit for fiscal 1996 increased $10.9 million, or 33.1%, to $43.8 million from $32.9 million in fiscal 1995. Excluding the fiscal 1996 acquisitions, gross profit as a percentage of sales increased from 31.7% to 31.8%. Including the fiscal 1996 acquisitions, gross profit as a percentage of sales decreased from 31.7% to 30.4%. This decrease was mainly attributable to fiscal 1996 acquisitions of businesses which operate with lower gross profit margins than the Company's then existing businesses.

     Total operating expenses for fiscal 1996 increased $11.4 million, or 50.9%, to $33.8 million from $22.4 million in fiscal 1995. This increase was primarily attributable to the fiscal 1995 and 1996 acquisitions and the fiscal 1996 restructuring and unusual charges. Exclusive of the fiscal 1996 restructuring and unusual charges, operating expenses as a percentage of sales increased from 21.6%.to 22.3%. This increase is due primarily to additional amortization expense incurred from the fiscal 1995 and 1996 acquisitions.

     Operating income for fiscal 1996 decreased $438,000, or 4.4%, to $10.0 million from $10.5 million in fiscal 1995. Exclusive of the fiscal 1996 restructuring and unusual charges, operating income as a percentage of sales decreased from 10.1% to 8.1%. This decrease was mainly attributable to the fiscal 1996 acquisitions of businesses which operate with lower gross profit margins than the Company's then existing businesses and to lower than expected performance from the Ocean, Designer Line and Artmold acquisitions.

     Interest expense was $3.2 million in fiscal 1996 compared to $3.6 million in fiscal 1995. This decrease was attributable to lower effective interest rates and the use of December 1995 stock offering proceeds to pay down debt, offset by borrowings used to finance the fiscal 1995 and fiscal 1996 acquisitions.

     The Company's effective tax rate was 40.0% in fiscal 1996 as compared with 41.0% in fiscal 1995.

     As a result of the above, income from continuing operations for fiscal 1996 increased $30,000, or 0.7%, to $4.1 million from $4.0 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its business activities primarily with borrowings under bank credit facilities, notes payable to the former owners of acquired businesses, the sale of Common Stock and cash provided from operations.

     On August 28, 1997, the Company entered into a credit agreement with a syndicate of banks and other financial institutions providing for up to $125.0 million in new credit facilities (collectively, the "1997 Credit Facility"). The 1997 Credit Facility consists of a $40 million senior term loan, all of which was used to repay the Company's then existing bank facility debt ($40.0 million outstanding at November 24, 1997), a $60 million senior reducing revolver credit loan to be used for acquisitions ($0 million outstanding at November 24, 1997) and a $25 million revolver credit loan to be used for working capital purposes ($2.6 million outstanding at November 24, 1997).

     Pursuant to the terms of the 1997 Credit Facility, the Company is required to maintain certain financial ratios and is subject to limitation on dividends, additional indebtedness, liens, investments, issuance of stock, mergers and acquisitions, and sales of assets. The Company is required to make quarterly amortization payments on the term loan through maturity at the end of fiscal 2005. The reducing revolver credit facility and the revolver credit facility terminate at the end of fiscal 2003. See note 8 to the consolidated financial statements of the Company included elsewhere herein. Amounts outstanding under the 1997 Credit Facility bear interest at a rate equal to either the agent bank's prime rate or the London Interbank Offered Rate, plus an interest rate spread which varies based on the Company's leverage ratio (determined under the credit agreement). Indebtedness under the 1997 Credit Facility is secured by a first priority security interest in substantially all the assets of the Company. Additionally, any assets acquired with financing under the 1997 Credit Facility will serve as security. Borrowings under the 1997 Credit Facility are jointly and severally guaranteed by all existing, acquired or created subsidiaries of the Company.

     On December 20, 1995, the Company completed the sale of 2,015,481 shares of Common Stock in a public offering. The net proceeds of this offering of approximately $31 million were used to repay indebtedness outstanding under the Company's previous bank credit facility.

     In connection with certain acquisitions, the Company issued promissory notes to the former owners of the acquired businesses. At August 30, 1997, the aggregate principal amount outstanding on these promissory notes amounted to $6.3 million. These promissory notes are generally payable over five years from the dates of the respective acquisitions and bear interest at annual rates ranging from 5.5% to 9.0%. Of these notes, $3.6 million are convertible into Common Stock at prices ranging from $17.00 to $20.00 per share and $1.1 million are secured by an irrevocable letter of credit. The Company is also obligated to make payments aggregating $6.1 million over the next ten years under the terms of non-compete agreements with certain of the former owners of these acquired businesses.

     During fiscal 1997, net cash provided by operating activities was $8.8 million. The net use of cash in investing activities was $13.4 million, primarily representing $8.2 million as the aggregate cash consideration paid in the Wesburn and DMA acquisitions, and $4.9 million in capital expenditures. Financing activities provided net cash of $5.4 million primarily from borrowings under the Company's bank credit facilities. The proceeds from the borrowings were used primarily to finance the Wesburn and DMA acquisitions, as well as open market purchases of 575,100 shares of the Company's Common Stock.

     During fiscal 1996, net cash provided by operating activities was $6.9 million. The net use of cash in investing activities was $23.1 million, primarily representing $17.6 million as the aggregate cash consideration paid in the Ocean, Tee-Off and Alpha acquisitions, and $5.0 million in capital expenditures. Financing activities provided net cash of $15.9 million primarily from borrowings under the bank credit facility and proceeds from the December 1995 stock offering. The proceeds from the borrowings were used primarily to finance the Ocean, Tee-Off and Alpha acquisitions.

     The Company's principal capital needs will be to finance any future acquisitions and ongoing capital expenditures. Although the Company currently believes that cash flow from operations and available borrowings under the 1997 Credit Facility will be sufficient to meet the Company's expected working capital and capital expenditure requirements and future debt service obligations for the foreseeable future, there can be no assurance that this will be the case. The Company believes its fiscal 1998 capital expenditure requirements, excluding acquisitions, will be approximately $4.0 million. The Company anticipates that such capital expenditures will be required primarily to acquire additional processing equipment, management information systems, furniture and fixtures and leasehold improvements.

SEASONALITY

     The Company believes that the promotional products industry traditionally tends to generate lower sales during the Company's second fiscal quarter. The Company attempts to offset seasonal demand by offering promotional programs on a variety of items. The Company generates a significant portion of its revenues during its third and fourth quarters due in part to the golf season and the warmer weather of the summer months.

SUPPLEMENTAL DATA

     The Company's income from continuing operations before extraordinary loss, income taxes, interest expense, depreciation and amortization ("EBITDA") grew at a compound annual growth rate of 23.7%, from $14.5 million in fiscal 1995 to $23.1 million in fiscal 1997 ($21.3 million in fiscal 1997 net of restructuring and unusual charges of $1.8 million). The non-cash amortization impact to net income per share for fiscal 1996 and 1997, after tax, was equal to $0.46 and $0.47, respectively. The Company believes that the presentation of EBITDA facilitates an investor's understanding of the effects on the Company's operations of amortization of goodwill and other intangibles and increased interest expense under indebtedness incurred in connection with various acquisitions which substantially impacted net income, net income per common share and cash flow. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. EBITDA is not used in the presentation of financial statements prepared in accordance with generally accepted accounting principles.

INFLATION

     Inflation affects the cost of goods and services used by the Company. The competitive environment somewhat limits the ability of the Company to recover higher costs by raising prices, although the Company does selectively increase prices for certain products. Moreover, the Company's products are sold to distributors based on catalog prices. Catalogs are published annually, and the Company generally is not able to raise prices until a new catalog is published. The Company attempts to mitigate the adverse effects of future inflation through selective price increases, improved productivity and cost containment efforts.

NEW FINANCIAL STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share", which is required to be adopted in February
1998. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact on basic and fully diluted earnings per share is not expected to be material.

     Also, in June 1997, the FASB issued SFAS No. 131. "Disclosures about Segments of an Enterprise and Related Information" SFAS 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that for evaluating segment performance and deciding how to allocate resources to segments. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. SFAS No. 131 will become effective for the Company's fiscal year 1999.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not applicable

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NORWOOD PROMOTIONAL PRODUCTS, INC.

Annual Financial Statements

Report of Ernst & Young LLP, Independent Auditors

Consolidated Balance Sheets as of August 31, 1996 and August 30, 1997

Consolidated Statements of Income for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

Consolidated Statements of Shareholders' Equity for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

Consolidated Statements of Cash Flows for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

Notes to Consolidated Financial Statements

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Norwood Promotional Products, Inc.

     We have audited the accompanying consolidated balance sheets of Norwood Promotional Products, Inc. as of August 31, 1996 and August 30, 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended September 2, 1995, August 31, 1996 and August 30, 1997. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norwood Promotional Products, Inc. at August 31, 1996 and August 30, 1997, and the consolidated results of their operations and their cash flows for the years ended September 2, 1995, August 31, 1996 and August 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                 ERNST & YOUNG LLP
San Antonio, Texas
October 10, 1997

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                AUGUST 31,    AUGUST 30,
                                                                  1996          1997
                                                                ---------    ---------

     ASSETS
     Current Assets:
       Cash and cash equivalents                                $   1,861    $   2,609
       Accounts receivable                                         21,621       24,282
       Income taxes receivable                                         --          551
       Other receivables                                              724          713
       Inventories                                                 31,823       32,105
       Prepaid expenses and other current assets                    2,231        2,464
                                                                ---------    ---------
         Total current assets                                      58,260       62,724

     Property, plant and equipment, net                            19,585       21,141
     Deferred income taxes                                            751        2,549
     Goodwill                                                      35,266       39,009
     Other assets                                                   7,514        9,771
                                                                ---------    ---------
          Total assets                                          $ 121,376    $ 135,194
                                                                =========    =========

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current Liabilities:
       Trade accounts payable                                   $  10,269    $  11,299
       Accrued liabilities                                          5,920       11,197
       Income taxes payable                                           129           --
       Current portion of long-term debt                            6,378        1,871
       Current portion of lease obligation                            316          481
                                                                ---------    ---------
         Total current liabilities                                 23,012       24,848

     Long-term debt, excluding current portion                     40,447       58,859
     Capital lease obligation, excluding current portion              537          211

     Shareholders' equity:
       Common stock, no par value; 20,000,000 shares
         authorized; 5,615,791 and 5,638,789 shares issued at
         August 31, 1996 and August 30, 1997, respectively         22,597       22,858
       Additional paid-in capital                                  29,340       29,340
       Less cost of treasury stock; 1,430 and 576,530 shares
         at August 31, 1996 and August 30, 1997, respectively          (8)      (7,391)
       Retained earnings                                            5,465        6,469
                                                                ---------    ---------
                                                                   57,394       51,276
       Less receivables for purchase of common stock                  (14)          --
                                                                ---------    ---------
         Total shareholders' equity                                57,380       51,276
                                                                ---------    ---------
         Total liabilities and shareholders' equity             $ 121,376    $ 135,194
                                                                =========    =========


                             See accompanying notes

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           YEAR ENDED
                                              ------------------------------------
                                              SEPTEMBER 2, AUGUST 31,   AUGUST 30,
                                                  1995       1996         1997
                                              ------------ ----------   ----------

Sales                                          $ 103,860   $ 144,048   $ 175,835
Cost of sales                                     70,963     100,245     125,732
                                               ---------   ---------   ---------
Gross profit                                      32,897      43,803      50,103

Operating expenses:
  Sales and marketing                             11,290      16,441      18,119
  General and administrative                       9,037      12,171      13,125
  Amortization                                     2,119       3,538       3,885
  Restructuring and unusual charges                   --       1,640       1,816
                                               ---------   ---------   ---------
Total operating expenses                          22,446      33,790      36,945
                                               ---------   ---------   ---------

Operating income                                  10,451      10,013      13,158

Interest expense                                   3,619       3,246       3,002
                                               ---------   ---------   ---------
Income from continuing operations before
  income taxes and extraordinary loss              6,832       6,767      10,156

Provision for income taxes                         2,800       2,705       4,091
                                               ---------   ---------   ---------
Income from continuing operations before
  extraordinary loss                               4,032       4,062       6,065

Discontinued operations:
  Gain (loss) from operations, net of tax             --          93      (1,960)
  Loss on disposal, net of tax                        --          --      (2,860)

Extraordinary loss from debt extinguishment,
net of tax                                            --          --        (241)
                                               ---------   ---------   ---------

Net income                                     $   4,032   $   4,155   $   1,004
                                               =========   =========   =========

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                             YEAR ENDED
                                                             ------------------------------------------
                                                             SEPTEMBER 2,    AUGUST 31,      AUGUST 30,
                                                                1995           1996             1997
                                                             ----------      ----------      ----------

Net income (loss) per common share:
 Primary:
  Income from continuing operations
    before extraordinary loss                                $     1.11      $     0.80      $     1.10
  Discontinued operations                                            --            0.02           (0.88)
  Extraordinary loss                                                 --              --           (0.04)
                                                             ----------      ----------      ----------
  Net income                                                 $     1.11      $     0.82      $     0.18
                                                             ==========      ==========      ==========
 Fully diluted:
  Income from continuing operations
    before extraordinary loss                                $     1.10      $     0.80      $     1.10
  Discontinued operations                                            --            0.02           (0.88)
  Extraordinary loss                                                 --              --           (0.04)
                                                             ----------      ----------      ----------
  Net income                                                 $     1.10      $     0.82      $     0.18
                                                             ==========      ==========      ==========
Weighted average number of common shares outstanding:
  Primary                                                     3,636,259       5,090,000       5,500,000
  Fully diluted                                               3,668,175       5,090,000       5,500,000

                             See accompanying notes

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                             RECEIVABLES
                                                                                FOR
                                                        ADDITIONAL  RETAINED   PURCHASES                TOTAL
                                     COMMON STOCK        PAID-IN   EARNINGS   OF COMMON     TREASURY SHAREHOLDERS'
                                   SHARES    AMOUNT      CAPITAL  (DEFICIT)     STOCK        STOCK      EQUITY
                                -------------------------------------------------------------------------------

Balance at September 3, 1994        3,539   $ 19,613   $    369   $ (2,722)   $   (385)   $     (4)   $ 16,871
  Treasury stock purchases             --         --         --         --          (4)         --          (4)
  Exercise of stock options             3          4         --         --          --          --           4
  Payment on shareholder notes         --         --         --        131          --         131
  Net income                           --         --      4,032         --          --       4,032
                                -------------------------------------------------------------------------------
Balance at September 2, 1995        3,542     19,617        369      1,310        (254)         (8)     21,034
  Exercise of stock options            --         --         --         --           3          15          15
  Payment on shareholder notes         --         --         --        240          --          --         240
  Conversion of notes payable          --         --         --         --          56         950         950
  Sale of common stock              2,015      2,015     28,971         --          --          --      30,986
  Net income                           --         --      4,155         --          --       4,155
                                -------------------------------------------------------------------------------
Balance at August 31, 1996          5,616     22,597     29,340      5,465         (14)         (8)     57,380
  Treasury stock purchases             --         --         --         --      (7,383)     (7,383)
  Exercise of stock options           124         --         --         --          --         124          13
  Sale of common stock                137         --         --         --          --         137          10
  Payment on shareholder notes         --         --         --         14          --          --          14
  Net  income                          --         --      1,004         --          --       1,004
                                -------------------------------------------------------------------------------
Balance at August 30, 1997          5,639   $ 22,858   $ 29,340   $  6,469    $     --    $ (7,391)   $ 51,276
                                ===============================================================================


                             See accompanying notes

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED
                                                             --------------------------------------
                                                             September 2,  August 31,    August 30,
                                                                 1995          1996          1997
                                                             ------------  ----------    ----------

OPERATING ACTIVITIES
Net income                                                     $   4,032    $   4,155    $   1,004
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation                                                     1,906        3,135        4,270
  Amortization                                                     2,119        3,538        3,885
  Loss on disposal of discontinued operations                         --           --        4,766
  (Gain) loss on disposal of equipment                                (5)         (21)          14
  Deferred income taxes                                             (258)        (502)      (1,798)
  Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable                                           (2,148)      (1,041)      (1,274)
    Other receivables                                               (431)         (97)          11
    Inventories                                                   (1,671)      (2,957)         (24)
    Prepaid expenses and other assets                               (219)        (141)        (415)
    Trade accounts payable                                        (1,196)         279       (1,059)
    Accrued liabilities                                              287        1,256          123
    Income taxes receivable/payable                                  532         (738)        (659)
                                                               ---------    ---------    ---------
Net cash provided by operating activities                          2,948        6,866        8,844
INVESTING ACTIVITIES
Payments on capital leases                                          (302)        (601)        (401)
Purchases of property, plant and equipment                        (2,073)      (4,919)      (4,863)
Proceeds from sale of property, plant and equipment                   56           32           45
Acquisitions, net of cash acquired                               (22,446)     (17,596)      (8,229)
                                                               ---------    ---------    ---------
Net cash used in investing activities                            (24,765)     (23,084)     (13,448)
FINANCING ACTIVITIES
Proceeds from long-term debt                                      59,684       65,500      120,880
Principal payments on long-term debt                             (36,119)     (80,787)    (106,735)
Treasury stock purchases                                              (4)          --       (7,383)
Sale of common stock                                                  --       30,986          137
Exercise of stock options                                              4            1          124
Payment on shareholder notes                                         131          240           14
Debt issuance fees                                                  (191)         (35)      (1,685)
                                                               ---------    ---------    ---------
Net cash provided by financing activities                         23,505       15,905        5,352
                                                               ---------    ---------    ---------
Net change in cash and cash equivalents                            1,688         (313)         748
Cash and cash equivalents at beginning of period                     486        2,174        1,861
                                                               ---------    ---------    ---------
Cash and cash equivalents at end of period                     $   2,174    $   1,861    $   2,609
                                                               =========    =========    =========
Cash paid during the period for:
  Interest                                                     $   3,396    $   3,420    $   3,898
  Income taxes                                                     2,572        2,945        3,197


                             See accompanying notes

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

1.  DESCRIPTION OF THE BUSINESS

     Norwood Promotional Products, Inc. (the Company) is engaged in the manufacture and sale of promotional products and has operations throughout the United States. Products are manufactured domestically as well as imported and then decorated with an advertiser's message. The Company's product lines are: wearables; mugs and glassware; sporting goods and leisure products; writing instruments; sport, travel and tote bags; jackets; pocket specialties and accessories; desk and business accessories; recognition awards and business gifts; buttons, badges, magnets, paper products; and golf related items.

2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The accompanying financial statements include the accounts of Norwood Promotional Products, Inc. and its directly and indirectly wholly owned subsidiaries, Norcorp, Inc., Radio Cap Company, Inc. (RCC), Barlow Promotional Products, Inc. (Barlow), Key Industries, Inc. (Key), ArtMold Products Corporation (ArtMold), Air-Tex Corporation (Air- Tex) and Norwood Travel, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Accounts Receivable

     The Company manufactures and sells promotional products to various distributors. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations. Bad debt expense approximated $169,000, $330,000 and $181,000 for the years ended September 2, 1995, August 31, 1996 and August 30, 1997, respectively.

     Accounts receivable is shown net of the allowance for doubtful accounts of $704,000 and $642,000 at August 31, 1996 and August 30, 1997, respectively.

Inventories

     Raw materials and purchased finished goods are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and manufactured finished goods inventories are stated at the lower of cost (moving average method) or market.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Major renewals and betterments are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently. Depreciation is

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

provided at amounts calculated to amortize the cost of the assets over their estimated useful economic lives using the straight-line method. Estimated useful lives are five to thirty-one years for buildings and improvements and three to seven years for machinery and equipment.

Federal Income Taxes

     The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fiscal Year

     The Company has a fiscal year of 52- or 53-week periods that end on the Saturday closest to August 31. All references to 1995, 1996 and 1997 herein are to the fiscal years ended September 2, 1995 (52-week period), August 31, 1996 (52-week period) and August 30, 1997 (52-week period), respectively.

Cash Equivalents

     Cash equivalents are highly liquid investments with a maturity date no longer than 90 days.

Fair Value of Financial Instruments

     The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and long-term debt approximates its fair value. The Company estimates the fair value of long-term debt by discounting the future cash flows of the instrument, using the Company's incremental rate of borrowing for a similar instrument.

Earnings Per Share

     Earnings per common share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

     The dilutive effect of stock options and common stock warrants are calculated using the treasury stock method. In determining the dilutive effect of these stock options and warrants, the common stock equivalents were calculated based upon the greater of the closing price on the last day of the year or the average price of the Company's common stock for the year in applying the treasury stock method to the fully diluted earnings per share calculation.

     In February 1997, the FASB issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

change the method currently used to compute earnings per share and to restate prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options and warrants will be excluded. In addition for calculating fully diluted earnings per share, the treasury stock method will be applied using the average price for the period rather than the higher of the average price or the closing price on the last day of the year. The impact is expected to result in an increase in primary earnings per share of $0.01 to $0.03 for 1995, 1996 and 1997. The impact on the calculation of fully diluted earnings per share is not expected to be material.

Concentration of Foreign Suppliers

     The Company derives a significant portion of its sales from products supplied by Far East manufacturers. While the Company is not dependent on any single manufacturer in the Far East, the Company could be adversely affected by political or economic disruptions affecting the business or operations of third party manufacturers located in the Far East.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification and Restatement

     Certain prior year balances have been reclassified for comparative purposes. The fiscal 1996 amounts have been restated to reflect the activity for the five months of ownership of the Alpha Products retail division as discontinued operations.

3.  ACQUISITIONS

     On February 14, 1997, the Company acquired substantially all of the assets of Wesburn Golf (Wesburn) and DM Apparel, Inc. (DMA). In connection with the acquisition of Wesburn, the Company (through its wholly owned subsidiary ArtMold) paid $4.8 million in cash, issued $2.0 million in notes payable and non-compete agreements and assumed or incurred liabilities of $1.8 million. In connection with the acquisition of DMA, the Company (through its wholly owned subsidiary Air-Tex) paid $885,000 in cash and assumed or incurred liabilities of $600,000. Wesburn and DMA are suppliers of promotional products.

     On November 20, 1995, January 23, 1996 and April 1, 1996, the Company acquired substantially all of the assets of Ocean Specialty Manufacturing Corporation (Ocean), Tee-Off

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

Enterprises, Inc. (Tee-Off) and Alpha Products, Inc. (Alpha), respectively. In connection with the acquisition of Ocean, the Company (through its wholly owned subsidiary Key) paid $2.5 million in cash, issued $1.0 million in convertible notes and other debt and assumed or incurred liabilities of $1.4 million. In connection with the acquisition of Tee-Off, the Company (through its wholly owned subsidiary ArtMold) paid $6.0 million in cash, issued $1.5 million in notes and other debt and assumed or incurred liabilities of $1.7 million. In connection with the acquisition of Alpha, the Company (through its wholly owned subsidiary RCC) paid $6.7 million in cash and assumed or incurred liabilities of $3.2 million. Ocean, Tee-Off and Alpha are suppliers of promotional products.

     On March 1, 1995, June 13, 1995 and July 31, 1995, the Company acquired substantially all of the assets of Air- Tex, Designer Plastics, Inc. (Designer) and BTS Group, Inc. (BTS), respectively. In connection with the acquisition of Air-Tex, the Company paid $13.3 million in cash, issued $2.5 million in convertible notes and other debt, issued 60,294 warrants to purchase the Company's common stock at $17.00 per share and assumed or incurred liabilities of $2.4 million. In connection with the acquisition of Designer, the Company (through its wholly owned subsidiary Air-Tex) paid $2.4 million in cash, issued $1.5 million in notes payable and non-compete agreements and assumed liabilities of $1.0 million. In connection with the acquisition of BTS, the Company (through its wholly owned subsidiary Barlow) paid $6.3 million in cash, issued $3.5 million in notes payable and non-compete agreements and assumed liabilities of $1.4 million. Additionally in 1997, the former owners of BTS received an additional $500,000 under the non-compete agreement due to certain earnings goals being achieved. Air-Tex, Designer and BTS are suppliers of promotional products.

     The condensed pro forma results of operations presented below summarize on an unaudited pro forma basis approximate results of the Company's consolidated operations for the years ended September 2, 1995, August 31, 1996 and August 30, 1997, assuming that the acquisition of Air-Tex, Designer and BTS occurred at the beginning of fiscal 1994, the acquisition of Ocean, Tee-Off and Alpha occurred at the beginning of fiscal 1995 and the acquisition of Wesburn and DMA occurred at the beginning of fiscal 1996.

                    (in thousands, except per share amounts)

                                                     Years ended
                                      ----------------------------------------
                                      September 2,    August 31,    August 30,
                                         1995            1996          1997
                                      ------------    ----------    ----------

Net sales                              $160,550        $179,941     $184,008
Operating income                         11,344          10,414       13,130
Income from continuing operations
  before income taxes                     4,756           6,108        9,880
Income from continuing operations         2,803           3,695        5,902
Earnings per share from continuing
  operations:

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

       Primary                $  0.77      $ 0.73               $1.07
       Fully diluted          $  0.76      $ 0.73               $1.07

     All of the acquisitions were accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the respective dates of acquisition. The results of Air-Tex, Designer, BTS, Ocean, Tee-Off, Alpha, Wesburn and DMA have been included in the Company's consolidated financial statements since their respective acquisition dates.

4.   INVENTORIES

     Net inventories consist of the following (in thousands):

                                AUGUST 31,           AUGUST 30,
                                   1996                  1997
                                ---------            ---------

Finished goods:
 Imprinted                      $   1,347            $   1,548
 Unimprinted                       20,245               20,095
                                ---------            ---------
                                   21,592               21,643
Work in process                     1,099                1,298
Raw materials                       9,132                9,164
                                ---------            ---------
                                $  31,823            $  32,105
                                =========            =========

     Inventory obsolescence reserves were $768,000 and $689,000 at August 31, 1996 and August 30, 1997, respectively.

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                              AUGUST 31,         AUGUST 30,
                                                 1996               1997
                                              ----------         ----------

Land                                           $   478           $     478
Buildings and improvements                       6,863               6,789
Machinery and equipment                         20,108              26,843
Machinery and equipment under lease              2,111               1,245
                                               -------           ---------
                                                29,560              35,355
Less accumulated depreciation                   (9,975)            (14,214)
                                               -------           ---------
                                               $19,585           $  21,141
                                               =======           =========

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

6.   GOODWILL AND OTHER ASSETS

     Goodwill and other assets consist of the following balances (in thousands):


                                                                 AUGUST 31,     AUGUST 30,
                                                                    1996           1997
                                                                 ----------     ----------
Goodwill, less accumulated amortization
    of  $4,573 and $7,283                                        $   35,266     $   39,009
                                                                 ==========     ==========

Non-compete agreement, less accumulated
    amortization of $1,943 and $1,771                                 5,882          6,429
Refinancing and loan origination costs, less
    amortization of $245 and $0                                         488          1,685
Favorable lease, less accumulated amortization of
    $291 and $359                                                       119             51
Long-term deposits                                                      960          1,053
Other                                                                    65            553
                                                                 ----------     ----------
                                                                 $    7,514     $    9,771
                                                                 ==========     ==========

     Goodwill, resulting from business acquisitions, is amortized on a straight-line method over their estimated useful lives ranging from 15 to 25 years. Other intangible assets are amortized on a straight-line method over their estimated useful lives ranging from three to ten years.

     The carrying value of intangible assets is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the intangible assets will not be recoverable, the Company's carrying value of the intangible assets would be reduced by the estimated shortfall of future discounted cash flows or to market value.

7.   ACCRUED LIABILITIES

     Accrued liabilities consist of the following balances (in thousands):


                                                                 AUGUST 31,     AUGUST 30,
                                                                    1996           1997
                                                                 ----------     ----------
Salaries, wages and bonuses                                      $    2,554     $    2,736
Discontinued operations                                                  --          4,763
Restructuring cost                                                    1,028          1,386
Professional fees                                                       136            137
Property tax                                                            298            213
Interest                                                                417            126
Sample rebates                                                          410            300
Miscellaneous                                                         1,077          1,536
                                                                 ----------     ----------
                                                                 $    5,920     $   11,197

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

8.   LONG-TERM DEBT

     The Company's long-term debt is summarized below (in thousands):

                                                                                               AUGUST 31,     AUGUST 30,
                                                                                                  1996           1997
                                                                                               ----------     ----------
Senior term note payable, interest at prime or LIBOR plus an interest spread based on a leverage coverage ratio (8.1% at August 30, 1997), payable quarterly, principal payable in quarterly installments of $100,000 through
     August 2003, then quarterly installments of $4.7 million through August
     2005; secured by substantially all assets; subject to certain restrictive
     convenants as further described below                                                             --     $   40,000
Senior revolver credit loan, interest at prime or LIBOR plus an interest spread based on a leverage coverage ratio ($3.7 and $3.29 million at 9.0% and
     7.38%, respectively, at August 30, 1997), payable quarterly, principal payable on August 27, 2003; secured by substantially all assets; subject to
     certain restrictive convenants as further described below                                         --          6,990
Senior reducing revolver credit loan, interest at prime or LIBOR plus an interest spread based on a leverage coverage ratio, payable quarterly, principal payable on August 27, 2003; secured by substantially all assets;
     subject to certain restrictive convenants as further described below. No
     borrowings outstanding at August 30, 1997                                                         --             --
Term note payable to a bank, interest at prime or LIBOR plus an interest spread based on an interest coverage ratio (7.875% at August 31, 1996). Term note
     payable paid in full in 1997                                                              $    7,525             --
Revolving line of credit to a bank, interest at prime or LIBOR plus an interest spread based on an interest coverage ratio ($4.4, $4.0 and $3.1 million at
     8.50%, 7.598% and 7.625%, respectively, at August 31, 1996). Revolving line
     of credit paid in full in 1997                                                                11,450             --
Acquisition note payable to a bank, interest at prime or LIBOR plus an interest spread based on an interest coverage ratio ($9.0 and $5.75 million at 7.848%
     and 7.91%, respectively, at August 31, 1996). Acquisition note payable paid
     in full in 1997                                                                               14,750             --

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

                                                                                               AUGUST 31,     AUGUST 30,
                                                                                                  1996           1997
                                                                                               ----------     ----------
Non-Compete payable to former owners of Air-Tex, Designer, BTS, Ocean, Tee-Off and Wesburn. Payments are due over the life of each respective Non-Compete
     Agreements and range from two to ten years                                                     5,557          6,122
Note payable to a bank, interest at 7%. Note paid in full in 1997                                     948             --
Notes payable to former owners of Key, interest at 8%, payable quarterly, balance due May 1, 1999; secured by irrevocable letter of credit issued by
     Company's primary lender                                                                       1,125          1,125
Notes payable to former owners of Key, interest at 8%, payable quarterly, balance due May 1, 1999; convertible at $17.00 per share into the Company's common stock. In May 1996, $950,000 of the notes payable was converted into
     55,882 shares of the Company's common stock                                                    1,300          1,300
Notes payable to former owners of Air-Tex, interest at 9%, payable quarterly,
     balance due March 1, 2000                                                                        200            200
Notes payable to former owners of Air-Tex, interest at 9%, payable quarterly, balance due March 1, 2000, convertible at $17.00 per share into the
     Company's common stock                                                                           400            400
Notes payable to former owners of Air-Tex, interest at 6%, payable quarterly, balance due March 1, 2000, convertible at $17.00 per share into the
     Company's common stock                                                                           625            625
Notes payable to former owner of Wesburn, interest at 8%, payable annually,
     principal payable in five annual installments of $200,000                                         --          1,000
Notes payable to former owners of Designer, interest at 7%, payable quarterly, balance due June 9, 2000, convertible at $17.00 per share into the
     Company's common stock                                                                           500            500
Notes payable to former owners of BTS, interest at 8%, payable quarterly, balance due July 14, 2000, convertible at $18.30 per share into the Company's
     common stock                                                                                     500            500
Notes payable to former owners of Ocean, interest at 6%, payable quarterly, balance due November 17, 2000, convertible at $20.00 per share into the
     Company's common stock                                                                           300            300
Notes payable to former owners of Tee-Off, interest at 5.5%, payable
     bi-annually, balance due January 22, 2001                                                        456            364
Other notes payable                                                                                 1,189          1,304
                                                                                               ----------     ----------
                                                                                                   46,825         60,730
Less current maturities                                                                             6,378          1,871
                                                                                               ----------     ----------
                                                                                               $   40,447     $   58,859
                                                                                               ==========     ==========

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

The aggregate maturities of long-term debt as of August 30, 1997 are as follows (in thousands):

          1998                     $    1,871
          1999                          4,204
          2000                          5,007
          2001                          2,681
          2002                          1,192
          Thereafter                   45,775
                                   ----------
                                   $   60,730
                                   ==========

     On August 28, 1997, the Company entered into a new credit agreement with a syndicate of banks and other financial institutions providing for up to $125.0 million in new credit facilities (collectively, the "1997 Credit Facility"). The 1997 Credit Facility consists of a $40 million senior term loan used to repay the Company's previous bank facility debt, a $60 million senior reducing revolver credit loan to be used for acquisitions and a $25 million revolver credit loan to be used for working capital purposes. The final maturity of the term loan portion of the 1997 Credit Facility is the end of fiscal 2005. The reducing revolver facility and the revolver credit facility under the 1997 Credit Facility each terminate at the end of fiscal 2003. Borrowings under the 1997 Credit Facility are jointly and severally guaranteed by all subsidiaries of the Company, including acquired or created subsidiaries.

     Pursuant to the terms of the 1997 Credit Facility, the Company is required to maintain certain financial ratios and is subject to limitation on dividends, additional indebtedness, liens, investments, issuance of stock, mergers and acquisitions, and sales of assets. The Company is obligated to pay a commitment fee ranging from .1875% to .375% of the unused portion of the 1997 Credit Facility.

     In conjunction with the repayment of the previous bank facility debt, the Company recognized an extraordinary loss on the write-off of the previous bank facility deferred financing and loan origination costs of approximately $241,000, net of tax benefit of approximately $161,000.

9.   INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

                                                                 AUGUST 31,     AUGUST 30,
                                                                    1996           1997
                                                                 ----------     ----------
Deferred tax liabilities:
   Tax over book depreciation                                    $      589     $    1,048
   Prepaid expenses                                                      55             13
   Catalog and sample expenses                                          234            223
   Other - net                                                           88             77
                                                                 ----------     ----------
        Total deferred tax liabilities                                  966          1,361

Deferred tax assets:
   Restructuring costs                                                  465          2,434
   Uniform capitalization of inventory costs                            268            337
   Valuation allowance on inventory                                     127            148
   Vacation accrual                                                     265            322
   Bad debt reserve                                                     162            156
   Amortization of non-compete agreement                                430            513
                                                                 ----------     ----------
        Total deferred tax assets                                     1,717          3,910
                                                                 ----------     ----------
        Net deferred tax asset                                   $      751     $    2,549
                                                                 ==========     ==========

     Management has determined that existing deductible temporary differences will reverse within three years and may be carried back against prior taxable earnings. Therefore, it is management's opinion that it is more likely than not that the entire benefit of existing deductible temporary differences will be realized and no valuation allowance for deferred tax assets is necessary at August 30, 1997. Significant components of the provision (benefit) for income taxes are as follows (in thousands):

                                                   YEAR ENDED
                                   ------------------------------------------
                                  SEPTEMBER 2,     AUGUST 31,      AUGUST 30,
                                      1995            1996            1997
                                   ----------      ----------      ----------
Current:
  Federal                          $    2,813      $    2,994      $    2,249
  State                                   260             312             130
                                   ----------      ----------      ----------
     Total current                      3,073           3,306           2,379
Deferred:
  Federal                                (225)           (491)         (1,720)
  State                                   (48)            (45)            (78)
                                   ----------      ----------      ----------
     Total deferred                      (273)           (536)         (1,798)
                                   ----------      ----------      ----------
                                   $    2,800      $    2,770      $      581
                                   ==========      ==========      ==========

     The provision for income taxes of $581,000 at August 30, 1997 consists of $4,091,000 from continuing operations offset by the tax benefit of $3,349,000 from discontinued operations

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

and $161,000 from extraordinary loss from debt extinguishment. The provision for income taxes of $2,770,000 at August 31, 1996 consists of $2,705,000 from continuing operations and $65,000 from discontinued operations.

     The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is (in thousands):

                                                                                YEAR ENDED
                                                  ---------------------------------------------------------------------
                                                     SEPTEMBER 2,              AUGUST 31,                 AUGUST 30,
                                                           1995                    1996                      1997
                                                  -------------------     --------------------      -------------------
                                                    AMOUNT         %        AMOUNT          %         AMOUNT         %
                                                  ----------       --     ----------        --      ----------       --
Tax at U.S. statutory rates                       $    2,323       34     $    2,301        34      $    3,453       34
State income taxes, net of federal tax
  benefit                                                212        3            267         4              52        1
Amortization of goodwill                                 202        3            206         3             206        2
Other - net                                               63        1            (69)       (1)            380        3
                                                  ----------       --     ----------        --      ----------       --
Provision for income taxes before
  discontinued operations and
  extraordinary loss                                   2,800       41          2,705        40           4,091       40
                                                  ==========       ==     ==========        ==      ==========       ==


10.  COMMITMENTS AND CONTINGENCIES

     The Company has entered into leases for facilities and office equipment. Leases that expire generally are expected to be renewed or replaced by other leases. A summary of minimum lease commitments at August 30, 1997 that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                                  Capital       Operating
                                                                 ----------     ----------
1998                                                             $      437     $    2,645
1999                                                                    215          1,942
2000                                                                     74          1,463
2001                                                                     14            959
2002                                                                     --            845
Thereafter                                                               --          4,494
                                                                 ----------     ----------
Total minimum lease payments                                            740     $   12,348
                                                                                ==========
Less amounts representing interest                                      (48)
                                                                 ----------
Present value of net minimum lease
  payments                                                       $      692
                                                                 ==========


     Total expense under operating leases amounted to approximately $1,726,000, $2,708,000

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

and $2,901,000 for the years ended September 2, 1995, August 31, 1996 and August 30, 1997, respectively.

     The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to currently pending litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

11.  STOCK OFFERING

     On December 20, 1995, the Company completed the sale of 2,015,481 shares of Common Stock in a public offering. The net proceeds of this offering of approximately $31 million were used to repay indebtedness under the previous bank facility. The Company restated its 1996 Common stock and Additional paid-in capital accounts to reflect as Additional paid-in capital the net proceeds received from the sale of the above shares in excess of $1 per share.

12.  STOCK OPTIONS AND WARRANTS

     The FASB issued Statement No. 123, Accounting for Stock-Based Compensation (FASB 123), which encourages, but does not require, the recognition of compensation expense for virtually all stock options based on their fair value on the date of grant. The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Because the Company has elected to continue to follow APB 25, FASB 123 requires disclosure of pro forma net income and earnings per share as if the new fair value accounting method was adopted.

     The Company's 1989 and 1994 incentive stock option plans allow the granting to officers and other key employees incentive stock options and other stock-based incentive compensation. A total of 330,000 shares of common stock, which was increased to 550,000 shares in 1997, has been reserved for issuance under these stock option plans. Under the terms of these plans, the purchase price of the shares will not be less than the fair market value at the time the option is granted and each option granted shall become exercisable in three annual installments beginning on the third anniversary of the date of grant.

     The Company also has a non-qualified stock option plan under which it granted 11,028 options to various employees at not less than fair value at the date of grant. The options vested on June 4, 1996.

 A summary of the Company's stock option activity, and related information for 1995, 1996 and 1997 follows:

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

                                    1995                     1996                    1997
                                    ----                     ----                    ----
                              Options     Exercise    Options     Exercise    Options    Exercise
                              (000's)      Price      (000's)      Price      (000's)     Price
                               ----      ---------     ----      ---------     ----     ---------
Outstanding - beginning
   of year                      144       $1 - $13      234       $1 - $16      300      $1 - $23
Granted                          96      $11 - $16       81      $14 - $23       78     $14 - $19
Exercised                        (3)       $1 - $5       (3)            $1      (13)     $1 - $10
Forfeited                        (3)       $1 - $5      (12)      $1 - $16      (46)     $1 - $19
                               ----                    ----                    ----
Outstanding - end of
   year                         234       $1 - $16      300       $1 - $23      319      $1 - $23
                               ====                    ====                    ====
Exercisable at end of year       16        $1 - $5       34        $1 - $9       69      $1 - $13


     If the Company had adopted the fair value accounting method under FASB 123, pro forma net income for 1996 and 1997 would be $4.1 million and $0.8 million, respectively, and proforma earnings per share for 1996 and 1997 would be $0.80 and $0.14, respectively. Because FASB 123 is applicable only to options granted subsequent to August 31, 1995, its proforma effect will not be fully reflected until fiscal 1998. The fair value of these options was estimated using a Black-Scholes option pricing model with a risk-free interest rate of 6%, a volatility factor of .30, a dividend yield of 0%, and an expected option life of six years. The weighted average fair value of options granted during 1996 and 1997 was $7.13 and $6.94, respectively.

     On June 23, 1993, the Company issued to its underwriting representatives in its initial security offering nontransferable warrants to purchase 150,000 shares of the Company's common stock, exercisable for a period of four years commencing one year from June 23, 1993, at an exercise price of $11.00 per share.

     On November 8, 1993, the Company adopted the Norwood Promotional Products, Inc. 1993 Non-Employee Director Stock Purchase Plan, which is designed to attract and retain highly qualified non-employee directors, reserving 30,000 shares of common stock. Under the terms of this plan, each non-employee director received warrants to purchase 6,000 shares as of the date of adoption or on their respective date of election, the purchase price of the shares subject to each warrant granted shall be $11.00 per share, warrants may not be granted after five years from the date of adoption and all warrants issued may only be exercised after the first anniversary date through the fifth anniversary date from the date of grant. During the year ended August 30, 1997, no warrants were granted under the non-employee director stock purchase plan. Warrants to purchase 24,000 shares of the Company's Common Stock were exercisable as of August 30, 1997.

     In 1995, 1996 and 1997, certain directors were granted warrants in lieu of director's fees. The warrants were issued at the fair market value at the date of grant and are exercisable

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

immediately. A total of 12,000, 9,456 and 18,000 warrants were issued to director's in 1995, 1996 and 1997, respectively. None of these warrants have been exercised as of August 30, 1997.

13.  EMPLOYEE BENEFIT PLAN

     The Company adopted the Norwood Promotional Products, Inc. Employee 401(k) Plan for the purpose of providing retirement benefits for substantially all employees. Contributions to the Plan are made both by the employees and the Company. The Company matches 30% of the first $1,000 of an employee's deferred compensation to a maximum of $300 per year. Company-matched contributions vest to the employees based upon their number of years of service to the Company. Contributions to this Plan of $42,000, $77,000 and $117,000 were charged to expense for the years ended September 2, 1995, August 31, 1996 and August 30, 1997, respectively.

     Effective May 9, 1996, the Company adopted the Employee Stock Purchase Plan of Norwood Promotional Products, Inc. for the purpose of providing substantially all employees the opportunity to purchase common stock of the Company. During 1997, employees purchased 9,644 shares of common stock under the Employee Stock Purchase Plan.

     The Company does not offer or provide post-retirement health care benefits to any of its employees.

14.  RESTRUCTURING AND UNUSUAL CHARGES

     The Company in its ongoing review of its operations has taken several initiatives in fiscal 1996 and 1997 to restructure its businesses.

     In the fourth quarter of 1997, the Company recorded restructuring and unusual charges of approximately $1,816,000 ($1,084,000 net of tax) based on its decision to consolidate its Corporate offices with its Executive offices, realign its divisions to capitalize on processing capacity and product line restructurings, and to write-off certain capitalized costs associated with its decision to terminate its negotiations related to the acquisition of the Rou bill Group in the fourth quarter of 1997. The consolidation of the Corporate offices with its Executive offices is expected to be completed in early 1998. A provision for closure of the Corporate offices totaling approximately $350,000, including write-off of certain leasehold improvements, has been accrued. Additionally, approximately $291,000 has been accrued for realignment of its divisions, including product line restructurings. In conjunction with the above activities, a total of $425,000 of severance and benefits has been accrued. Capitalized professional fees and organizational costs totaling $750,000 associated with the Rou bill Group acquisition were expensed in the fourth quarter of 1997.

     In the fourth quarter of 1996, the Company recorded restructuring and unusual charges of approximately $1,640,000 ($984,000 net of tax) based on its decision to consolidate certain

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

facilities into other existing facilities, terminate certain employees, and write-off certain capitalized costs associated with a target acquisition. A provision for closure of these facilities totaling approximately $890,000, including the write-off of certain leasehold improvements, has been accrued or paid. Approximately $560,000 of future salary and benefits was accrued or paid in the fourth quarter of 1996. These employment agreements have remaining terms that expire over the next year. Additionally, capitalized acquisition-related costs of approximately $190,000 were expensed in the fourth quarter of 1996.

15.  DISCONTINUED OPERATIONS

     The Company has decided to discontinue the operations of the Alpha Products retail division ("retail division") and is actively searching for a buyer for its assets and business. As a result, the promotional products division of Alpha Products will be relocated to other existing Company facilities. The Company is expected to cease operations of the retail division and relocate the Alpha Products promotional products division by the end of calendar 1997. The loss on the disposal of the retail division and the closing of the existing Alpha Products facility is expected to be approximately $2.9 million (net of tax benefit of $1.9 million), which includes estimated losses from operations for the retail division until operations are discontinued.

     Revenues for the retail division for the five months of ownership in fiscal year 1996 and for fiscal year 1997 were $7.9 million and $8.7 million, respectively. Earnings for the retail division for the five months of ownership in fiscal year 1996 was $93,000 (net of taxes of $65,000) and a loss of $1.96 million (net of tax benefit of $1.4 million) for fiscal year 1997.

     Net assets of the discontinued retail division at the end of 1996 and 1997 consisted of the following (in thousands):

                                          1996         1997
                                        --------     --------
          Accounts receivable           $  1,799     $  1,210
          Inventories                      1,547        1,540
          Property, plant and
               equipment, net              2,208        1,758
          Other assets                        52          197
                                        --------     --------
                                        $  5,606     $  4,705
                                        ========     ========

                       Norwood Promotional Products, Inc.
                   Notes to Consolidated Financial Statements
             September 2, 1995, August 31, 1996 and August 30, 1997

16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Selected results of operations for each of the fiscal quarters during the year ended August 31, 1996 and August 30, 1997 are as follows (in thousands, except per share data):

                                                                1ST            2ND             3RD             4TH
                                                              QUARTER        QUARTER         QUARTER         QUARTER
                                                            ----------      ----------      ----------      ----------
Year Ended August 31, 1996
  Net sales                                                 $   33,368      $   30,086      $   41,362      $   39,232
  Gross profit                                                  10,623           8,462          13,085          11,633
  Income from continuing operations                              1,356              88           2,397             221
  Income (loss) from discontinued operations                        --              --             130             (37)
  Net income                                                     1,356              88           2,527             184
  Income per common share:
    Continuing operations                                         0.37            0.02            0.42            0.04
    Discontinued operations                                         --              --            0.02           (0.01)
    Net Income                                              $     0.37      $     0.02      $     0.44      $     0.03

Year Ended August 30, 1997
  Net sales                                                 $   39,818      $   35,268      $   51,816      $   48,933
  Gross profit                                                  12,229          10,007          15,308          12,559
  Income from continuing operations                              1,902             622           3,325             216
  Income (loss) from discontinued operations                      (462)           (457)           (549)           (492)
  Loss on disposal of discontinued operations                       --              --              --          (2,860)
  Extraordinary loss                                                --              --              --            (241)
  Net income (loss)                                              1,440             165           2,776          (3,377)
  Income per common share:
    Continuing operations                                         0.33            0.11            0.62            0.04
    Discontinued operations                                      (0.08)          (0.08)          (0.10)          (0.65)
    Extraordinary loss                                              --              --              --           (0.05)
    Net Income (loss)                                       $     0.25      $     0.03      $     0.52      $    (0.66)

Quarterly results of operations were impacted by business acquisitions as follows:

                               INITIAL
         ACQUISITIONS          DATE ACQUIRED                QUARTER IMPACTED
         ------------          -------------                ----------------
         Ocean                 November 20, 1995            1st Quarter, 1996
         Tee-Off               January 23, 1996             2nd Quarter, 1996
         Alpha                 April 1, 1996                3rd Quarter, 1996
         Wesburn               February 14, 1997            2nd Quarter, 1997
         DMA                   February 14, 1997            2nd Quarter, 1997

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information called for by item 10 of Form 10-K is incorporated herein by reference to such information included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, under the captions "Election of Directors" and "Executive Officers."

ITEM 11. EXECUTIVE COMPENSATION

     The information called for by item 11 of Form 10-K is incorporated herein by reference to such information included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, under the caption "Compensation of Executive Officers."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information called for by item 12 of Form 10-K is incorporated herein by reference to such information included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, under the caption "Principal Shareholders and Stock Ownership of Management."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information called for by item 13 of Form 10-K is incorporated herein by reference to such information included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, under the caption "Certain Transactions."

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

INDEX TO FINANCIAL STATEMENTS

     (a) The following documents are filed as part of this Annual Report or are incorporated by reference as indicated.

     1. The following financial statements are included under Item 8:

     Report of Ernst & Young LLP, Independent Auditors

     Consolidated Balance Sheets as of August 31, 1996 and August 30, 1997

     Consolidated Statements of Income for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

     Consolidated Statements of Shareholders' Equity for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

     Consolidated Statements of Cash Flows for the years ended September 2, 1995, August 31, 1996 and August 30, 1997

     Notes to Consolidated Financial Statements


     2. The following financial statement schedules are included under Item 14:

     Schedule VIII -- Valuation and Qualifying Accounts

     3. Exhibits -- See Index to Exhibits on page 55.


     (b) Reports on Form 8-K -

     The following is the date and description of the events reported on Forms 8-K filed during fourth quarter of 1997:

     Date of Earliest Event
     Reported on Form 8-K               Description
     --------------------               -----------

     August 11, 1997                    Changes in management and termination
                                        of Rou bill Group letter of intent

     August12, 1997                     Company to discontinue Alpha Products
                                        retail division and other restructuring
                                        and unusual charges

     August 12, 1997                    Closing of a new $125 million credit
                                        facility

SIGNATURES

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

               NORWOOD PROMOTIONAL PRODUCTS, INC.

               By: /s/ FRANK P. KRASOVEC              Date:   November 18, 1997
                  -------------------------------
               Frank P. Krasovec
               Chairman, Chief Executive Officer
               and President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature                               Capacity                                          Date
---------                               --------                                          ----
/s/ FRANK P. KRASOVEC                   Chairman, Chief Executive Officer,                November 18, 1997
-----------------------------------     President, and Director
Frank P. Krasovec                       (Principal Executive Officer)

/s/ JAMES P. GUNNING, Jr.               Secretary, Treasurer and Chief Financial          November 18, 1997
-----------------------------------     Officer (Principal Financial Officer)
James P. Gunning, Jr.

/s/ ROBERT L. SEIBERT                   Director                                          November 18, 1997
-----------------------------------
Robert L. Seibert

/s/ JOHN H. WILSON III                  Director                                          November 18, 1997
-----------------------------------
John H. Wilson III

/s/ JOHN H. JOSEPHSON                   Director                                          November 18, 1997
-----------------------------------
John H. Josephson

/s/ HAROLD HOLLAND                      Director                                          November 18, 1997
-----------------------------------
Harold Holland

/s/ ROY D. TERRACINA                    Director                                          November 18, 1997
-----------------------------------
Roy D. Terracina

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                      Additions
                                                Charged to    -------------------------
                                                Balance at    Charged to        Other                             Balance at
                                                Beginning      Costs and       Accounts         Deductions          End of
         Description                            of Period      Expenses        Describe          Describe           Period
         -----------                            ----------    ----------       --------         ----------        ----------
Year ended September 2, 1995:

Deducted from asset accounts:

Allowance for doubtful accounts                     227            169            293(3)            149(1)            540

Reserve for inventory obsolescence                  414             21             99(3)            139(2)            395
                                                  -----          -----          -----             -----             -----

Total                                               641            190            392               288               935
                                                  =====          =====          =====             =====             =====

Year ended August 31, 1996:

Deducted from asset accounts:

Allowance for doubtful accounts                     540            330            189(4)            355(1)            704

Reserve for inventory obsolescence                  395             48            347(4)             22(2)            768
                                                  -----          -----          -----             -----             -----

Total                                               935            378            536               377             1,472
                                                  =====          =====          =====             =====             =====

Year ended August 30, 1997:

Deducted from asset accounts:

Allowance for doubtful accounts                     704            181             47(5)            290(1)            642

Reserve for inventory obsolescence                  768             84             --               163(2)            689
                                                  -----          -----          -----             -----             -----

Total                                             1,472            265             47               453             1,331
                                                  =====          =====          =====             =====             =====


(1)  Uncollectible accounts written off, net of recoveries.
(2)  Inventory written off during year.
(3) Amounts acquired with the purchase of Air-Tex Corporation, Designer Plastics, Inc. and BTS Group.
(4) Amounts acquired with the purchase of Ocean Specialty Manufacturing Corporation, Tee-Off Enterprises, Inc. and Alpha Products, Inc.
(5)  Amounts acquired with the purchase of Wesburn Golf and DM Apparel, Inc.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-K/A
                                AMENDMENT NO. 1

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended AUGUST 30, 1997

                         Commission file number 0-21800

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

         TEXAS                                           74-2553074
(State or other Jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

106 E. SIXTH STREET, SUITE 300, AUSTIN, TEXAS                 78701
(Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (512) 476-7100

          Securities registered pursuant to Section 12(b) of the Act:
                                      NONE

          Securities registered pursuant to Section 12(g) of the Act:
                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIODS THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES [X] NO [ ]

         INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO
ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K.--

         The aggregate market value of the voting stock held by non-affiliates of the registrant as of November 24, 1997 was approximately $56,100,000 based upon the last sales price on November 24, 1997 on the NASDAQ National Market for the Company's common stock. The registrant had 5,070,043 shares of Common Stock outstanding on November 24, 1997.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The directors and executive officers of the Company are as follows:

              Name                     Age                                 Position
              ----                     ---                                 --------
Frank P. Krasovec                       54          Chairman, President, Chief Executive Officer and Director
James P. Gunning, Jr.                   49          Secretary, Treasurer and Chief Financial Officer
Robert L. Siebert (a)(b)                67          Director
John H. Wilson III (a)(b)               55          Director
John H. Josephson (a)(b)                36          Director
Harold Holland                          69          Director
Roy D. Terracina                        51          Director

------------------
(a)  Member of the Compensation Committee
(b)  Member of the Audit Committee

         Officers are elected to hold office until the annual meeting of the Board of Directors and serve at the discretion of the Board of Directors. All directors serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

         Frank P. Krasovec has served as Chairman of the Company since October 1989 and has served as its President since August 1997. From 1976 until May 1994 he served as either the Chairman or President of Radio Cap Company, Inc., a subsidiary of the Company ("RCC"). From 1984 until December 1996, Mr. Krasovec was the Chairman of Littlefield Real Estate Company, a real estate investment firm, and managed other cable television and venture capital investments. Mr. Krasovec currently devotes his full time to the business of the Company.

         James P. Gunning, Jr. has served as Secretary, Treasurer and Chief Financial Officer of the Company since August 1997. He served as Treasury Director of the Company from January 1997 to August 1997. Prior to joining the Company, Mr. Gunning was the Chief Financial Officer of Blank, Rome, Comisky & McCauley, a law firm, from July 1989 to January 1997, Senior Vice President and Corporate Controller of Continental Bancorp, Inc., a bank holding company, from May 1981 to January 1989, and served in various professional positions with Touche Ross & Co. (Deloitte & Touche, L.L.P.) from May 1970 to May 1981.

         Robert L. Seibert has served as a director of the Company since October 1989 and was a director of Norwood Products, Inc. (the "Predecessor Company") from December 1988 to October 1989. From 1978 until his retirement in December 1994, he served as chairman of Advertising Unlimited, Inc., a supplier of promotional product calendars. Mr. Seibert has also been a director of Northstar Guaranty since 1992.

         John H. Wilson III has served as a director of the Company since December 1991. Since April 1983, he has served as President of U.S. Equity Corporation, a private venture capital company. Mr. Wilson is a Director of Capital Southwest Corp., Whitehall Corp., Encore Wire Corporation and Palm Harbor Homes, Inc.

         John H. Josephson has served as a director of the Company since June 1993. Mr. Josephson has been employed by Allen & Company Incorporated since August 1987 and has been a Director of that firm since February 1995. Mr. Josephson is also a director of Medical Resources, Inc., OFI Holdings, Inc., SESAC Holdings, Inc. and Virgol Servicos de Conveniencia, SA.

         Harold Holland has served as a director of the Company since July 1994. Mr. Holland was the founder of ArtMold in 1960 and served as its President and Chairman until July 1994 when ArtMold was acquired by the Company.

         Roy D. Terracina has served as a director since November 1996. Mr. Terracina was the owner and chief executive officer of Sterling Foods, Inc. from 1984 until he sold the company in 1993. He is currently a partner of Jungle Labs, a supplier of chemicals to the pet industry. Mr. Terracina is also a director of Texas Commerce Bank, National Association, United Services Advisors, Inc. and Mesirow Partners.

         In connection with the initial public offering of Common Stock in 1993, the Company agreed with the underwriters to use reasonable best efforts until June 1998 to maintain a Board of Directors comprising at least five members, at least two of whom will be unaffiliated with and independent of the Company.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors has standing Audit and Compensation Committees. The Audit Committee annually recommends to the Board the appointment of independent certified accountants as auditors for the Company, discusses and reviews the scope and the fees of the prospective annual audit and reviews the results with the auditors, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee held one meeting during the fiscal year ended August 30, 1997.

         The Compensation Committee members are Messrs. Wilson (Chairman), Seibert and Josephson. The Compensation Committee reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company and administers the Company's stock option plans and employee stock purchase plan. The Compensation Committee held four meetings during the fiscal year ended August 30, 1997.

         The Board of Directors held four meetings during the fiscal year ended August 30, 1997. During fiscal 1997 each director attended at least 75% of the meetings of the Board of Directors and the meetings held by the committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

         Members of the Board of Directors who are not employees of the Company receive annual director's fees of $20,000. In addition, members of the Board of Directors are reimbursed for their expenses for attending Board and committee meetings. Non-employee directors are given the option of receiving warrants to purchase shares of Common Stock in lieu of cash director's fees. These warrants are exercisable at any time during the five-year period following their issuance. During fiscal year 1997, Messrs. Josephson, Wilson, Holland and Terracina each received, in lieu of cash director's fees, warrants to purchase 6,000 shares of Common Stock at an exercise price of $16.875 per share.

         Pursuant to the Company's Non-Employee Director Stock Purchase Plan, warrants to purchase 6,000 shares of Common Stock are granted to each Director who is not an employee of the Company at the time the Director is first elected to the Board of Directors. These warrants vest one year after they are granted and are exercisable at any time during the following four years.

ITEM 11.  EXECUTIVE COMPENSATION

         The following table sets forth in summary form information concerning compensation paid by the Company for services rendered during fiscal years 1995, 1996 and 1997 to the Company's chief executive officer and each other executive officer who received compensation in excess of $100,000 for fiscal 1997 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE


                                                                                    Long Term
                                                         Annual Compensation     Compensation
                                          -------------------------------------  ------------
                                                                      Other        Securities
                               Fiscal                                 Annual       Underlying
                Name            Year      Salary         Bonus     Compensation    Options/SARs (#)
                ----            ----      --------      -------    ------------      ------
Frank P. Krasovec               1997      $269,711           --      $27,539(a)       5,000
  Chief Executive Officer,      1996       266,346           --           --         10,000
  President and Chairman        1995       241,680           --           --          9,000

Robert P. Whitesell(b)          1997       210,465           --           --          5,000(c)
  President and Chief           1996       179,322           --           --         10,000(c)
  Operating Officer             1995       152,884      $45,000                       9,000(c)

J. Max Waits(d)                 1997       136,466           --           --          5,000
  Treasurer and                 1996       121,053           --           --          8,000
  Chief Financial Officer       1995       107,230       32,000           --          4,500

-----------------

(a) Represents the estimated value of personal use of corporate aircraft. See Item 13. "Certain Relationships and Related Transactions."

(b) Mr. Whitesell resigned his positions as President and Chief Operating Officer of the Company on August 6, 1997.

(c) All unexercised stock options granted to Mr. Whitesell during fiscal 1995, 1996 and 1997 expired upon his resignation in August 1997.

(d) Mr. Waits served as Treasurer and Chief Financial Officer of the Company until August 1997. He currently is employed as general manager of Air-Tex Corporation, a subsidiary of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning the number and value of unexercised stock options granted during the last completed fiscal year to each of the named executive officers.



                                              INDIVIDUAL GRANTS
                          ------------------------------------------------------------

                                           PERCENT OF                                 POTENTIAL REALIZABLE
                            NUMBER OF        TOTAL                                         VALUE AT
                            SECURITIES      OPTIONS/                                 ASSUMED ANNUAL RATES OF
                            UNDERLYING    SARS GRANTED                              STOCK PRICE APPRECIATION
                             OPTIONS/    TO EMPLOYEES   EXERCISE OF                       FOR OPTION TERM
                               SARS        IN FISCAL     BASE PRICE    EXPIRATION   ------------------------
          NAME               GRANTED (#)       YEAR        ($/SH)        DATE          5% ($)       10% ($)
          ----               ---------    ---------      ---------     ---------      ---------    ---------
Frank P. Krasovec              5,000          6.4%         $16.875     11/15/06        $53,079     $134,512
Robert P. Whitesell(a)         5,000          6.4%          16.875     11/15/06             --           --
J. Max Waits                   5,000          6.4%          16.875     11/15/06         53,079      134,512
James P. Gunning, Jr.          5,000          6.4%          16.875     11/15/06         53,079      134,512

---------------------
(a) All unexercised stock options granted to Mr. Whitesell during the last completed fiscal year were forfeited upon his resignation in August 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information concerning the number and value of unexercised stock options held by named executive officers at August 30, 1997.


                                                                                          VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS/SARS AT             OPTIONS/SARS
                                                                  FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)
                                                                  -------------------       ----------------------
                              SHARES ACQUIRED       VALUE            EXERCISABLE/            EXERCISABLE/
             NAME             ON EXERCISE (#)    REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
             ----             ---------------    ------------       -------------            -------------
   Frank P. Krasovec                --                --             2,000/28,000           $2,000/$23,080
   Robert P. Whitesell              --                --             2,000/    --            2,000/     --
   J. Max Waits                     --                --             5,562/19,100           59,230/11,140
   James P. Gunning, Jr.            --                --                --/11,000               --/    --

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         During fiscal 1997, the Compensation Committee of the Board of Directors was made up of three independent non-employee Directors. The Committee is responsible for analyzing the performance of the officers of the Company and making recommendations to the entire Board of Directors concerning their salaries, benefits and other compensation. The Committee also administers the Company's stock option and compensation plans.

         Compensation of officers consists of three elements: (i) base salary,
(ii) annual incentive bonuses and (iii) long-term incentives in the form of stock options. Annual cash bonuses are paid if the Company or its operating companies achieve financial targets designed to reflect above-average performance relative to the promotional products industry and the general economy. Stock options are used to align the interests of shareholders and officers by rewarding performance that builds shareholder value. These elements are combined to build compensation packages that attract, motivate and retain the management talent necessary to insure the success of the Company.

         Base salaries for officers are determined by evaluating the responsibilities of the position, individual performance by the officer, contributions to the growth, revenue and earnings of the Company, the experience of the officer and the number of years of his or her service with the Company. These salaries are reviewed annually and adjustments are determined by the Company's performance and the individual's contribution to that performance.

         For fiscal 1997, the Company's incentive bonus plan covered executives of the Company and five of the Company's operating subsidiaries: ArtMold Products Corporation, Barlow Promotional Products, Inc., Key Industries, Inc., Air-Tex Corporation and Radio Cap Company, Inc. Under the plan, pre-determined amounts were available for the payment of cash bonuses based on both individual performance and achievement of operating income targets by the subsidiaries. Certain officers and other key managers participated in the bonus plans during fiscal 1997 based upon percentages set for them at the beginning of the fiscal year.

         Stock options are granted to officers from time to time as determined by the Committee. Stock options are granted with an exercise price not less than the fair market value of the Common Stock on the date of grant. Options are generally exercisable between three and ten years from the date granted. Stock options are an important part of the overall compensation package provided to officers. Since the full benefit of the compensation package cannot be realized unless the Common Stock appreciates over the period that the stock options vest and become exercisable, the Company believes that the grant of stock options provides incentive for the creation of long-term shareholder value.

         These compensation policies apply to all officers of the Company, including the named executive officers. Annual base salaries and incentive bonus targets for executive officers were determined by the entire Board of Directors, based upon the recommendations of the Compensation Committee and the Board's evaluation of the factors described above.

         Mr. Krasovec's base annual salary was increased by the Board of Directors to $275,000 effective January 1, 1996. The Compensation Committee determined not to increase Mr. Krasovec's base compensation for fiscal 1997.

                            Compensation Committee:

                            Robert L. Seibert
                            John H. Wilson III
                            John H. Josephson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. There are no persons who participated in deliberations concerning executive officer compensation in fiscal 1997 that had any relationship that would require disclosure pursuant to
Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission.

         No executive officer of the Company served as a member of the compensation committee (or other Board committee performing similar functions) or board of directors of another corporation, one of whose executive officers served on the Company's Compensation Committee or Board of Directors.

COMMON STOCK PERFORMANCE GRAPH

         The Common Stock began trading publicly on June 16, 1993. The following performance graph compares the cumulative return since June 16, 1993 of the Common Stock with that of Standard and Poor's 500 Stock Index and a group of the Company's peer corporations (the "Peer Group"). Each index assumes $100 invested on June 16, 1993 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.


                                    [GRAPH]

Research Data Group           Total Return - Data Summary


NPPI                               Begin:    06/16/93
                                   End:      08/31/97
                                             3678VNPP

                                   ------------------------------------------------------------------------------------------------
                                   6/16/93   8/93   11/93   2/94   5/94    8/94   11/94   2/95   5/95    8/95   11/95   2/96   5/96

NORWOOD PROMOTIONAL PRODS     NPPI     100    113     105    127     93      95     100    111    130     141     159    166    189

PEER GROUP                    PPEER0   100    105     117    114    112     106      98    103     97     103     111    113    143

S & P 500                     1500     100    104     105    106    105     110     106    114    126     133     145    154    162


                                     8/96   11/96    2/97   5/97   8/97

NORWOOD PROMOTIONAL PRODS     NPPI     132    143     159    133    123

PEER GROUP                    PPEER0   130    166     128    160    176

S & P 500                     1500     158    185     194    209    223

                                            JUNE 16,    AUG. 28,     SEPT. 3,    SEPT. 2,     AUG. 31,    AUG. 31,
                                             1993         1993        1994        1995          1996        1997
                                           --------     --------    --------     --------    --------     --------
Norwood Promotional Products,  Inc.           100          113          95          141         132          123
Standard & Poor's 500 Stock Index             100          104         106          133         158          223
Peer Group                                    100          105         107          103         130          176


The Peer Group is composed of the following companies:


                           COMPANY NAME                                   SYMBOL
                           ------------                                   ------
                     Ha-Lo Industries, Inc.                                HALO
                     Tandy Brands Accessories, Inc.                        TBAC
                     Lillian Vernon Corp.                                  LVC
                     CSS Industries, Inc.                                  CSS
                     Swiss Army Brands, Inc.                               SABI


         The Companies above were selected as a Peer Group due to similar industries and market capitalization.

SECTION 16 COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year 1997 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to its fiscal year 1997, and written representations received by the Company from a Director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during the Company's fiscal year 1997.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock (i) as of December 10, 1997 by each Director of the Company, each named executive officer (as defined in Item 11. "Executive Compensation"), all current executive officers and Directors of the Company as a group; and (ii) as of September 30, 1997 by each other person known to the Company to own beneficially more than five percent of the Common Stock as of September 30, 1997.

                                                            BENEFICIAL OWNERSHIP (A)
                                                          ---------------------------
                                                          NUMBER OF
              NAME OF BENEFICIAL OWNER                     SHARES          PERCENTAGE
              ------------------------                    ---------        ----------

   DIRECTORS AND EXECUTIVE OFFICERS:

Frank P. Krasovec (b)                                       659,917           13.0%
James P. Gunning, Jr                                            500             *
Robert P. Whitesell                                         109,023            2.2%
J. Max Waits (c)                                             13,100             *
Robert L. Seibert (d)                                        14,587             *
John H. Wilson III (e)                                       34,651             *
John H. Josephson (f)                                        24,728             *
Harold Holland (g)                                           13,000             *
Roy D. Terracina (h)                                         10,500             *
All directors and executive officers as a group
(Nine persons)                                              880,006           17.4%

5% SHAREHOLDERS:

Newberger & Berman, L.L.C. (i)(j)                           706,500           12.5%
Heartland Advisors, Inc. (i)(k)                             486,000            8.6%
Trust Company of the West Group, Inc. (i)(l)                472,400            8.4%
Thomson Horstmann & Bryant, Inc. (i)(m)                     460,000            8.1%


-------------
*Less than 1%

(a) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The percentages are based upon 5,070,598 shares outstanding as of December 10, 1997.

(b) Mr. Krasovec's business address is 106 East Sixth Street, Suite 300, Austin, Texas 78701. Includes 7,000 shares of Common Stock issuable upon exercise of options granted to Mr. Krasovec by the Company under the Company's 1989 Stock Option Plan (the "1989 Plan"), which are exercisable within 60 days.

(c) Includes 7,862 shares of Common Stock issuable upon exercise of options granted to Mr. Waits by the Company under the 1989 Plan, which are exercisable within 60 days.

(d) Includes 6,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Seibert by the Company, which are currently exercisable.

(e) Includes 22,728 shares of Common Stock issuable upon exercise of warrants granted to Mr. Wilson by the Company, which are currently exercisable.

(f) Includes 22,728 shares of Common Stock issuable upon exercise of warrants granted to Mr. Josephson by the Company, which are immediately exercisable. Excludes 150,000 shares of Common Stock issuable upon exercise of warrants held by Allen & Company Incorporated ("Allen"). Mr. Josephson, a director of Allen, disclaims beneficial ownership of these shares.

(g) Includes 12,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Holland by the Company, which are currently exercisable.

(h) Includes 6,000 shares of Common Stock issuable upon exercise of warrants granted to Mr. Terracina by the Company, which are currently exercisable.

(i) Information regarding beneficial ownership has been obtained from reports on SEC Schedule 13F and 13G or from the Nasdaq Stock Market. This information has not been verified by the Company.

(j) The business address of Newberger & Berman, L.L.C. is 605 Third Avenue, New York, New York 10158-3698.

(k) The business address for Heartland Advisors, Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202-3712.

(l) The business address of Trust Company of the West Group, Inc. is 865 South Figuerga Street, Los Angeles, California 90017.

(m) The business address of Thomson Horstmann & Bryant, Inc. is Park 80 West/Plaza Two, Saddle Brook, New Jersey 07663.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1996, Norcorp, Inc., a subsidiary of the Company ("Norcorp"), acquired an undivided 12.5% interest in a corporate aircraft. Frank Krasovec, Chief Executive Officer, President and Chairman of the Company, entered into a Time Sharing Agreement with Norcorp effective November 1996, which required Mr. Krasovec to reimburse Norcorp for certain expenses related to his personal use of the aircraft. In November 1997, the Compensation Committee determined to modify the Time Sharing Agreement to treat Mr. Krasovec's reimbursable expenses as additional compensation. These expenses for fiscal 1997 totaled approximately $27,539. See Item 11. "Executive Compensation."

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORWOOD PROMOTIONAL PRODUCTS, INC.



By:      /s/ James P. Gunning, Jr.                 Date:  December 24, 1997
   ----------------------------------------
         James P. Gunning, Jr.
         Secretary, Treasurer and
         Chief Financial Officer

                               INDEX TO EXHIBITS

Each management contract or compensatory plan or arrangement required to be filed as an exhibit hereto is indicated by an asterisk (*).


EXHIBIT NUMBER                              DESCRIPTION

3.1      --     Articles of Incorporation of the Registrant, as amended.(1)
3.2      --     Amended and Restated Bylaws of the Registrant. (filed herewith)
4.1      --     Specimen stock certificate evidencing the Common Stock.(1)
10.1     --     1993 Non-qualified Stock Option Plan of the Registrant dated June 4, 1993.(1) (Exhibit 10.18) *
10.2     --     1993 Non-Employee Director Stock Purchase Plan of the Registrant dated November 8, 1993.(2)
                (Exhibit 10.26) *
10.3     --     Employee Stock Purchase Plan of the Registrant dated May 18,  1995, as amended and restated
                effective as of May 9, 1996. (3) (Exhibit 4.7) *
10.4     --     Amended and Restated 1989 Incentive Stock Option Plan of the Registrant dated August 23, 1996.
                (4) *
10.5     --     Amended and Restated 1994 Incentive Stock Compensation Plan of the Registrant dated August 23,
                1996. (4) *
10.6     --     Warrant certificate granted by the Registrant to Allen and Company, Incorporated, dated June
                23,1993.(1)
10.7     --     Form of Warrant certificate granted by the Registrant to Directors in lieu of Director's fees.
                (filed herewith) *
10.8     --     Lease dated March 26, 1973 by and between Don E. Harley Associates, Inc., and Arthur Salm, Inc.
                assigned to Exchange National Bank of Chicago on June 12, 1973, assigned to Barlow Specialty
                Advertising, Inc. in June 1986, and assigned to Barlow Promotional Products, Inc. as of May 19,
                1992.(1) (Exhibit 10.15)
10.9     --     Lease Agreement by and between Wulfe Investments and Radio Cap Company, Inc. commencing August 1,
                1992 relating to certain property located at 817 North Frio in San Antonio, Texas.(l) (Exhibit
                10.16)
10.10    --     Lease Agreement by and between the Utah State Retirement Fund and Radio Cap Company, Inc. entered into November 17, 1992 relating to the space at Rittiman East Business Park, Building 12 at 5519
                Business Park in San Antonio.(1) (Exhibit 10.17)
10.11    --     Lease Agreement by and between Joseph S. Scher, not individually, but as Trustee under the
                Joseph S. Scher Trust dated April 5, 1993, and Key Acquisition Corp., dated as of May 1, 1994.(5)
                (Exhibit 10.20)
10.12    --     Sublease by and between MM Realty Associates II, dated November 1, 1981; First Amendment to
                Sublease by and between MM Realty Associates II, dated March 1, 1983; Second Amendment to
                Sublease by and between Cranston Partnership (Associates II) formerly MM Realty, dated September
                1, 1986 and Assignment of and Third Amendment to Sublease by and between Cranston Partnership,
                Measured Marketing Services, Inc. and ArtMold Products Corporation, dated March 1, 1992.(5)
10.13    --     Office Sublease dated May 1995 between the Registrant and Frito Lay, Inc. (6) (Exhibit 10.28)
10.14    --     Standard Industrial Commercial-Tenant Lease-Net effective as of November 20, 1995 between Key
                Industries, Inc. and Harris/Newell Family Partnership. (6)
10.15    --     Standard Industrial Commercial-Tenant Lease-Net effective as of February 22, 1996 between Barlow
                Promotional Products, Inc. and AMG Holding, Inc. (7) (Exhibit 10.34)
10.16    --     Asset Purchase Agreement dated as of November 17, 1995 among Ocean Specialty Manufacturing
                Corporation, Steve Sherlin, Ron Silverstein, Key Industries, Inc. and the Registrant. (6)
                (Exhibit 10.30)
10.17    --     Asset Purchase Agreement dated January 22, 1996 among TEE-OFF Enterprises, Inc., James W. Schmidt, Vicki M. Schmidt,
                ArtMold Products Corporation and the Registrant (8)
10.18    --     Asset Purchase Agreement dated April 1, 1996 among Alpha Products,. Inc., Aladdin Industries,
                Inc., Radio Cap Company, Inc. and the Registrant.(9)


10.19    --     Credit Agreement dated as of August 28, 1997 among the Registrant, certain Subsidiary Guarantors
                Merrill Lynch & Co. and NationsBank, N.A. (10)
10.20    --     Time Sharing Agreement dated as of August 25, 1997 between Norcorp, Inc. and Frank P. Krasovec
                (filed herewith)*
11.1     --     Computation of per share earnings. (11)
21.1     --     Subsidiaries of the Registrant.(6) (Exhibit 22.1)
23.1     --     Consent of Ernst & Young L.L.P. (11)
27.1     --     Financial data schedule. (11)

(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-61740) filed with the Securities and Exchange Commission on June 16, 1993 and incorporated herein by reference.

(2) Previously filed as an Exhibit to the Registrant's Form 10-Q for the quarter ended November 27, 1993 filed with the Securities and Exchange Commission on January 10, 1994 and incorporated herein by reference

(3) Previously filed as an Exhibit to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on July 15, 1996 and incorporated herein by reference.

(4) Previously filed as an Exhibit to the Registrant's Form 10-K for the year ended August 30, 1996 filed with the Securities and Exchange Commission on November 26, 1996 and incorporated herein by reference.

(5) Previously filed as an Exhibit to the Registrants Form 10-Q filed with the Securities and Exchange Commission on May 14, 1994 and incorporated herein by reference

(6) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 17, 1995, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on November 24, 1995, and incorporated herein by reference.

(7) Previously filed as an Exhibit to the Registrant's Form 10-Q filed with the Securities and Exchange Commission on April 16, 1996 and incorporated herein by reference.

(8) Previously filed as an Exhibit to the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 2, 1996 and incorporated herein by reference.

(9) Previously filed as an Exhibit to the Registrant's Form 8-K filed with the Securities and Exchange Commission on April 16, 1996 and incorporated herein by reference.

(10) Previously filed as an Exhibit to the Registrant's Form 8-K filed with the Securities and Exchange Commission on September 5, 1997 and incorporated herein by reference.

(11) Previously filed as an Exhibit to the Registrant's Form 10-K for the year ended August 30, 1997 filed with the Securities and Exchange Commission on November 28, 1997.

                                                                      APPENDIX G

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 10-Q

                                   (MARK ONE)

[x] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Period Ended May 30, 1998

                                       or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 for the Transition Period From ________________ to

Commission file number              0-21800
                      ------------------------------------------------

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           TEXAS                                                     74-2553074
------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of incorporation or organization)          (I.R.S. Employer Identification No.)

                 106 E. SIXTH ST., SUITE 300 AUSTIN, TEXAS 78701
               ---------------------------------------------------
               (Address of Principal executive offices) (Zip Code)

                                 (512) 476-7100
                                 --------------
              (Registrant's telephone number, including area code)


             (Former name, former address and former fiscal year,
                        if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                       ---

                      Applicable Only to Corporate Issuers

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 5,083,335 shares of Common Stock, no par value, as of July 8, 1998.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                               INDEX TO FORM 10-Q
                           QUARTER ENDED MAY 30, 1998

                                                                                                               PAGE NO.
                                                                                                               --------
PART I.           Financial Information
         Item 1.  Interim Condensed Consolidated Financial Statements (Unaudited)
                  Condensed Consolidated Statements of Income                                                      3
                  Condensed Consolidated Balance Sheets                                                            4
                  Consolidated Statements of Cash Flows                                                            5
                  Consolidated Statement of Shareholders' Equity                                                   6
                  Notes to Condensed Consolidated Financial Statements                                             7
         Item 2.  Management's Discussion and Analysis of Financial Condition and Results of
                  Operations                                                                                       9

PART II.          Other Information
         Item 1.  Legal Proceedings                                                                               14
         Item 6.  Exhibits and Reports on Form 8-K                                                                14

SIGNATURES                                                                                                        15

                  Index to Exhibits                                                                               16

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Unaudited, in thousands, except per share amounts)


ITEM 1.

                                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                                          -----------------------      -----------------------
                                                            MAY 30,       MAY 31,       MAY 30,        MAY 31,
                                                             1998        1997 (a)        1998         1997 (a)
                                                          ---------     ---------      ---------     ---------
Sales                                                     $  53,347     $  51,816      $ 140,300     $ 126,902
Cost of sales                                                38,156        36,508        101,656        89,358
                                                          ---------     ---------      ---------     ---------
Gross profit                                                 15,191        15,308         38,644        37,544
Operating expenses                                            8,731         8,866         26,426        25,619
                                                          ---------     ---------      ---------     ---------
Operating income                                              6,460         6,442         12,218        11,925
Interest expense                                              1,032           822          2,936         2,135
                                                          ---------     ---------      ---------     ---------
Income before income taxes                                    5,428         5,620          9,282         9,790
Provision for income taxes                                    2,161         2,295          3,740         3,941
                                                          ---------     ---------      ---------     ---------
Income from continuing operations                             3,267         3,325          5,542         5,849
Discontinued operations                                          --          (549)            --        (1,468)
                                                          ---------     ---------      ---------     ---------
Net income                                                $   3,267     $   2,776      $   5,542     $   4,381
                                                          =========     =========      =========     =========
Net income (loss) per common share:
  Basic:                                                                    (b)                          (b)
     Income from continuing operations                    $    0.64     $    0.63      $    1.09     $    1.06
     Discontinued operations                                     --         (0.10)            --         (0.26)
                                                          ---------     ---------      ---------     ---------
     Net income                                           $    0.64     $   (0.53)     $    1.09     $    0.80
                                                          =========     =========      =========     =========
  Diluted:
     Income from continuing operations                    $    0.62     $    0.62      $    1.06     $    1.04
     Discontinued operations                                     --         (0.10)            --         (0.26)
                                                          ---------     ---------      ---------     ---------
     Net income                                           $    0.62     $   (0.52)     $    1.06     $    0.78
                                                          =========     =========      =========     =========

Weighted average number of common shares outstanding:
    Basic                                                     5,080         5,279          5,075         5,504
    Diluted                                                   5,310         5,326          5,222         5,623

(a) Restated for discontinued operations reported in the fourth quarter, 1997
(b) Restated to conform with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share



     See accompanying notes to condensed consolidated financial statements.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                              MAY 30, 1998   AUGUST 30, 1997
ASSETS                                                                         (UNAUDITED)     (AUDITED)
                                                                              ------------   ---------------
Current Assets:
  Cash and cash equivalents                                                     $     206      $   2,609
  Accounts receivable                                                              26,439         24,282
  Income taxes receivable                                                              --            551
  Other receivables                                                                   595            713
  Inventories                                                                      35,462         32,105
  Prepaid expenses and other current assets                                         3,139          2,464
                                                                                ---------      ---------
    Total current assets                                                           65,841         62,724
Property, plant and equipment, net                                                 18,802         21,141
Goodwill                                                                           36,677         39,009
Deferred income taxes                                                               2,630          2,549
Other assets                                                                       10,759          9,771
                                                                                ---------      ---------
     Total assets                                                               $ 134,709      $ 135,194
                                                                                =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable                                                        $  12,163      $  11,299
  Accrued liabilities                                                               5,051         11,197
  Income taxes payable                                                              1,600             --
  Current portion of long-term debt                                                 2,909          2,352
                                                                                ---------      ---------
    Total current liabilities                                                      21,723         24,848
Long-term debt, excluding current portion                                          55,997         59,070
Shareholders' equity:
  Common stock, no par value; 20,000,000 shares authorized; 5,657,281 and
  5,638,789 shares issued at May 30, 1998 and August 30, 1997, respectively        23,029         22,858
  Additional paid-in capital                                                       29,340         29,340
  Less cost of treasury stock, 576,530 shares at May 30, 1998
  and August 30, 1997, respectively                                                (7,391)        (7,391)
  Retained earnings                                                                12,011          6,469
                                                                                ---------      ---------
    Total shareholders' equity                                                     56,989         51,276
                                                                                ---------      ---------
    Total liabilities and shareholders' equity                                  $ 134,709      $ 135,194
                                                                                =========      =========


      See accompanying notes to condensed consolidated financial statements

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                                                  NINE MONTHS ENDED
                                                                                ----------------------
                                                                                 MAY 30,       MAY 31,
                                                                                  1998          1997
                                                                                --------      --------
OPERATING ACTIVITIES
Net income                                                                      $  5,542      $  4,381
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation                                                                    2,881         3,197
   Amortization                                                                    3,054         2,940
   Deferred income taxes                                                             (81)           --
   Loss on sale of property & equipment                                                2            --
Changes in operating assets and liabilities, net of effect of acquisitions:
   Accounts receivable                                                            (2,157)       (4,621)
   Income taxes receivable                                                           551            --
   Inventories                                                                    (3,357)       (1,350)
   Prepaid expenses and other current assets                                        (675)       (1,413)
   Other receivables                                                                 118          (134)
   Accounts payable                                                                  864         2,051
   Accrued liabilities                                                            (4,900)       (1,197)
   Income taxes payable                                                            1,600         1,061
                                                                                --------      --------
Net cash provided by operating activities                                          3,442         4,915
                                                                                --------      --------
INVESTING ACTIVITIES
Business acquisitions, net of cash                                                    --        (8,229)
Purchase of property, plant & equipment                                           (3,413)       (3,490)
Proceeds from retirement of property, plant & equipment                               --            44
                                                                                --------      --------
Net cash used in investing activities                                             (3,413)      (11,675)
                                                                                --------      --------
FINANCING ACTIVITIES
Proceeds from long-term debt                                                      38,642        61,140
Payments on long-term debt                                                       (41,245)      (47,871)
Proceeds on common stock options                                                     171            92
Purchase of treasury stock                                                            --        (7,383)
                                                                                --------      --------
Net cash provided (used) by financing activities                                  (2,432)        5,978
                                                                                --------      --------
Net change in cash and cash equivalents                                           (2,403)         (782)
Cash and cash equivalents at beginning of period                                   2,609         1,861
                                                                                --------      --------
Cash and cash equivalents at end of period                                      $    206      $  1,079
                                                                                ========      ========
Noncash investing activity:
    Note receivable for sale of equipment                                       $  2,282           ---




     See accompanying notes to condensed consolidated financial statements

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                            (UNAUDITED, IN THOUSANDS)








                                         COMMON STOCK      ADDITIONAL                              TOTAL
                                       ----------------      PAID-IN     RETAINED    TREASURY  SHAREHOLDERS'
                                       SHARES    AMOUNT      CAPITAL     EARNINGS     STOCK       EQUITY
                                       -----     ------      -------     --------    --------  -------------
Balance at August 30, 1997             5,639     $22,858     $29,340     $ 6,469     $(7,391)     $51,276
Exercise of common stock options          18         171          --          --          --          171
Net income                                --          --          --       5,542          --        5,542
                                       -----     -------     -------     -------     -------      -------
Balance at May 30, 1998                5,657     $23,029     $29,340     $12,011     $(7,391)     $56,989
                                       =====     =======     =======     =======     =======      =======







      See accompanying notes to condensed consolidated financial statements

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED MAY 30, 1998 AND MAY 31, 1997


1.  SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of Air-Tex Corporation ("Air-Tex"), ArtMold Products Corporation ("ArtMold"), Barlow Promotional Products, Inc. ("Barlow"), Key Industries, Inc. ("Key"), Radio Cap Company, Inc. ("RCC") and Norcorp, Inc. ("Norcorp") and have been presented in accordance with the reporting requirements for interim financial statements. Such requirements do not include all of the disclosures normally required by generally accepted accounting principles or those normally made in an Annual Report of the registrant on Form 10-K. The information furnished herein reflects all adjustments which, in the opinion of management, are of a normal recurring nature and necessary for a fair statement of the results of interim periods. Such results for interim periods are not necessarily indicative of the results to be expected for a full year, principally due to seasonal fluctuations in product line revenue.

2.  INVENTORIES

         Inventories at May 30, 1998 and May 31, 1997 consist of (in thousands):

                 May 30, 1998      May 31, 1997
Raw materials       $ 9,145         $ 9,164
Work in process         962           1,298
Finished goods       25,355          21,643
Total               $35,462         $32,105

EARNINGS PER SHARE

         The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128 during the second quarter ended February 28, 1998. As required by SFAS No. 128, the method used by the Company to compute earning per share was changed and prior periods have been restated. Under the new requirements for calculating basic (formerly primary) earnings per share, the dilutive effect of stock options and warrants is excluded. In addition for calculating diluted (formerly fully diluted) earnings per share, the treasury stock method is applied using the average price for the period rather than the higher of the average price or the closing price on the last day of the period.

MERGER

         The Company announced on May 16, 1998 that it had signed a merger agreement (the "Merger") with FPK, LLC, a limited liability company formed by the Company's Chairman and Chief Executive Officer, under which each share of the common stock of the Company (other than shares held by certain members of Norwood's management and employees) will be converted into the right to receive $20.70 per share in cash.

         Under the merger agreement, FPK, LLC will form a wholly owned subsidiary which will be merged with and into the Company, with the Company being the surviving corporation. The Merger is subject, among other things, to the approval of the holders of at least two-thirds of the outstanding common stock of the Company and the consummation of debt and equity financing to finance the transaction. Financing is being arranged by FPK, LLC.

         Based on the recommendation of a Special Committee of the Board of Directors, the merger agreement was unanimously approved by the Board of Directors of the Company (with two interested directors abstaining) and by the Sole Manager and Member of FPK, LLC. It is anticipated that the transaction will close in the third calendar quarter of 1998. Upon completion of the transaction, the Company will continue to operate as an independent company.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         The following is Management's discussion and analysis of the results of operations and financial condition of Norwood Promotional Products, Inc. and its subsidiaries ("the Company") during the periods included in the accompanying condensed consolidated financial statements. The discussion below relates to material changes in the results of operations for the three and nine months ended May 30, 1998 as compared to the same periods ended May 31, 1997, and to material changes in the financial condition of the Company occurring since the prior fiscal year end of August 30, 1997. The Company's results of operations for the periods discussed below were affected by the acquisitions of Wesburn Golf (acquired in February 1997) and DM Apparel, Inc. (acquired in February
1997) (collectively referred to as the "fiscal 1997 acquisitions"). For further information, refer to the Company's Annual Report on Form 10-K for the year ended August 30, 1997.

THREE MONTHS ENDED MAY 30, 1998 COMPARED WITH THREE MONTHS ENDED MAY 31, 1997

         Sales for the third quarter of fiscal 1998 increased $1.5 million, or 3.0%, to $53.3 million from $51.8 million (restated for discontinued operations reported August 1997) in the third quarter of fiscal 1997. Significant sales increases for the third quarter were realized at RCC (8.3% increase), Barlow (12.2% increase) and Key (7.0% increase) over the same quarter last year while Air-Tex experienced a decrease in sales of 8.8% compared to the same quarter last year.

         Gross profit for the third quarter of fiscal 1998 decreased $117,000, or 0.8%, to $15.2 million from $15.3 million in the third quarter of fiscal 1997. This decrease was attributable to a decline in overall gross profit percentage from 29.5% to 28.5% resulting from the growth in logo golf ball sales which have lower gross profit margins (offset by lower operating expenses), and lower margins recorded by the Company's custom sewing jacket operation, its California Line division, and the Air-Tex bag product lines. In addition, due to higher than expected sales volumes, the Company has experienced labor variances at RCC due to its plastic drinkware processing and at Barlow due to the relocation of its St. Paul, Minnesota facility.

         Operating expenses for the third quarter of fiscal 1998 decreased $135,000, or 1.5%, to $8.7 million from $8.9 million in the third quarter of fiscal 1997. Operating expenses as a percentage of sales decreased from 17.1% to 16.4%. These decreases reflect the lower operating expenses of the logo golf ball business, the realignment of the operating companies into two groups undertaken at the end of fiscal 1997 and to other cost saving initiatives undertaken by the Company's subsidiaries.

         Operating income for the third quarter of fiscal 1998 increased $18,000, or 0.3%, to $6.5 million from $6.4 million in the third quarter of fiscal 1997. Operating income as a percentage of sales decreased from 12.4% to 12.1%. This decrease was mainly attributable to lower contributions from the custom sewing jacket operation, bag product lines at Air-Tex and California Line. Management believes that the bag product lines lower operating income will recover.

         Interest expense was $1.0 million for the third quarter of fiscal 1998 compared to $822,000 in the third quarter of fiscal 1997. The increase was principally attributable to the increase in borrowings used to repurchase 575,100 shares of the Company's common stock in April 1997.

         The Company's effective tax rate was 39.8% during the third quarter of fiscal 1998 compared with 40.8% in the third quarter of fiscal 1997.

         Discontinued operations for fiscal 1997 relates to the Company's decision to discontinue the operations of the Alpha Products retail division in the fourth quarter of 1997. The after-tax operating loss attributable to the Alpha Products division in the third quarter of fiscal 1997 was $549,000.

         Net income for the third quarter of fiscal 1998 increased $491,000 to $3.3 million from $2.8 million in the third quarter of fiscal 1997.

         The Company announced at the end of fiscal 1997 that its operating entities had been reorganized into two groups: RCC Group and Barlow Group. At the beginning of the third quarter of fiscal 1998, the Barlow Group was further subdivided into two groups consisting of the Barlow Group and The Artmold-Key Group. The RCC Group is comprised of operations producing drinkware, Koozie(R), headwear and promotional bag products. The Barlow Group's products include pocket tools, business gifts and recognition awards, while the Artmold-Key Group's products include writing instruments, and desktop and office products. For the third quarter of 1998, the RCC Group recorded sales of $24.6 million, a 2.7% increase from sales of $24.0 million in the same period for 1997. The Barlow Group's sales for the 1998 third quarter increased $788,000 to $9.0 million from $8.2 million reported in the 1997 third quarter. The Artmold-Key Group's sales for the third quarter of 1998 increased $28,000 to $19.8 million from $19.7 million in the same period for 1997. Adjusted for fiscal 1997 acquisitions, Artmold-Key Group sales increased 9.9% from the comparable quarter. The gross profit margin of the RCC Group was 30.2% for the third quarter of fiscal 1998 compared to 33.0% for the same period of 1997; for the Barlow Group, the gross profit margin was 34.6% compared to 37.0% for the third quarters of 1998 and 1997, respectively; and for the Artmold-Key Group, the gross profit margin was 22.5%, compared to 22.9% for the same respective periods. The variance for the RCC Group was due to the start-up expenses of the Alpha Products operations which moved from Atlanta to San Antonio; the variance for the Barlow Group was due to relocations costs of the recognition awards division from St. Paul, Minnesota to California and increased overseas air-freight variances; and the variance for the Artmold-Key Group was due to a change in sales mix; increased logo golf ball sales, which traditionally have lower gross margins on sales. Operating expenses in the third quarter of 1998, as a percentage of sales, were approximately 13.5%, 21.7%, and 13.7% for the RCC Group, Barlow Group, and Artmold-Key Group, respectively, compared to 14.1%, 21.2%. and 13.7%, respectively, for the same period of 1997.

NINE MONTHS ENDED MAY 30, 1998 COMPARED WITH NINE MONTHS ENDED MAY 31, 1997

         Sales for the first nine months of fiscal 1998 increased $13.4 million, or 10.6%, to $140.3 million from $126.9 million (restated for discontinued operations reported August 1997) in the first nine months of fiscal 1997. Excluding businesses acquired during the second half of fiscal 1997, sales for the first nine months of fiscal 1998 increased approximately 6.9% from the comparable period last year. Significant sales increases for the first nine months of fiscal 1998 were realized at RCC (11.3% increase) and Barlow (13.4% increase) over the same period last year while Air-Tex posted a decrease in sales of 14.6% compared to the same period last year.

     Gross profit for the first nine months of fiscal 1998 increased $1.1 million, or 2.9%, to $38.6 million from $37.5 million in the first nine months of fiscal 1997. This increase was attributable to the fiscal 1997 acquisitions offset by a decline in overall gross profit percentage from 29.6% to 27.5%. This decrease was attributable to the growth in logo golf ball sales which have lower gross profit margins (offset by lower operating expenses), and lower margins recorded by the Company's custom sewing jacket operation, its California Line division and the Air-Tex bag product lines. In addition, due to higher sales volumes, the Company has experienced labor variances at RCC due to its plastic drinkware processing and at Barlow due to the relocation of its St. Paul, Minnesota facility.

         Operating expenses for the first nine months of fiscal 1998 increased $807,000 or 3.1%, to $26.4 million from $25.6 million in the first nine months of fiscal 1997. This increase was primarily attributable to the fiscal 1997 acquisitions. Operating expenses as a percentage of sales decreased from 20.2% to 18.8%. This decrease reflects the lower operating expenses of the logo golf ball business, the realignment of the operating companies into two groups undertaken at the end of fiscal 1997 and to other cost saving initiatives undertaken by the Company's subsidiaries.

         Operating income for the first nine months of fiscal 1998 increased $293,000, or 2.5%, to $12.2 million from $11.9 million in the first nine months of fiscal 1997. Operating income as a percentage of sales decreased from 9.4% to 8.7%. This decrease was mainly attributable to lower gross profit due to the relocation of the promotional products division of Alpha Products from Atlanta to San Antonio and lower contributions from the custom sewing jacket operation, bag product lines at Air-Tex and California Line. Management believes the bag product lines lower operating income will recover.

         Interest expense was $2.9 million for the first nine months of fiscal 1998 compared to $2.1 million in the first nine months of fiscal 1997. The increase was principally attributable to the increase in borrowings to repurchase 575,100 shares of the Company's common stock in April 1997.

         The Company's effective tax rate was 40.3% during the first nine months of fiscal 1998 and fiscal 1997, respectively.

         Discontinued operations for fiscal 1997 relates to the Company's decision to discontinue the operations of the Alpha Products retail division in the fourth quarter of 1997. The after-tax operating loss attributable to the Alpha Products retail division for the nine months ended May 31, 1997 was $1.5 million.

         Net income for the first nine months of fiscal 1998 increased $1.2 million, or 26.5%, to $5.5 million from $4.4 million in the first nine months of fiscal 1997.

         For the nine months ended May 30, 1998, the RCC Group recorded sales of $63.2 million, an 8.5% increase from sales of $58.2 million in the same period for 1997. The Barlow Group's sales for the first nine months of fiscal 1998 increased $2.4 million to $28.7 million from $26.3 million reported in the same period of fiscal 1997. The Artmold-Key Group's sales for the first nine months of fiscal 1998 increased $6.9 million to $48.4 million from $41.5 million in the same period for 1997. Adjusted for fiscal 1997 acquisitions, Artmold -Key Group sales increased 9.6% from the comparable period. The gross profit margin of the RCC Group was 27.6% for the nine months ended May 30, 1998 compared to 30.5% for the same period of 1997; for the Barlow Group, the gross profit margin was 35.8% compared to 36.4% for the first nine months of fiscal 1998 and 1997, respectively; and for the Artmold-Key Group, the gross profit margin was 22.6%, compared to 24.1% for the same respective periods. The variance for the RCC Group was due to the start-up expenses of the Alpha Products operations which moved from Atlanta to San Antonio; the variance for the Barlow Group was due to relocations costs of the recognition awards division from St. Paul, Minnesota to California and increased overseas air-freight variances; and the variance for the Artmold-Key Group was due to a change in sales mix; increased logo golf ball sales, which traditionally have lower gross margins on sales. Operating expense in the first nine months of fiscal 1998, as a percentage of sales, were approximately 15.3%, 19.6%, and 16.1% for the RCC Group, Barlow Group, and Artmold-Key Group, respectively, compared to 17.2%, 20.1%. and 17.8%, respectively, for the same period of 1997.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has financed its business activities primarily with borrowings under its bank credit facilities (the "1997 Credit Facility"), notes payable to former owners of acquired businesses, the sale of its common stock and cash provided from operations.

         The 1997 Credit Facility provides for aggregate borrowings of up to $125.0 million, comprised of a $40.0 million term loan facility ($39.7 million outstanding at May 30, 1998), a $60.0 million reducing revolving credit facility to be used for future acquisitions ($0 outstanding at May 30, 1998) and a $25 million revolving credit facility to be used for working capital purposes ($6.7 million outstanding at May 30, 1998).

         Pursuant to the terms of the 1997 Credit Facility, the Company is required to maintain certain financial ratios and is subject to limitation on dividends, additional indebtedness, liens, investments, issuances of stock, mergers and acquisitions, and sales of assets. The Company is required to make quarterly payments on the term loan facility through maturity at the end of fiscal 2005. The reducing revolving credit facility and the revolving credit facility terminate at the end of fiscal 2003. Amounts outstanding under the 1997 Credit Facility bear interest at a rate equal to either the agent bank's prime rate or the London Interbank Offered Rate, plus an interest rate spread which varies based on the Company's leverage ratio (determined under the credit agreement). Indebtedness under the 1997 Credit Facility is secured by a first priority security interest in substantially all the assets of the Company. Additionally, any assets acquired with financing under the 1997 Credit Facility will serve as security. Borrowings under the 1997 Credit Facility are jointly and severally guaranteed by all existing, acquired or created subsidiaries of the Company.

WORKING CAPITAL AND CAPITAL EXPENDITURES

         Net cash provided by operating activities was $3.4 million and $4.9 million for the nine months ended May 30, 1998 and May 31, 1997, respectively. Capital expenditures were approximately $3.4 million and $3.5 million for the nine months ended May 30, 1998 and May 31, 1997, respectively.

         During the current fiscal year, the Company's principal capital needs will be to finance ongoing capital expenditures. Although the Company currently believes that cash flow from operations and available borrowing capacity under the 1997 Credit Facility will be sufficient to meet the Company's working capital and capital expenditure requirements and future debt service obligations for at least the next 12 months, there can be no assurance that this will be the case. The Company believes its fiscal 1998 capital expenditure requirements will be approximately $4.0 million primarily to acquire additional processing equipment, management information systems, furniture and fixtures and leasehold improvements.

YEAR 2000 ISSUES

         Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. This could cause a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         The Company has initiated an assessment and replaced or will modify portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company does not expect that the Year 2000 Issue will materially affect future financial results.

FORWARD LOOKING STATEMENTS

         This report contains forward looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, that are not historical facts. Such statements may include, but not be limited to, projected capital expenditure requirements, plans for future operations, financing needs or plans, and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. These statements involve management's assumptions and are subject to risks and uncertainties, including those set forth below, along with factors set forth in the Company's Annual Report on Form 10-K in "Business--Risk Factors". The following factors could affect the Company's results, causing such results to differ materially from those in any forward looking statement contained in this report: (i) the failure of the Company to maintain or control its internal growth or the failure of the Company to manage its expanding operations effectively; (ii) a change in risks inherent in the Company's foreign sourcing of supplies; (iii) the loss of the services of one or more key management personnel; (iv) a change in the risks inherent in the Company's leverage position; (v) the loss of the Company's single supplier of Koozie(R) insulation material; and (vi) an increase in competition.

                       NORWOOD PROMOTIONAL PRODUCTS, INC.
                  FORM 10-Q FOR THE QUARTER ENDED MAY 30, 1998

                                     PART II

Item 1.  Legal Proceedings

         On March 16, 1998, Harbor Finance Partners, an alleged shareholder of the Company, filed a lawsuit against the Company seeking to enjoin the Merger. The plaintiff alleged that the Merger is unfair to the Company's shareholders. The lawsuit also named the Company's directors individually and, as alternative relief, sought unspecified damages for an alleged breach of their fiduciary duties. The suit was filed in the 250th District Court of Travis County, Texas and was styled Harbor Finance Partners v. Frank P. Krasovec, et al. The plaintiff sought certification as a class action on behalf of all shareholders of the Company, except the individual defendants and their affiliates.

         On April 10, 1998, the Company filed special exceptions asserting that the plaintiff was not entitled to the requested relief as a matter of law. At a hearing on April 16, 1998, the Court sustained the Company's special exceptions and ordered the plaintiff to amend its pleadings to state a proper claim for relief by April 27, 1998. On April 24, 1998, the plaintiff filed a non-suit, dismissing the lawsuit. On May 28, 1998, the lawsuit was fully and finally resolved when an Agreed Order was entered in the 280th District Court of Travis County which dismissed the lawsuit with prejudice.

Item 6.  Exhibits and Reports on Form 8-K

6 (a)    Exhibits:

      See Index to Exhibits.


6 (b)   Reports on Form 8-K:

        The following is the date and description of the events reported on Forms 8-K filed during the third quarter of 1998:

Date of Earliest Event
Reported on Form 8-K                                Description
---------------------------------------------------------------
March 15, 1998                                      Agreement and Plan of Merger by and between
                                                    FPK, LLC and Norwood Promotional Products, Inc.

                                   SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     Norwood Promotional Products, Inc.
                                     ----------------------------------
                                                (Registrant)


Date:  July 14, 1998                      /s/ James P. Gunning, Jr.
                           -----------------------------------------------------
                             James P. Gunning, Jr.
                             Secretary, Treasurer and Chief Financial Officer

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER        DESCRIPTION
11.0 --       Computation of earnings per share

27.0 --       Financial data schedule